As filed with the Securities and Exchange Commission on July 28, 2006.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LAS VEGAS GAMING, INC.
(Exact name of registrant as specified in its charter)

Nevada	3944	88-0392994
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
4000 West Ali Baba, Suite D
Las Vegas, Nevada 89118
(702) 871-7111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Russell R. Roth
Chief Executive Officer
Las Vegas Gaming, Inc.
4000 West Ali Baba, Suite D
Las Vegas, Nevada 89118
(702) 871-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael J. Bonner, Esq.
Robert C. Kim, Esq.
Kummer Kaempfer Bonner Renshaw & Ferrario
3800 Howard Hughes Parkway, Seventh Floor
Las Vegas, Nevada 89109
(702) 792-7000
       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Amount to	Proposed	Proposed Maximum	Amount of
Title of Each Class of	be	Maximum Offering	Aggregate Offering	Registration
Securities to be Registered	Registered	Price Per Share	Price	Fee

Series A common stock, $.001 par value	7,771,842(1)	$3.00(2)	$23,315,526	$2,945

1	Reflects a maximum of 3,125,000 shares of Series A common stock that we are required to register pursuant to the Warrant Agreement issued to CAMOFI Master LDC and a maximum of 4,646,842 shares of Series A common stock that we are required to register pursuant to the Senior Secured Convertible Note issued to CAMOFI Master LDC.

2	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the estimated fair value of Series A common stock.
       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 28, 2006
494,222 Shares
Series A Common Stock
CAMOFI Master LDC, or CAMOFI, is offering for resale up to 494,222 shares of our Series A common stock. We have registered a maximum of 7,771,842 shares of Series A common stock, which includes 3,125,000 shares of Series A common stock pursuant to a warrant issued to CAMOFI, or the CAMOFI warrant, and 4,646,842 shares of Series A common stock pursuant to a convertible note issued to CAMOFI, or the CAMOFI note. As a result of a 4.99% limitation on the number of shares issuable to CAMOFI, as of May 31, 2006, CAMOFI is limited to the issuance of only 494,222 shares of Series A common stock.
We expect that sales made pursuant to this prospectus will be made

•	in broker’s transactions,
•	in transactions directly with market makers, or
•	in privately negotiated sales or otherwise.
We will not receive any of the proceeds of sales by the selling stockholder. We will pay the expenses incurred to register the shares for resale, but the selling stockholder will pay any underwriting discounts, concessions, or brokerage commissions associated with the sale of its shares of Series A common stock.
The selling stockholder will determine when it will sell its shares, and in all cases the selling stockholder will sell its shares at the current market price or at negotiated prices at the time of the sale. Securities laws and the regulations of the Securities and Exchange Commission may require the selling stockholder to deliver this prospectus to purchasers when the selling stockholder resells its shares of Series A common stock.
There is no public market for our Series A common stock.

Investing in our Series A common stock involves risks.
See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.

[INSIDE FRONT COVER]

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of Series A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, “LVGI,” “we,” “us,” “our,” and “our company” refer to Las Vegas Gaming, Inc., a Nevada corporation.

        PortalVision, PromoVision, SlottoVision, WagerVision, AdVision, Nevada Numbers, The Million Dollar Ticket, and Nevada Keno are our trademarks. This prospectus contains trademarks and trade names of other parties, corporations, and organizations.

SUMMARY
        This summary highlights information contained elsewhere in this prospectus, and it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision.
Our Company
        We are a leading supplier of keno and bingo games, systems, and supplies. We are now focusing our business on our proprietary multimedia delivery system, known as PortalVision. Through our PortalVision system, we offer casino, lottery, and slot operators the ability to increase the productivity of their existing gaming machines by delivering additional wagering opportunities, promotions, games, and other content on the existing screens of their gaming machines, such as slot machines, poker machines, and video lottery terminals. Since we plan to offer PortalVision at no capital cost to operators in exchange for a share of revenue and recurring fees for services, we can provide operators with an ability to increase significantly the earning power and functionality of their gaming machines with little or no financial risk.
Our New PortalVision System
        We recently completed the development of our PortalVision system. PortalVision is designed to enhance the productivity of currently operating gaming machines by adding previously unavailable functionality to those machines at no capital cost to operators. By adding PortalVision, a gaming machine is transformed from a single use, single wager option display to a multimedia display that can deliver to the player multiple wagering opportunities, targeted promotional content, and live video directly on the existing screen of the gaming machine. As a result, our PortalVision system eliminates the need for operators to retrofit existing machines or purchase new machines with multiple video displays in order to deliver multimedia content to their patrons. The PortalVision system consists of proprietary software that runs our multimedia hardware device, featuring on-board memory and expansion and connectivity options. PortalVision interfaces with the existing video, audio, printing, and accounting functions of the machine. The PortalVision hardware device is easily installed directly in virtually any gaming machine, with minimal downtime to the machine and minimal installation cost to the casino operator. Designed as a multi-faceted delivery system, PortalVision currently has four distinct applications that can be delivered individually or together on a single gaming machine: AdVision, PromoVision, SlottoVision, and WagerVision.

	AdVision	PromoVision	SlottoVision	WagerVision

What PortalVision Delivers	Advertisements or information through still images or full motion video	Promotional opportunities to patrons	Impulse gaming opportunity upon the decision to cash-out	Remote ability to accept sports and race wagering

How Operators Benefit	Advertisements or information delivered during idle time	Targeted promotional content to patrons	Additional wagering revenue opportunity	Additional race and sports wagering revenue opportunity

How Patrons Benefit	Information on promotions, entertainment, dining, and other events	Opportunity to win substantial jackpot- style cash prizes	Opportunity to win substantial jackpot- style cash prizes	Enhanced and more dynamic gaming environment

How We Benefit	Fee for providing ability to deliver advertising	Fee for each promotional ticket issued	Installation fees, activation fees, and share of revenue.	Share of revenue earned from additional wagers

Our Market
        PortalVision can be installed on virtually any gaming machine produced by major gaming equipment manufacturers worldwide. As of 2005, we believe there were over 2.9 million mechanical and video gaming machines located throughout the world. Based on information provided by various gaming agencies, we believe the market-installed base of these machines in the United States in 2005 surpassed 700,000 machines, with more than 200,000 machines in Nevada, and is expected to grow. According to Datamonitor, in 2004, mechanical and video gaming machines represented the leading segment of the overall global casino and gaming industry. In addition, the Profile of the American Casino Gambler: Harrah’s Survey 2006 prepared by Harrah’s Entertainment, Inc. reports that over 70% of the persons surveyed stated that gaming machines, such as slot machines and video poker machines, are their favorite casino games.
Our Opportunity
        We believe PortalVision is the only single product currently available that can deliver additional wagering opportunities, games, promotions, and other content to the existing screens of gaming machines. Our PortalVision system is flexible and compatible with virtually all gaming machines currently produced by all major manufacturers. As a result, we view every gaming machine as a revenue opportunity for our PortalVision system.
Our Strategy
        Our objective is to provide the premier enhancement system for the installed base of gaming machines by delivering additional wagering opportunities, promotions, games, and other content on the existing screens of gaming machines. Our business strategies to achieve this objective include the following:

•	provide casino, lottery, and slot operators with the opportunity to increase significantly the earning power and functionality of their gaming machines;
•	offer patrons compelling reasons to utilize PortalVision by providing the opportunity to experience other wagering opportunities and direct access to information about promotions, entertainment, and dining opportunities;
•	leverage the accelerating industry movement from mechanical to video gaming machines while offering alternative solutions for mechanical gaming machines;
•	offer our PortalVision system at no capital cost to casino, lottery, and slot operators; and
•	continue the development of additional innovative applications to be delivered through our PortalVision system.
        The current gaming-related applications, PromoVision, SlottoVision, and WagerVision, require the approval of gaming regulatory authorities in the jurisdictions in which PortalVision is used. We have received approval of PromoVision from Nevada. We are currently in the process of applying for the regulatory approvals of PortalVision with a focus on Nevada and those jurisdictions that recognize approvals from Gaming Laboratories International, a leading private gaming device and systems testing laboratory that is relied upon by the majority of jurisdictions in the United States.

Recent Developments Regarding Our Company
        We have entered into letters of intent with four major operators of gaming machines to install the PortalVision system. These commitments generally provide that we will supply our PortalVision system in exchange for certain fees and a share of the revenue produced. The material terms of the commitments have not been fully agreed upon and are subject to certain conditions and limitations, including obtaining regulatory approval of the PortalVision system. Currently, we have letters of intent from the following operators:

•	Treasure Island Hotel and Casino. Treasure Island is a hotel casino located in Las Vegas with approximately 90,000 square feet of gaming space.
•	Four Queens Hotel and Casino. The Four Queens is a hotel casino located in downtown Las Vegas with approximately 50,000 square feet of gaming space.
•	Carribean Cage, LLC. Carribean Cage is a slot route operator based in Puerto Rico.
•	American Wagering, Inc. American Wagering, Inc. is the leading supplier of sports wagering hardware and software to the Nevada gaming industry.
        We expect to enter into formal, legally binding agreements with these operators upon obtaining approval of the PortalVision system from the Nevada Gaming Control Board and Gaming Laboratories International. In addition, we are currently in negotiations with several other operators and third-party distributors for the installation of our PortalVision system.
Our Historical Business
        Our keno and bingo games include Nevada Numbers, The Million Dollar Ticket, and Super Bonanza Bingo. Each game features a linked architecture, enabling players in multiple locations to wager on the same event providing players with a chance to win a combined jackpot. We generally share revenue based on the wagers placed by players and are ultimately responsible for the payment of amounts won by players. In addition to our games, we offer our keno operating system and supplies, serve as the Nevada distributor for the largest electronic bingo manufacturer in the United States, and provide on-going maintenance for keno and bingo operations.
Our Address
        Our executive offices are located at 4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118, and our telephone number at that address is (702) 871-7111. Our website is located at www.lvgi.com. The information on our website is not intended to be part of this prospectus.

The Offering

Common stock offered by the selling stockholder:	494,222 shares of Series A common stock.

Common stock to be outstanding after this offering:	9,904,242 shares of common stock, consisting of no shares of common stock and 9,904,242 shares of Series A common stock.

Use of proceeds:	We will not receive any of the proceeds from the sale of shares of Series A common stock by the selling stockholder. If the CAMOFI warrant is exercised in full, we will receive $3.7 million that will be used to provide working capital and for other funds for general corporate purposes.
        Unless otherwise indicated, the number of shares of our common stock outstanding after this offering is based on no shares of common stock outstanding and 9,410,020 shares of Series A common stock outstanding as of May 31, 2006 and 494,222 shares of Series A common stock issuable to CAMOFI. The number of shares of our common stock outstanding after this offering assumes the full exercise of the CAMOFI warrant into 2,500,000 shares of Series A common stock and the full conversion of the CAMOFI note into 3,717,473 shares of Series A common stock subject to the limitation in the CAMOFI warrant and the CAMOFI note that CAMOFI may not be issued shares of the Series A common stock that would cause it to own in excess of 4.99% of the then outstanding shares of our common stock on an after-issued basis. Based on the shares of common stock outstanding as of May 31, 2006, CAMOFI would be limited to the issuance of only 494,222 shares of Series A common stock under either the CAMOFI warrant or the CAMOFI note. Accordingly, although we have registered a maximum of 7,771,842 shares of Series A common stock, this prospectus relates only to the offer and sale of 494,222 shares of Series A common stock.
        The total number of shares of all of our common stock outstanding does not include the following as of May 31, 2006:

•	751,523 shares of Series A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.50 per share;
•	5,937,899 shares of Series A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.68 per share, including the shares of Series A common stock issuable to CAMOFI under the CAMOFI warrant; and
•	2,672,100 shares of Series A common stock issuable upon conversion of our outstanding shares of Series A, B, C, and D convertible preferred stock.

Summary Consolidated Financial Data
        The following summarizes our consolidated statements of operations and consolidated balance sheets data as of the dates and for the periods indicated. The summary consolidated financial data is derived from, and is qualified by reference to, our consolidated financial statements and related notes included elsewhere in this prospectus. The following tables should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included herein.

						Three Months
	Year Ended December 31,					Ended March 31,

	2001	2002	2003	2004	2005	2005	2006

	(in thousands, except per share data)					(unaudited)
Consolidated Statements of Operations Data:
Revenue	$122	$1,004	$2,913	$4,807	$5,703	$1,459	$1,336
Cost and expenses	581	1,197	2,405	3,567	4,738	1,113	1,171
Gross operating income (loss)	(459)	(193)	508	1,240	965	346	165
Operating expenses	1,598	2,528	2,496	2,884	3,895	872	1,009
Operating loss	(2,057)	(2,721)	(1,988)	(1,644)	(2,930)	(526)	(844)
Other income and expense	306	117	59	58	5	165	(94)
Net loss	(1,751)	(2,604)	(1,929)	(1,586)	(2,925)	(361)	(938)
Net loss per share, basic and diluted	(0.41)	(0.45)	(0.31)	(0.23)	(0.37)	(0.05)	(0.11)
Weighted average shares outstanding, basic and diluted	4,271	5,831	6,324	6,796	7,903	7,331	8,905

	December 31,	March 31,
	2005	2006
Consolidated Balance Sheet Data:
		(unaudited)
	(in thousands)
Cash	$1,672	$1,275
Working capital	4,505	3,985
Total assets	10,054	10,608
Total debt(1)	5,355	5,374
Stockholders’ equity	2,697	3,354

(1)	Total debt includes an aggregate of $1.7 million payable to holders of Series B convertible preferred stock, subject to their election to redeem the shares in 2008.

RISK FACTORS
        You should consider carefully the risks described below, together with all of the other information in this prospectus, in evaluating our company and our business. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer. In this case, the value of our common stock could decline and you may lose all or part of your investment.
Risks Related To Our Business
We have not been profitable to date and may not be able to generate sufficient revenue to attain or sustain profitability in the future.
        We have never reported a net profit for any quarterly or annual period. We incurred net losses of approximately $1.6 million and $2.9 million for the years ended December 31, 2004 and 2005, respectively. We anticipate that our operating expenses will increase over the next several years as a result of the deployment of our PortalVision system and the development of additional PortalVision applications, including increased marketing efforts, additional regulatory expenses, and increased staffing, general, and administrative expenses with no assurance of revenue. As a result, we may continue to incur net losses for some time.
If our cash flow from operations and available credit is not sufficient to meet our capital requirements, we will need future financing, which may not be available, causing our business to fail.
        Historically, we have not generated sufficient cash flow from operations to satisfy our capital requirements and have relied upon financing arrangements to satisfy our needs. We expect to require substantial funds to deploy our PortalVision business. If we cannot locate additional sources of capital, we may not be able to fund these requirements, take advantage of future opportunities, or respond to competitors or changing demands of customers. In order to secure additional capital, we may be required to issue additional equity or convertible debt securities that will have the effect of reducing the percentage ownership of our current stockholders. In addition, these equity or convertible debt securities may have additional rights, preferences, or privileges to those of our common stock, such as registration rights. In the event we are required to raise additional funds to support our operations, we cannot assure our stockholders that the additional funds will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund operations or otherwise continue as a going-concern.
It is difficult to evaluate our business prospects because our PortalVision business has no operating history.
        We are focusing our business on our PortalVision system. The PortalVision system is in the deployment stage and has generated negligible revenue. Because there are substantial steps to complete the deployment of our PortalVision system, we have only limited data to evaluate the economic viability of our PortalVision business. There is a significant risk that PortalVision will not be successful. Potential investors should be aware that there are substantial risks of failure associated with a new business, such as PortalVision, including the following:

•	the ability to receive and maintain necessary regulatory approvals;
•	the willingness of operators of gaming machines to install PortalVision;
•	the level of use of PortalVision by patrons of gaming machines;
•	the features, functionality, ease of use, and performance of PortalVision;
•	the ability to develop and introduce appealing new applications of PortalVision;
•	the introduction of competing products and technologies;

•	the cost and timing related to continued product development and innovation; and
•	the establishment of sufficient marketing and distribution networks.

        Accordingly, our business and future prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by new businesses, particularly those in rapidly evolving markets such as gaming.
While we have letters of intent from several major operators of gaming machines to install the PortalVision system, we do not have any binding, legal commitments to do so.
        Since we have only recently completed the development of our PortalVision system, we do not have any binding, legal commitments to install our PortalVision system. Although we have letters of intent from several major operators of gaming machines to install the PortalVision system, we cannot predict whether we can convert the letters of intent into binding, legal commitments. Our ability to do so will depend on whether we can demonstrate how our PortalVision system can increase revenue or reduce costs for casino, lottery, or slot operators. If we cannot demonstrate that our PortalVision system can improve operating results, we will be unsuccessful.
We do not know whether patrons of gaming machines will be attracted to the features, functionality, or ease of use of PortalVision or will use PortalVision to an extent necessary to be attractive to operators of gaming machines.
        Our future performance will depend upon whether gaming patrons will be attracted to the features, functionality, and ease of use of PortalVision. Gaming patron preferences and social trends are difficult to predict, and there is a risk that PortalVision may not appeal to gaming patrons. Even if PortalVision obtains a level of acceptance, its popularity may decline over time as gaming patron preferences change or if new, competing products or technologies are introduced by our competitors. If we are unable to establish and maintain gaming patron acceptance for our PortalVision system, our profitability and growth potential will be adversely affected.
Competitors may introduce products that have advantages over PortalVision in terms of features, functions, ease of use, and revenue producing potential.
        The gaming industry is relatively concentrated, and competition is high. Many of our potential competitors have substantially greater financial, technical, marketing, and other resources than we possess, which afford them competitive advantages over us. As a result, our competitors may introduce products that have advantages over PortalVision in terms of features, functionality, ease of use, and revenue producing potential. If we are unable to compete effectively, our operations and financial condition may be adversely affected.
We have not yet obtained regulatory approval of PortalVision in various jurisdictions.
        We are currently in the process of seeking regulatory approval of our SlottoVision and WagerVision applications of the PortalVision system. The success of our business depends on our ability to obtain and maintain requisite regulatory approvals. PortalVision may require separate regulatory approval in each market in which we do business, and such approvals may not be granted, be granted in a limited manner, or not be granted on a timely basis. If we are not able to obtain the necessary regulatory approvals or incur delays in obtaining the necessary regulatory approvals, our revenue and business prospects will be adversely affected.
We depend on the industry trend to move from mechanical to video gaming machines.
        The success of our business will depend on the speed and degree of the industry movement from mechanical to video gaming machines. Although PortalVision can be installed on auxiliary screens of mechanical gaming machines, our primary target is the existing screens on video gaming machines.

We currently depend on a single contract manufacturer and various suppliers of components for the manufacture of our key hardware component of the PortalVision system.
        We currently depend upon a single contract manufacturer to produce the key hardware component of the PortalVision system, the PortalVision Controller Unit, or the PCU. We do not have a long-term agreement with our manufacturer that guarantees production capacity, prices, lead times, or delivery schedules. Our manufacturer could determine to prioritize its production capacity for other customers or reduce or eliminate deliveries to us on short notice. The loss of our relationship with our manufacturer or its inability to conduct its manufacturing services for us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to satisfy demand. In addition, we rely on a number of vendors to supply the components necessary for the PCU. The disruption in the availability of these components will delay the manufacture of the hardware we need to install the PortalVision system. The loss of our relationship with our manufacturer or the inability to obtain the components we need to assemble the PCUs would harm our business. Although we believe there are a number of alternative manufacturers and suppliers, securing a new manufacturer or supplier could be disruptive and might result in unforeseen manufacturing problems.
Concentrated ownership in the gaming industry will limit the number of our potential customers.
        The gaming industry in Nevada, where we anticipate conducting a significant portion of our PortalVision business, has become relatively concentrated through the consolidation of large, publicly held casino operators owning most of the major hotel-casinos, especially on the Las Vegas Strip. As a result, our inability to establish and maintain an effective business relationship with the major hotel-casino operators would harm our business.
Manufacturers of gaming machines may prevent the installation of our PortalVision system on their machines.
        Although we have designed our PortalVision system to be used with virtually any gaming machine, the manufacturers of gaming machines may take steps to prevent the installation of our PortalVision system on machines manufactured by them. In addition, contractual restrictions between the manufacturers and casino, lottery, and slot operators could prohibit the installation of third-party hardware or software on these machines. Our business will be harmed if we are unable to install our PortalVision system on existing gaming machines.
The improper functioning of our PortalVision system or problems in integrating our PortalVision system into gaming machines would adversely affect our business.
        We may discover that our technology is faulty or that the PortalVision system may cause malfunctions in gaming machines. If the PortalVision system cannot be successfully installed or creates operating difficulties for gaming machines, we will suffer significant setbacks that we may not be able to overcome. These setbacks may include financial losses to casino, lottery, or slot operators; the termination of our agreements with such operators; and the removal of PortalVision from the gaming machines. Any of these factors would substantially harm our business.
We must protect our intellectual property and could be subject to infringement claims by others.
        We believe that our success depends in part on protecting our proprietary technology. We rely on a combination of patent, trade secret, and trademark laws, confidentiality procedures, and contractual provisions to protect our intellectual property. Although we currently have a number of patents pending, we have not yet been granted any patent rights with respect to the PortalVision system and its related applications. We face risks associated with our intellectual property, including the following:

•	we may not receive patent grants for our PortalVision system;
•	intellectual property laws may not protect our intellectual property rights;
•	third parties may challenge, invalidate, or circumvent any patents issued to us;
•	rights granted under patents issued to us may not provide competitive advantages to us;
•	unauthorized parties may attempt to obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights;
•	others may independently develop similar technology or design around any patents that may be issued to us; and
•	effective protection of intellectual property rights may be limited or unavailable in some foreign countries in which we operate.
        We may not be able to obtain effective patent, trademark, service mark, copyright, and trade secret protection in every country in which PortalVision is used. We may find it necessary to take legal action in the future to enforce or protect our intellectual property rights or to defend against claims of infringement, and such actions may be unsuccessful. In addition, we may not be able to obtain a favorable outcome in any intellectual property litigation.
        It is possible that our competitors will produce proprietary products or develop technologies similar to PortalVision without infringing on our intellectual property rights. If any such development results in a superior product, our future results of operation could be adversely affected. In addition, our competitors could acquire our unprotected proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenue. The foregoing could result in an adverse effect on our future growth and revenue.
        As the number of software products in the gaming industry increases and the functionality of these products further overlaps, software developers and publishers may increasingly become subject to infringement claims. In the event that a third party alleges that we are infringing its rights, we may not be able to obtain licenses on commercially reasonable terms from the third party, if at all, or the third party may commence litigation against us. Any such infringement claim, litigation arising from such infringement claim, or the eventual resolution of such infringement claim could be costly and result in a diversion of management’s attention from our operations and may have a material adverse effect on our business and financial condition.
Our inability to hire or retain key employees would adversely affect our business.
        The success of our business depends upon the efforts of our officers and key employees, including Russell R. Roth, Zak Khal, Stephen A. Crystal, and Sam Johnson. The successful conduct of our business will depend on our ability to retain our current executive personnel and to recruit, train, and retain additional management, technical, and marketing personnel. We do not have employment agreements with any of our key employees, and we do not maintain key-person life insurance with respect to any of our employees.
Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value, and harm our operating results.
        We plan to review opportunities to acquire businesses, services, and technologies that we believe will complement or expand our business, augment our market coverage, enhance our technical capabilities, provide us with valuable customer contacts, or otherwise provide us with growth opportunities. Our experience in acquiring businesses, services, and technologies is limited. Acquiring businesses, services, and technologies involve numerous risks, including the following:

•	difficulties in integrating operations, technologies, services, accounting, and personnel with our own;

•	unanticipated costs associated with acquisitions;
•	difficulties in supporting and transitioning customers of our acquired companies to our technology platforms and products;
•	diversion of financial and management resources from existing operations;
•	difficulties in obtaining regulatory approval of technologies and products of acquired companies;
•	potential loss of key employees and customers of acquired organizations;
•	adverse effects on existing business relationships;
•	dilution of existing stockholders if we finance acquisitions through convertible debt or equity securities;
•	inability to generate sufficient revenue to offset acquisition or investment costs;
•	possible impairment charges related to potential write-down of acquired assets; and
•	increased costs and efforts in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

        We may be unable to identify suitable acquisition candidates or complete the acquisitions of candidates that we identify. Increased competition for acquisition candidates may increase purchase prices for acquisitions to levels beyond our financial capability or to levels that would not result in the returns required by our acquisition criteria. In addition, we may encounter difficulties in integrating the operations of acquired businesses with our own operations or managing acquired businesses profitably without substantial costs, delays, or other operational or financial problems.
Economic, political, and other risks associated with international operations could adversely affect our operating results.
        Since we plan to market PortalVision worldwide, our business will be subject to risks associated with doing business internationally. Doing business abroad will expose us to various economic, political, and other risks, including the following:

•	difficulty in staffing and managing international operations;
•	difficulties in coordinating the activities of geographically dispersed and culturally diverse operations;
•	fluctuations in foreign currency exchange rates and difficulties in hedging foreign currency transaction exposure;
•	the burdens and costs of compliance with local laws and regulatory requirements as well as changes in those laws and requirements;
•	changes in political or economic conditions;
•	tariffs and other trade protection measures;
•	import or export licensing requirements;
•	potentially adverse consequences from changes in tax laws;
•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;
•	restrictions on our ability to own or operate subsidiaries, make investments, or acquire new businesses in these jurisdictions;
•	restrictions on our ability to repatriate dividends from our subsidiaries;
•	violations under the Foreign Corrupt Practices Act;
•	imposition of governmental controls, including trade and employment restrictions and restrictions on currency conversion or the transfer of funds;
•	economic instability, such as higher interest rates and inflation;
•	employment and severance issues, including possible employee turnover or labor unrest;
•	potential loss of proprietary information as a result of piracy, misappropriation, or laws that may be less protective of our intellectual property rights;
•	costs and delays associated with developing our products in multiple languages; and
•	political unrest, war, or terrorism in areas in which we do business.

We may be required to pay significant jackpots from our own resources.
        Some of our games provide gaming patrons with the chance to win significant jackpots that we are obligated to pay. Although we insure against the risk of large jackpots, we may be obligated to pay the jackpot from our cash or other assets in the event that our insurance carrier defaults or the jackpot exceeds our insured amount. If we do not have sufficient cash, other assets, or available credit facilities to pay such jackpots, our financial condition will be substantially impaired.
Risks Related to the Gaming Industry
An economic downturn in the gaming industry would adversely affect our operations.
        We rely entirely on casinos and other gaming and lottery operators for business. Therefore, factors that may adversely impact the casino and gaming industry may also adversely impact our operations. If casino, lottery, and slot operators experience reduced patronage, our revenue likely will decline.
        The level of casino and gaming patronage, and therefore our revenue, is affected by a number of factors beyond our control, including the following:

•	a downturn or loss in popularity of the gaming industry in general and slot and lottery games in particular;
•	competitive conditions in the gaming industry and in particular gaming markets, including the effect of such conditions on the pricing of our games and products;
•	the relative popularity of entertainment alternatives to casino and other gaming;
•	levels of disposable income of casino and other gaming patrons;
•	the growth and number of legalized gaming jurisdictions;
•	local conditions in key gaming markets, including seasonal and weather-related factors;
•	increases in gaming taxes or fees;
•	legal and regulatory issues affecting the development, operation, and licensing of casinos;
•	acts of terrorism and anti-terrorism efforts;
•	changes or proposed changes to tax laws;
•	the availability and cost of capital to construct, expand, or renovate new and existing casinos and other gaming facilities;
•	the level of new casino and gaming facility construction, and expansion and renovation of existing casinos and gaming facilities;
•	increased transportation costs; and
•	general economic conditions.
The inability of our directors, officers, stockholders, and employees to obtain or maintain approval or licenses by gaming regulatory authorities in jurisdictions in which we operate would harm our business.
        Although the laws of different jurisdictions vary in their technical requirements, virtually all domestic jurisdictions and many international jurisdictions require registrations, licenses, findings of suitability, permits, and other approvals, as well as documentation of qualifications, including evidence of the integrity, financial stability, and responsibility of directors, officers, major stockholders, and key personnel. Our operations therefore depend upon receipt and maintenance of these regulatory licenses, permits, approvals, registrations, findings of suitability, orders, and authorizations issued by government regulators in the gaming industry. If a gaming authority determines that an individual associated with us is not suitable, we may not be able to conduct business or may have to hire additional personnel to continue to conduct business in that jurisdiction.
        At least one member of our management must be licensed by the Nevada Gaming Commission in order for us to conduct operations in Nevada. Our only licensed director or officer in Nevada is Russell R. Roth, our Chairman and Chief Executive Officer. Consequently, if Mr. Roth were to cease to be employed by us, either because of his death, incapacity, or other withdrawal from our business, or if he were to lose his license, we would immediately need to cause one or more other key officers to obtain necessary regulatory approvals in order to continue to operate our business in Nevada. Failure to find such a replacement would have a material adverse impact on our business and results of operations.
The inability to receive regulatory approvals in a timely fashion or at all would adversely affect our revenue and business.
        The distribution of gaming products and the conduct of gaming operations are subject to extensive regulation by various domestic and foreign gaming authorities. Nevada regulatory authorities in particular have broad powers to request detailed financial and other information; to limit, condition, suspend, or revoke a registration, gaming license, or related approval; and to approve changes in business operations. Substantial fines or forfeiture of assets may be levied for violations of gaming laws or regulations. The suspension or revocation of any license we may be granted or the levy of substantial fines or forfeiture of assets could significantly harm our business, financial condition, and results of operations. Furthermore, compliance costs associated with gaming laws, regulations, and licenses are significant. Any change in the laws, regulations, or licenses applicable to our business or a violation of any current or future laws or regulations applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise adversely affect our gaming operations.
Competition arising from the legalization of alternative gaming products and systems, such as state lotteries or Internet gaming, may adversely affect our business.
        Our competition may increase if alternative gaming products and systems, such as additional state lotteries and Internet gaming, are legalized or the regulatory burdens on such products and systems are relaxed. Our inability to compete effectively with such alternative products or systems, could cause our business to suffer.
Enforcing our rights against Native American tribes could be difficult or impossible because Native American tribes maintain sovereign immunity.
        We conduct business with a number of Native American tribes. Native American tribes generally enjoy sovereign immunity from suit similar to that enjoyed by individual states and the United States. In order to sue a Native American tribe or an agency or instrumentality of a Native American tribe, the tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Moreover, even if a Native American tribe were to waive sovereign immunity, such waiver may not be valid. In the absence of an effective waiver of sovereign immunity by a Native American tribe, we could be precluded from judicially enforcing any rights or remedies against that tribe. Consequently, if a dispute arises with respect to any of our existing or proposed agreements with a Native American tribe, it could be difficult for us to enforce our rights.

Risks Related To This Offering
You may not be able to dispose of your investment since there is no public market for our Series A common stock.
        There is no public market for our Series A common stock. Although we file periodic reports with the SEC, there is no present intent to list our Series A common stock with any national securities exchange. Accordingly, if you purchase shares of our Series A common stock, you may not be able to dispose of your shares of Series A common stock in the future.
The sale of a substantial number of shares could adversely affect the value of our common stock.
        The value of our common stock could decline as a result of sales of a large number of shares of our common stock through private transactions or a perception that such sales may occur. We will have no shares of common stock and 9,904,242 shares Series A common stock outstanding immediately after this offering reflecting the issuance of only 494,222 shares of Series A common stock as a result of the 4.99% limitation on the number of shares issuable to CAMOFI as of May 31, 2006.
        Shares held by affiliates of our company are subject to the resale limitations of Rule 144. In general, under Rule 144 as currently in effect, any person or persons whose shares are aggregated for purposes of Rule 144, who beneficially owns restricted securities for at least one year since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
        In addition, as of May 31, 2006, we had outstanding the following:

•	751,523 shares of Series A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.50 per share;
•	5,937,899 shares of Series A common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.68 per share, including the shares of Series A common stock issuable to CAMOFI under the CAMOFI warrant; and
•	2,672,100 shares of Series A common stock issuable upon conversion of our outstanding shares of Series A, B, C, and D convertible preferred stock.
        We may register the shares of Series A common stock that are reserved for issuance pursuant to our stock option plan as well as the shares of Series A common stock underlying our outstanding warrants. Shares covered by such registration statements generally will be eligible for sale to the public, except that affiliates will continue to be subject to volume limitations and other requirements of Rule 144. The issuance or sale of such shares could depress the value of our common stock.
        In addition our Board of Directors has the ability to issue shares of common stock. Any such issuance could have the direct effect of diluting the percentage ownership and voting control of our current stockholders. In addition, without vote or action of stockholders, our Board of Directors has the authority to issue up to 7,425,000 shares of preferred stock in one or more series and has the ability to fix the rights, preferences, privileges, and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the percentage ownership of our current stockholders.

The value of our common stock may be volatile, and you may not be able to sell our stock at a favorable price, if at all.
        There has been no public market for our Series A common stock. We do not expect that a public market for our Series A common stock will develop. If you purchase shares of Series A common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that is negotiated with the selling stockholder. Many factors could cause the value of our Series A common stock to rise and fall, including the following:

•	actual or anticipated fluctuations in our operating results;
•	the level and quality of research analyst coverage for our Series A common stock;
•	the financial guidance we may provide to the public, any changes in such guidance, or our failure to meet such guidance;
•	changes in financial estimates by industry or securities analysts or our failure to meet such estimates;
•	various market factors or perceived market factors, including rumors, whether or not correct, involving us, our customers, our suppliers, or our competitors;
•	fluctuations in the supply and costs of acquiring the PCU components of our PortalVision system;
•	the costs incurred in shipping our products to our customers;
•	the gain or loss of significant customers;
•	introductions of new products or new pricing policies by us or by our competitors;
•	the recruitment or departure of key personnel;
•	changes in market valuations or earnings of our competitors;
•	developments with respect to intellectual property rights;
•	sales of a substantial number of shares of our Series A common stock following this offering;
•	adverse changes in general market conditions or economic trends or in conditions or trends in the markets in which we operate;
•	litigation or threatened litigation;
•	market conditions and trends in the gaming industry and the economy as a whole; and
•	acquisitions or strategic alliances by us or by our competitors.
        In addition, stocks of gaming companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies’ operating performance. Public announcements by us or other such companies concerning, among other things, operating results, accounting practices, or legal problems could cause the value of Series A our common stock to decline regardless of our actual operating performance.
        These and other factors may cause the value and demand for our Series A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Series A common stock and may otherwise adversely affect the liquidity of our Series A common stock.
The price certain investors are willing to pay for our Series A common stock may be diminished because of Nevada’s anti-takeover laws and gaming regulation laws, which could make our acquisition by a third party difficult.
        The anti-takeover provisions under Nevada law could make it difficult for a third party to acquire us without the approval of our Board of Directors. Under these provisions, we could delay, deter, or prevent a takeover attempt or third-party acquisition that certain of our stockholders may consider to be in their best interests, including a takeover attempt that may result in a premium over the value of our Series A common stock. In addition, these provisions may prevent the value of our Series A common stock from increasing substantially in response to actual or rumored takeover attempts and also may prevent changes in our management. Because these anti-takeover provisions may result in our being perceived as potentially more difficult to acquire, this may affect the price investors are willing to pay for shares of our Series A common stock.
        Additionally, we are subject to substantial gaming regulations that may prevent or deter potential investors from purchasing us. As a result of these regulations, you may not be able to obtain the maximum value for your interest in our Series A common stock.
We do not currently intend to pay dividends on our Series A common stock, and your only opportunity to achieve a return on your investment is if the value of our Series A common stock appreciates.
        We have never paid a cash dividend on our Series A common stock and do not currently intend to pay any cash dividends on our Series A common stock in the foreseeable future. As a result, the success of an investment in our Series A common stock will depend upon future appreciation in its value. The value of our Series A common stock may not appreciate or even be maintained and you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS
        This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” may contain forward-looking statements. These statements may relate to the following:

•	expectations of future operating results or financial performance,
•	capital expenditures,
•	introduction of new products,
•	regulatory compliance,
•	plans for growth and future operations, and
•	the assumptions relating to the foregoing.
        Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These risks and other factors include those listed under “Risk Factors.” In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek,” or the negative of these terms or other comparable terminology. These statements are only expectations. Actual events or results may differ materially.
        We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan publicly to update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events, or otherwise. Potential investors should not place undue reliance on our forward-looking statements. Before you purchase shares of our Series A common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” and elsewhere in this prospectus could harm our business, prospects, results of operations, and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

USE OF PROCEEDS
        We will not receive any proceeds from the sale of shares by the selling stockholder. In the event that the selling stockholder exercises the CAMOFI warrant in full, we will receive proceeds of $3.7 million that we will use to provide working capital and for other funds for general corporate purposes.

DIVIDEND POLICY
        We have never declared or paid any cash dividends on our capital stock and do not expect to do so in the foreseeable future. Our current outstanding common stock and preferred stock do not carry any dividend rights. In addition, we may not make any distributions from our jackpot security account unless and until we pay each holder of Series A convertible preferred stock $4.00 per share of Series A convertible preferred stock then owned. We anticipate that all future earnings, if any, generated from operations will be retained by us to develop and expand our business. Any future determination with respect to the payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions, and such other factors as our Board of Directors deems relevant.

SELECTED CONSOLIDATED FINANCIAL DATA
        The following selected consolidated statement of operations data for the years ended December 31, 2003, 2004, and 2005 and the selected consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from our audited consolidated financial statements included in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the selected consolidated balance sheet data as of December 31, 2001, 2002, and 2003 have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the three months ended March 31, 2005 and 2006 and the selected consolidated balance sheet data as of March 31, 2006 are derived from our unaudited consolidated financial statements included in this prospectus. The selected consolidated balance sheet data as of March 31, 2005 was derived from our unaudited consolidated financial statements for the quarter then ended not included in this prospectus. The selected consolidated financial data should be read together with the information appearing under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included in this prospectus.

						Three Months
						Ended
	Year Ended December 31,					March 31,

	2001	2002	2003	2004	2005	2005	2006

	(in thousands, except per share data)					(unaudited)
Consolidated Statements of Operations Data:
Revenue	$122	$1,004	$2,913	$4,807	$5,703	$1,459	$1,336
Cost and expenses	581	1,197	2,405	3,567	4,738	1,113	1,171
Gross operating income (loss)	(459)	(193)	508	1,240	965	346	165
Operating expenses	1,598	2,528	2,496	2,884	3,895	872	1,009
Operating loss	(2,057)	(2,721)	(1,988)	(1,644)	(2,930)	(526)	(844)
Other income and expense	306	117	59	58	5	165	(94)
Net loss	(1,751)	(2,604)	(1,929)	(1,586)	(2,925)	(361)	(938)
Net loss per share — basic and diluted	(0.41)	(0.45)	(0.31)	(0.23)	(0.37)	(0.05)	(0.11)
Weighted average shares outstanding, basic and diluted	4,271	5,831	6,324	6,796	7,903	7,331	8,905
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,931	$1,496	$1,005	$586	$1,672	$212	$1,275
Working capital	7,480	4,818	4,306	3,799	4,505	3,130	3,985
Total assets	8,426	6,297	7,696	7,479	10,054	8,177	10,608
Total debt(1)	225	607	1,342	3,564	5,355	2,188	5,374
Stockholders’ equity	8,202	5,690	6,354	3,915	2,697	5,790	3,354

(1)	Total debt includes an aggregate of $1.7 million payable to holders of Series B convertible preferred stock, subject to their election to redeem the shares in 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
        The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the related notes included in this prospectus. This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below as well as those discussed under “Risk Factors,” “Forward-Looking Statements,” and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.
Overview
        We are a leading supplier of keno and bingo games, systems, and supplies. We are now focusing our business on our proprietary multimedia delivery system, known as PortalVision. Through our PortalVision system, we offer casino, lottery, and slot operators the ability to increase the productivity of their existing gaming machines by delivering wagering opportunities, additional promotions, games, and other content on the existing screens of their gaming machines, such as slot machines, poker machines, and video lottery terminals. Our PortalVision system is flexible and compatible with virtually all gaming machines currently produced by all major manufacturers. As a result, we view every gaming machine as a revenue opportunity for our PortalVision system. Since we plan to offer PortalVision at no capital cost to operators in exchange for a share of revenue and recurring fees for services, we can provide operators with an ability to increase significantly the earning power and functionality of their gaming machines with little or no financial risk.
        We operate in three primary business segments: “Casino Games,” “Products,” and “Other.” The “Casino Games” segment generates revenue from three games: Nevada Numbers, Super Bonanza Bingo, and The Million Dollar Ticket. We plan to launch Gamblers Bonus Million Dollar Ticket, a modified version of The Million Dollar Ticket, during the fourth quarter of 2006. Product sales include primarily the sale of bingo paper and ink daubers, keno supplies, and keno and bingo systems. Other revenue consists primarily of service contracts, royalties related to the placement of electronic bingo devices, keno route (Nevada Keno) agreements, and participation agreements with keno operators in Nebraska.
        As part of our business, we have acquired various businesses, products, and technologies. Key acquisitions include the following:

•	the April 2003 acquisition of Triple Win in Nevada, Inc., a bingo supply distributor, whereby we acquired bingo equipment and bingo service agreements;
•	the July 2003 acquisition of Imagineering Systems, Inc., a manufacturer of keno equipment and provider of a keno operating system, whereby we acquired keno equipment and our current keno operating system;
•	the February 2005 acquisition of AdLine Gaming, Inc., a subsidiary of AdLine Network, LLC, whereby we acquired significant technology and engineering personnel that supports the PortalVision system and its related applications; and
•	the February 2006 acquisition from AdLine Network, LLC of technology related to the ability to accept wagers through WagerVision from the homes of players.
Critical Accounting Policies and Estimates
        The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.
        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
        PortalVision. The revenue from PortalVision will result from installation fees, activation fees, fees for services, and revenue sharing arrangements. We will recognize installation and activation fees for PortalVision upon installation and recognize the costs associated with the installation (labor and supplies) at that time. We will recognize revenue from the revenue sharing arrangements as earned and recognize maintenance expenses as incurred against the corresponding revenue. Manufacturing costs will be capitalized and depreciated over the life of the asset.
        Casino Games. As wagers are made within our inter-linked systems, we recognize our share of each wager made as revenue. Based on the revenue proceeds, we purchase insurance to fund the base jackpot. We also estimate the cost for any uninsured base jackpot and the expense for any progressive jackpot and, accordingly, establish a liability on our balance sheet as a progressive jackpot liability. For our other casino games, we recognize our share of revenue upon the sale of each ticket. We have the discretion to purchase insurance to fund jackpots. We recognize costs associated with uninsured jackpots as each ticket is sold based on mathematical probabilities dictated by the odds of the game.
        Products. We generally recognize sales of bingo and keno equipment when installed and sales of supplies when the products are shipped. We recognize distribution royalties from the placement of electronic bingo devices over time, based on customer usage. Warranty costs and related liabilities associated with product sales have not been material. We recognize fees from equipment maintenance contracts sold separately (with no bundled deliverables) evenly over the term of the contract. Prior to shipment, we include equipment and supplies in inventories and stated at the lower of cost, as determined on a “first-in first-out” basis, or market.
        Other. We include keno revenue from the operation of a keno route subject to multiple participation agreements in other revenue in an amount equal to the net win from such gaming activities, which is the difference between gaming wins and losses. We reflect amounts due to the owners of the facilities in which the keno games are conducted (effectively contingent rent) as an expense.
Goodwill
        In assessing the recoverability of goodwill and other intangible assets with indefinite lives, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates and related assumptions change in the future, we may be required to record impairment charges not previously recorded. We have adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, and are required to assess goodwill for impairment at a minimum annually, using a two-step process that begins with an estimation of the fair value of the reporting unit. The first step determines whether or not impairment has occurred and the second step measures the amount of any impairment. These tests utilize fair value amounts that are determined by estimated future cash flows developed by us.

Long-lived Assets
        We are required to assess potential impairments of long-lived assets in accordance with SFAS 144, Accounting for Impairment of Long-lived Assets, if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We write down an impaired asset to its estimated fair value based upon the most recent information available. We generally measure estimated fair market value by discounting estimated future cash flows developed by us. Our long-lived assets primarily include property, plant, and equipment used in operations. We state equipment and software at cost. We compute depreciation using the straight-line method over the useful lives of the assets (three to 10 years).
Certain Issuances of our Series A Common Stock
        During January 2005, we issued 400,000 shares of Series A common stock in connection with the AdLine Gaming, Inc. acquisition at a fair value of $1.00 per share. For purposes of determining the fair value of our Series A common stock for the AdLine Gaming, Inc. acquisition, we did not obtain a third-party valuation of our Series A common stock as we did not believe that the cost of obtaining a third-party valuation to be the best use of our limited cash resources. We believe that the AdLine Gaming, Inc. acquisition established the best indication of the fair value of our Series A common stock during January 2005, as it represented the price per share at which a third party was willing to accept shares of our Series A common stock. The Nevada Gaming Control Board requires us to maintain minimum bankroll requirements to guarantee payment of prizes offered by our company. During May 2005, we experienced a cash reserve shortfall of approximately $56,000 relative to these minimum bankroll requirements. In addition, we had relatively few alternatives to obtain third-party financing. During that time, we were engaged in discussions with various third-party financing sources to offer our securities at a Series A common stock equivalent price per share of $0.50. In an effort to conserve cash, and to enable our business at that time to continue uninterrupted, we offered to our employees reduced salaries during the period commencing June 2005 through November 2005, and issued shares of Series A common stock at the fair value of $0.50 per share in exchange for the reduced cash compensation. In addition, a third-party service provider agreed to accept shares of our Series A common stock for services rendered during that time at the fair value of $0.50 per share. As a result of our minimal cash resources, our relatively few sources of financing, and our requirement to issue Series A common stock for services, the fair value of our Series A common stock declined to $0.50 per share, which was the price per share that our employees and service providers were willing to accept for our Series A common stock. We believe that price reflected the fair value of our Series A common stock on the dates such shares were granted.
Recent Accounting Pronouncements
        In November 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs, amending ARB 43 Chapter 4, “Inventory Pricing.” SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight and handling costs, and wasted material (spoilage). SFAS 151 introduces the concept of “normal capacity” requiring allocation of fixed production overheads to inventory based upon normal capacity of production facilities. Unallocated overhead costs must be expensed in the period in which they are incurred. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We anticipate no material impact on its future results of operations, financial position, or cash flows as a result of adopting this statement.
        In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125. SFAS 155 will be effective for all financial instruments issued or acquired after the beginning of an entity’s first fiscal year that begins after

September 15, 2006. We have not yet evaluated and determined the likely effect of SFAS 155 on our future financial statements.
Results of Operations
Three Months Ended March 31, 2006 Compared with Three Months Ended March 31, 2005
        Revenue. Casino games revenue for the three months ended March 31, 2006 increased $47,882, or 11.7%, to $455,733 from $407,851 for the three months ended March 31, 2005. The higher casino games revenue resulted from higher incremental revenue from Super Bonanza Bingo of $44,000 as a result of the game being played at more locations.
        Product sales for the three months ended March 31, 2006 declined by $83,499, or 15.5%, to $454,613 from $538,112 for the three months ended March 31, 2005. Sales for the first three months of 2005 were driven by the new keno operating system, which amounted to $259,000 and declined to $212,000 for the three months ended March 31, 2006 as certain sales planned for the first three months of 2006 will now be consummated later this year. Bingo products sales also declined from $268,000 for the three months ended March 31, 2005 to $228,000 for the three months ended March 31, 2006 as the demand for our bingo products continues to decline.
        Other revenue for the three months ended March 31, 2006 declined by $87,107, or 17.0%, to $425,872 from $512,979 for the three months ended March 31, 2005. Revenue from the keno route agreements declined from $160,000 for the three months ended March 31, 2005 to $90,000 for the three months ended March 31, 2006 as a result of a reduction in the number of casinos on our route from three casinos to two casinos. Revenue from keno service contracts declined from $152,000 for the three months ended March 31, 2005 to $140,000 for the three months ended March 31, 2006, as we had less properties to service.
        Costs and Expenses. Costs and expenses of casino games for the three months ended March 31, 2006 increased $155,029, or 41.7%, to $526,871 from $371,842 for the three months ended March 31, 2005. The increase resulted primarily from an increase in the Nevada Numbers jackpot expense of $80,000 as a result of the February 2006 expiration of an agreement with Park Place Entertainment Corporation (now known as Caesars Entertainment, Inc.) that guaranteed a portion of the Nevada Numbers base jackpot, an increase in insurance costs for our casino games of $38,000 as a result of the expansion of Super Bonanza Bingo in Alabama, and an increase in license fees of $18,000 as a result of the expansion of Super Bonanza Bingo in Alabama and other locations. As a percentage of revenue, our casino games costs and expenses represented 115.6% of revenue for the three months ended March 31, 2006 compared with 91.2% of revenue for the three months ended March 31, 2005.
        Product costs and expenses for the three months ended March 31, 2006 decreased $46,269, or 12.8%, to $315,006 from $361,275 for the three months ended March 31, 2005. The decrease was consistent with the decrease in product sales for the three months ended March 31, 2006 compared with the comparative 2005 quarter. Gross margin also decreased from 32.9% for the three months ended March 31, 2005 to 30.8% for the three months ended March 31, 2006 as a result of the mix of products sold and sales to customers that generate lower margins.
        Other costs and expenses for the three months ended March 31, 2006 decreased $50,619, or 13.3%, to $329,560 from $380,179 for the three months ended March 31, 2005 consistent with the decline in other revenue. Gross margin also decreased from 25.9% for the three months ended March 31, 2005 to 22.5% for the three months ended March 31, 2006 as a result of sales to customers that generate lower margins.
        Other Operating Expenses. Selling, general, and administrative expenses for the three months ended March 31, 2006 increased $78,826, or 13.6%, to $659,695 from $580,869 for the three months ended March 31, 2005. The increase resulted primarily from increased consulting and professional fees of $50,000 and increased travel and entertainment expenses of $24,000.

        Depreciation and amortization for the three months ended March 31, 2006 increased $53,122, or 56.6%, to $147,029 from $93,907 for the three months ended March 31, 2005 as a result of $40,000 incremental amortization of intangibles and $13,000 in additional depreciation of equipment, both resulting from the acquisition of AdLine Gaming, Inc. in January 2005 and the acquisition of additional rights from AdLine Network, LLC in February 2006.
        Finance Costs. We incurred finance costs of $141,326 for the three months ended March 31, 2006 as a result of costs related to our bridge financing with CAMOFI. We did not incur any finance costs for the three months ended March 31, 2005.
        Interest and Other Income. Interest and other income for the three months ended March 31, 2006 decreased by $118,460, or 71.6%, to $46,974 from $165,434 for the three months ended March 31, 2005. The decrease was a result of lower cash balances caused by the larger net loss for the period ended March 31, 2006 versus the quarter ended March 31, 2005.
        Net Loss. We had a net loss of $938,295 for the three months ended March 31, 2006 compared with a net loss of $360,865 for the three months ended March 31, 2005. The increase in net loss was primarily due to a decrease in operating income from our revenues of $181,000, an increase in operating expenses of $137,000, an increase in finance costs of $141,000, and a reduction in interest and other income of $118,000. Basic loss per share was $0.11 for the three months ended March 31, 2006 compared with $0.05 for the three months ended March 31, 2005.
Year Ended December 31, 2005 Compared with Year Ended December 31, 2004
        Revenue. Casino games revenue for the year ended December 31, 2005 increased $368,913, or 27.3%, to $1.8 million from $1.4 million for the prior year. The higher casino games revenue resulted primarily from higher incremental Super Bonanza Bingo revenue of $408,000 as a result of the game being played at more locations and higher incremental revenue from The Million Dollar Ticket of $59,000, offset by a decline of $103,000 in revenue from Nevada Numbers.
        Product sales for the year ended December 31, 2005 increased $513,464, or 32.0%, to $2.1 million from $1.6 million for the prior year. The higher product sales for 2005 resulted primarily from increased keno product sales of $535,000 driven primarily by our new keno operating system, offset by a decline in bingo product sales of $20,000 for 2005 from 2004 amounts.
        Costs and Expenses. Costs and expenses of casino games for the year ended December 31, 2005 increased $845,265, or 76.7%, to $1.9 million from $1.1 million for the prior year. The increase resulted primarily from a $240,000 increase over the theoretical jackpot expense for Super Bonanza Bingo, a $345,000 increase in costs and expenses related to the rollout of Gamblers Bonus Million Dollar Ticket, and a $93,000 increase in the cost to insure our games. The expenses related to Gamblers Bonus Million Dollar Ticket consisted of licensing fees, game testing fees, and an inventory write-down account for most of the rest of the increased costs. As a percentage of revenue, our casino games costs and expenses for 2005 represented 113.2% of revenue compared with 81.6% of revenue for 2004.
        Product costs and expenses increased $335,550, or 30.5%, to $1.4 million for the year ended December 31, 2005 from $1.1 million for the prior year. The increase was consistent with the increase in product sales for 2005 over 2004 amounts. Gross margin improved modestly to 32.2% for 2005 from 31.5% for 2004.
        Other costs and expenses decreased $8,844, or 0.7%, to $1.4 million for the year ended December 31, 2005 from the prior year. Gross profit improved modestly from 26.2% for 2004 to 27.2% for 2005.
        Other Operating Expenses. Selling, general, and administrative expenses increased $288,401, or 12.3%, for 2005 to $2.6 million from $2.3 million for 2004. The increase resulted primarily from an accrual of retirement benefits of $90,000, a full year of business development salaries for business development personnel amounting to an increase of $67,000, and increased professional fees of $67,000. Travel and entertainment expenses increased by $50,000 for 2005, primarily as a result of equipment installations and engineering projects.
        Research and development costs for 2005 increased $523,804, or 178%, to $817,455 from $293,651 for 2004 as a result of the impact of the acquisition of AdLine Gaming, Inc. and the addition of three employees to our payroll. All of the increased research and development expenditures were directed toward the completion of PromoVision and SlottoVision.
        Depreciation and amortization for 2005 increased $199,301, or 81.2%, to $444,604 from $245,303 for 2004 as a result of a $166,000 amortization of intangibles and $33,000 in additional depreciation of equipment, both resulting from the acquisition of AdLine Gaming, Inc.
        Finance Costs. We incurred finance costs of $250,975 for 2005 as a result of costs relating to our bridge financing with CAMOFI. We did not incur any finance costs for 2004.
        Interest and Other Income. Interest and other income for 2005 increased $198,991, or 346%, to $256,499 from $57,508 for 2004. The increase was a result of higher interest income on larger cash balances maintained as a result of the CAMOFI bridge financing.
        Net Loss. We had a net loss of $2.9 million for 2005 compared with a net loss of $1.6 million for 2004, an increase of $1.3 million, or 84.4%. The increase in net loss was primarily a result of increased operating expenses of $1.0 million. Basic loss per share was $0.37 for 2005 compared with $0.23 for 2004.
Year Ended December 31, 2004 Compared with Year Ended December 31, 2003
        Revenue. Casino games revenue for 2004 increased $414,068, or 44.2%, to $1.4 million from $936,772 for 2003. The increase in casino games revenue was a result of the increase of $27,000 in The Million Dollar Ticket revenue and the expansion of Super Bonanza Bingo by $558,000 as a result of the game being played at more locations. These increases were partially offset by a $171,000 decline in revenue from Nevada Numbers.
        Product sales for 2004 increased $448,794, or 38.8%, to $1.6 million from $1.2 million for 2003. The higher product sales for 2004 resulted primarily from increased keno product sales of $286,000, driven primarily by our new keno operating system and increased bingo product sales of $163,000, reflecting the full year impact of our acquisition of Triple Win in Nevada, Inc.
        Other revenue for 2004 increased by $1.0 million, or 125.7%, to $1.9 million from $820,444 for 2003. The primary reasons for the increased revenue were the $79,000 increase in bingo electronics and services revenue given the full year impact of our acquisition of Triple Win in Nevada, Inc., the $342,000 increase in keno service revenue given the full year impact of our acquisition of Imagineering Gaming, Inc., the $542,000 increase in Nevada Keno route service revenue that began on in May 2004, and the $68,000 increase in keno participation revenue resulting from an increased sales emphasis on revenue sharing with customers.
        Costs and Expenses. Casino games costs and expenses for 2004 decreased $36,641, or 3.3%, to $1.1 million from 2003 as a result of reduced jackpot expense. As a percentage of revenue, our costs and expenses represented 81.6% of revenue for 2004, while our costs and expenses exceeded revenue by 18.4% for 2003. The shift from a gross margin deficit of $202,000 for 2003 to a gross margin of $249,000 for 2004 resulted from the revenue growth of Super Bonanza Bingo and The Million Dollar Ticket.
        Product costs and expenses increased by $358,879, or 48.5%, to $1.1 million for 2004 from $740,099 for 2003. Gross margin percentage on product sales declined from 36.0% for 2003 to 31.5% for 2004 as we made price concessions on our older keno operating system prior to the introduction of our new keno operating system in late 2004. Keno product sales margins declined from 44.8% for

2003 to 39.7% for 2004 and bingo product sales declined from 30.6% for 2003 to 28.0% for 2004 as a result of the mix of products sold and sales to customers that generate lower margins.
        Other costs and expenses for 2004 increased $839,269, or 159.4%, to $1.4 million from $526,514 for 2003 because of the increases in revenue from bingo service and electronics, keno services, and keno participation realizing the full impact of our acquisitions of Triple Win in Nevada, Inc. and Imagineering Gaming, Inc., as noted above.
        Other Operating Expenses. Selling, general, and administrative expenses for 2004 increased $274,452, or 13.3%, to $2.3 million from $2.1 million for 2003. The increase was primarily a result of increases in salaries of $300,000, which was partially offset by a $67,000 decrease in advertising expenses. A large part of the salaries increase was the result of an expansion in our Business Development department and the full year impact of the 2003 bingo supply distributor acquisitions.
        Research and development for 2004 increased $96,817, or 49.2%, to $293,651 from $196,834 for 2003 as a result of the full year impact of the acquisition of Imagineering Systems, Inc. and the development of a windows based product in our keno operating system.
        Depreciation and amortization for 2004 increased $41,660, or 20.0%, to $245,303 from $203,643 for 2003 as a result of the full year impact of the acquisition of Imagineering Systems, Inc.
        Loss on asset disposal for 2004 increased $29,996, or 116.1%, to $55,829 from $25,833 for 2003 as a result of an increase in the write-off of certain game rights.
        Interest and other income for 2004 decreased by $1,980, or 3.4%, to $57,508 from $59,488 for 2003.
        Net Loss. For the year ended December 31, 2004, we had a net loss of $1.6 million compared with a net loss of $1.9 million for the year ended December 31, 2003, a decrease of $343,455, or 17.8%. The decrease in net loss was primarily a result of a decrease in operating loss of $345,436. Basic loss per share was $0.23 for the year ended December 31, 2004, compared $0.31 for the year ended December 31, 2003.
Liquidity and Capital Resources
Cash
        As of December 31, 2005, we had cash of $1.7 million compared with $586,169 as of December 31, 2004, excluding jackpot reserve deposits. As of March 31, 2006, we had cash of $1.3 million. The decrease in cash from December 31, 2005 to March 31, 2006 resulted primarily from the use of $401,728 in operating activities during the three months ended March 31, 2006.
Cash Flows
        Cash used in operating activities was $1.8 million for 2005 compared with $1.3 million for 2004. The increase in cash used by operations was primarily attributable to the following:

•	an increase in net loss of $1.3 million;
•	an increase in accounts receivable of $85,822;
•	an increase in jackpot reserve deposits of $187,454;
•	an increase in inventories of $34,470, offset by an increase in accounts payable and accrual expenses of $270,019; and
•	an increase in the progressive jackpot liability of $243,083.
Capital Expenditures
        Capital expenditures totaled $241,674 for the year ended December 31, 2005 compared with $84,204 for the year ended December 31, 2004. The increase resulted from the purchase of LCD monitors in preparation for the placement of Gamblers Bonus Million Dollar Ticket through United

Coin Machine Company. For 2006, other than our obligation to pay any jackpots that may be won, we anticipate that our most significant capital resource requirement will relate to the following:

•	the purchase of LCD monitors associated with the increased placement of Gamblers Bonus Million Dollar Ticket through United Coin Machine Company and
•	the purchase of PCUs for the rollout of our PortalVision System.
        Although we purchase LCD monitors on an as needed basis, we anticipate purchasing an additional 200 units in 2006, representing an estimated cost of approximately $190,000. We have placed an order for 2,500 units of our PCUs to be delivered on or about September 30, 2006, representing an estimated cost of approximately $731,000. We believe that we will be able to pay for these capital expenditures from our existing cash balances and funds generated from operations.
Sources of Capital
        We have traditionally relied on various forms of financing in order to sustain our operations. In 2005, we raised $500,000 through private placements of Series D convertible preferred stock and Series A common stock, received an additional $340,000 from American Wagering, Inc. as part of a settlement agreement, and received $3.0 million in bridge financing from CAMOFI.
        In April 2006, we entered into a bridge financing agreement under which we received $5.0 million in financing from CAMOFI through which we retired the $3.0 million in bridge financing received from CAMOFI in 2005 and used $1.0 million to increase our jackpot reserves. We will use the balance to fund our operations. As part of the bridge financing, we issued a senior secured convertible note to CAMOFI due January 1, 2008. The material terms of the CAMOFI note are as follows:

•	the right to prepay, in cash, all or a portion of the CAMOFI note for an amount equal to 115% of the principal amount to be repaid;
•	the obligation to convert 30% of the aggregate principal amount outstanding on the CAMOFI note into shares of Series A common stock at the lesser of $1.345 or 75% of the effective price per share received in any equity financing of at least $10.0 million upon the closing of such financing;
•	the obligation to prepay, in cash, 110% of the aggregate principal amount of the CAMOFI note not converted to Series A common stock upon the closing of any equity financing of at least $10.0 million;
•	for as long as the CAMOFI note is outstanding, we must make quarterly financing fee payments of $125,000 to CAMOFI on July 1, October 1, January 1, and April 1 of each year, which commenced July 1, 2006;
•	on the first business day of each month, commencing on April 2, 2007 and ending upon the full redemption of the note, the mandatory redemption of $208,333 on the CAMOFI note, including other amounts provided in the CAMOFI note upon certain contingencies; and
•	the obligation to repay an amount equal to 120% of the principal amount to be repaid upon the occurrence of an “Event of Default,” which is defined to include the failure to pay any amount due, the failure to observe certain covenants, the default under certain material agreements, the breach of our representations and warranties, a change in control, and the failure to meet our registration obligations.
        At the option of CAMOFI, all or a portion of the CAMOFI note is convertible into shares of Series A common stock at $1.345 per share, subject to certain limitations, including the limitation that the total number of shares of Series A common stock to be issued cannot cause CAMOFI’s ownership of Series A common stock to exceed 4.99% of our issued and outstanding shares of Series A common stock after the issuance. With prior notice of 60 days, CAMOFI may waive this limitation.

        In addition to the terms and conditions of the CAMOFI note, we also entered into the following agreements with CAMOFI:

•	a Warrant Agreement to purchase 2,500,000 shares of our Series A common stock at an exercise price of $1.48 for five years beginning on March 31, 2006, but subject to the limitation that the shares issued upon exercise, together with shares issuable under the CAMOFI note, cannot result in CAMOFI owning more than 4.99% of our issued and outstanding shares of Series A common stock;
•	a Registration Rights Agreement that requires us to file with the SEC by July 29, 2006, and have declared effective by the SEC by September 27, 2006, a registration statement for the offer and sale of 125% of the following:

—	all of the shares of Series A common stock issuable upon conversion of the CAMOFI note assuming all of the CAMOFI note is converted;
—	all shares issuable as amortization payments on the CAMOFI note assuming all permissible amortization payments are made in shares of Series A common stock and the CAMOFI note is held until maturity;
—	all of the shares of Series A common stock issuable upon exercise of the Warrant Agreement;
—	any securities issued or issuable upon any stock split, dividend, or other distribution recapitalization, or similar event with respect to the foregoing; and,
—	any additional shares issuable in connection with any anti-dilution provision in the CAMOFI note or Warrant Agreement.

•	a Security Agreement that secures the repayment of the CAMOFI note and our performance under the related agreements and grants to CAMOFI a security interest in our assets, including all goods, all contract rights and intangibles, all accounts, documents, all letter-of-credit rights, all instruments and chattel paper, all commercial tort claims, all deposit accounts and cash, excluding cash tied to jackpot requirements, all investment property, all supporting obligations, all files, records, books of account, business papers and computer programs, and all products and proceeds of the forgoing collateral.
•	a Subsidiary Guarantee that obligates our subsidiaries to guarantee our performance under the CAMOFI note and related agreements.
•	a Lock-Up Agreement that restricts Russell R. Roth from selling his shares of Series A common stock for a period of six months following the effective date of the registration statement.
        In light of the refinancing of the bridge loan from CAMOFI, pursuant to SFAS No. 6, Classification of Short Term Obligations Expected to be Refinanced, we have reclassified the original $3.0 million from the current portion of long-term bridge financing (original note terms) to long-term bridge financing.
Outlook
        Historically, we have used more cash in our operations than we generated. As a result, we have sustained our operations through various forms of financing. We believe that our existing cash balances, together with funds from operations, will be sufficient to fund our anticipated working capital requirements and our business expansion plans through the third quarter of 2006.
        A sudden increase in product demand requiring a significant increase in manufacturing capability, or unforeseen adverse competitive, economic, or other factors may impact our cash position, and thereby affect operations. From time to time, we may be required to raise additional funds through public or private financing, strategic relationships, or other arrangements. We may be unable to secure such funding, if needed, and such financing may not be available on terms acceptable to us, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require that we relinquish rights to certain of our technologies or products or agree to other material obligations and covenants. Failure to generate sufficient revenue or to raise capital when needed could have an adverse impact on our business, operating results, and financial condition, as well as our ability to achieve intended business objectives.
Contractual Obligations
        The following table summarizes our significant contractual obligations as of December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods.

		Payments Due by Period

Contractual Obligations	Total	1 Year	2-3 Years	4-5 Years	After 5 Years

Long-term debt agreements	$5,355,297	$588,434	$4,766,863	$–	$–
Operating leases	266,858	395,252	9,744	2,436	–
Purchase obligations	921,000	921,000	–	–	–

Total	$6,543,155	$1,904,686	$4,776,607	$2,436	–

        The amounts included under “Long-term debt agreements” includes $1.7 million payable to holders of Series B convertible preferred stock upon their election to redeem their shares in 2008.
Off Balance Sheet Financing
        We do not have any off balance sheet financing.
Qualitative and Quantitative Disclosures about Market Risk
        We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices, or other market risks, nor do we invest in speculative financial instruments.

BUSINESS
Overview
        We are a leading supplier of keno and bingo games, systems, and supplies. We are now focusing our business on our proprietary multimedia delivery system, known as PortalVision. Through our PortalVision system, we offer casino, lottery, and slot operators the ability to increase the productivity of their existing gaming machines by delivering additional wagering opportunities, promotions, games, and other content on the existing screens of their gaming machines, such as slot machines, poker machines, video lottery terminals, and other gaming machines. Our PortalVision system is flexible and compatible with virtually all gaming machines currently produced by all major manufacturers. As a result, we view every gaming machine as a revenue opportunity for our PortalVision system. Since we plan to offer PortalVision at no capital cost to operators in exchange for a share of revenue and recurring fees for services, we can provide operators with an ability to increase significantly the earning power and functionality of their gaming machines with little or no financial risk.
        We recently completed the development of our PortalVision system. The PortalVision system consists of proprietary software that runs our multimedia hardware device, featuring on-board memory and expansion and connectivity options. PortalVision interfaces with the existing video, audio, printing, and accounting functions of the machine. By adding PortalVision, a gaming machine is transformed from a single use, single wager option display to a multimedia display that can deliver to the player multiple wagering opportunities, live video, and targeted promotional content in addition to traditional gaming activity found on the machine. The PortalVision system delivers content on the existing screen of the gaming machine. As a result, the installation of PortalVision eliminates the need for operators to retrofit existing machines or purchase new machines with multiple video displays in order to deliver multimedia content to their patrons.
        Designed as a multi-faceted delivery system, we currently offer four distinct applications:

	AdVision	PromoVision	SlottoVision	WagerVision

What PortalVision Delivers	Advertisements or information through still images or full motion video	Promotional opportunities to patrons	Impulse gaming opportunity upon the decision to cash-out	Remote ability to accept sports and race wagering

How Operators Benefit	Advertisements or information delivered during idle time	Targeted promotional content to patrons	Additional wagering revenue opportunity	Additional race and sports wagering revenue opportunity

How Patrons Benefit	Information on promotions, entertainment, dining, and other events	Opportunity to win substantial jackpot- style cash prizes	Opportunity to win substantial jackpot- style cash prizes	Enhanced and more dynamic gaming environment

How We Benefit	Fee for providing ability to deliver advertising	Fee for each promotional ticket issued	Installation fees, activation fees, and share of revenue.	Share of revenue earned from additional wagers
        In addition, we are continuing to develop new applications that will position PortalVision as a platform for a variety of new multimedia and gaming functions.
Industry Overview
        According to Datamonitor, in 2004, mechanical and video gaming machines represented the leading segment of the overall global casino and gaming industry. In addition, the Profile of the American Casino Gambler: Harrah’s Survey 2006 prepared by Harrah’s Entertainment, Inc. reports that over 70% of the persons surveyed stated that gaming machines, such as slot machines and video poker machines, are their favorite casino games.

        PortalVision can be installed on virtually any gaming machine produced by major gaming equipment manufacturers worldwide. As of 2005, we believe that there were approximately 2.9 million gaming machines located worldwide, of which over 700,000 are located in the United States and over 200,000 are located in Nevada. Of the number located in the United States, we believe that approximately 43% are mechanical reel and approximately 57% are video reel machines.
        We believe that the global casino and gaming industry and the number of machines is expected to grow as a result of the following trends:

•	Increased popularity and social acceptance of gaming as a leisure activity. According to the 2006 State of the States: The AGA Survey of Casino Entertainment presented by the American Gaming Association, nearly 80% of Americans believe that casino gaming is an acceptable activity for themselves or others. Recent shifts in public views of gaming have contributed to its legalization in a number of jurisdictions and to increased participation in gaming activities.
•	Simplicity and instant appeal of gaming machines versus other games. Characterized by simplicity and informality, gaming machines have greater appeal to all eligible demographic segments of the population than any other gaming activity.
•	Continuing evolution of gaming machines. The launch of cashless technology (ticket-in/ticket-out versus coins or tokens) in 2000, the introduction of new and more sophisticated and interactive theme-based games, and the increased replacement of mechanical reel gaming machines with video based machines have increased the entertainment value for players of gaming machines.
        As the gaming machine base continues to grow and the industry shifts from manual gaming machines to video-based gaming machines, we believe that our target market will continue to expand. A consistent need for improvement in gaming activities and demand for greater entertainment value for players will give us the ability to market aggressively PortalVision and to provide casino, lottery, and slot operators with a single solution to introduce additional functionality without a wholesale replacement of their existing gaming machines.
Our Strategy
        Our objective is to provide the premier enhancement system for the installed base of gaming machines by delivering additional wagering opportunities, promotions, games, and other content on the existing screens of gaming machines. In order to achieve this objective, we intend to pursue the following strategies:

•	Increased Revenue Potential for Operators. We plan to stress the ability of our PortalVision system to provide casino, lottery, and slot operators with the opportunity to increase significantly the earning power and functionality of their gaming machines. Since our PortalVision system directly interfaces with the existing video, audio, printing, and accounting functions of the machine, we are able to use the machine’s existing video screen to deliver games, promotions, additional wagering opportunities, and other content.
•	Compelling Patron Experience. We plan to offer PortalVision as a single multimedia delivery system for a wide range of content directly on the existing screens of gaming machines. By adding PortalVision, a gaming machine is transformed from a single use, single wager option into a multimedia experience that can deliver to the player extra wagering opportunities and targeted, promotional content in addition to traditional slot play. Through PortalVision, the operator can enhance the functionality of its existing machines and deliver targeted gaming opportunities and promotional content to players. In exchange, the player receives an enhanced playing experience, information about promotions, entertainment, and dining opportunities, and the opportunity to win jackpots and other prizes.
•	Leverage Industry Trend to Video Machines. We plan to take advantage of the accelerating industry movement from mechanical reel to video reel gaming machines through the ability of PortalVision to interface with the existing video, audio, printing, and accounting functions of gaming machines. In addition, we can adapt PortalVision to mechanical gaming machines by adding the auxiliary screen or other hardware needed to deliver the same functionality. The solution for mechanical gaming machines will require generally additional capital and installation costs. By offering a casino, lottery, or slot operator the ability to transform its entire floor of machines, the operator can have a single multimedia and game delivery system for its machines.
•	Low Operator Risk. We plan to offer casino, lottery, and slot operators the ability to increase significantly the earning power and functionality of their existing gaming machines at little or no financial risk. This strategy involves installing PortalVision at no capital cost to casino, lottery, and slot operators in exchange for a share of revenue and recurring fees for services provided.
•	New Applications. We plan to continue the development of innovative applications to be delivered through our PortalVision system. To date, we have designed our PortalVision system to deliver advertisements, promotional materials, and wagering opportunities. Since PortalVision engages the existing video, audio, printing, and accounting functions of the gaming machine, we believe that our PortalVision system can be used as a platform to deliver a wide array of multimedia or gaming content directly to patrons.

        PortalVision is a single, flexible, and dynamic platform that can be used to deliver multimedia or gaming content developed either by us or third parties. Because of the integration of PortalVision with all of the functions of the gaming machine, PortalVision can be used by casino, lottery, and slot operators to control all aspects of their gaming machines. By establishing our PortalVision system as the premier enhancement system for the installed base of gaming machines, we believe that we will be able to establish a barrier to entry for our competitors.
PortalVision System
        Designed to increase the productivity of gaming machines, PortalVision installs directly in any gaming machine regardless of the manufacturer and interfaces with the existing video, audio, printing, and accounting functions of the machine. We are able to integrate fully the PortalVision system with the gaming machine through the interaction between our application software and our PCU. The PCU is our proprietary multimedia hardware device that features on-board memory, external memory expansion capabilities, Internet Protocol, and wireless connectivity options. Through video digital signal processors and video compression algorithms, the PCU, interfaces with the video display, touch screen, printer, and slot accounting system. By using the gaming machine’s current functionality, we expect to be able to provide operators with the ability to enhance their equipment and increase their revenue opportunities. In addition, we believe that casino, lottery, and slot operators will be able to use PortalVision as a platform to download future applications and capabilities.
        We plan to earn income from PortalVision through revenue-sharing and recurring service fees. We will seek to enter into multi-year contracts with operators. In addition to the minimal cost to casino, slot, or lottery operators, the installation of the PCU will cause minimal downtime to the gaming machine and will not adversely impact its operation.
        We have focused our efforts on developing four distinct applications for the PortalVision system: AdVision, PromoVision, SlottoVision, and WagerVision.
AdVision
        AdVision enables the operator to dynamically generate and display information, advertisements, and promotions through the existing screen of a gaming machine. This content can be targeted to the person playing the gaming machine or persons walking by the gaming machine. The timing and content of the advertising is controlled by the operator to make productive use of the machine’s idle time.
        Through AdVision and its programmable features, the casino, lottery, or slot operator will have at its disposal a means of delivering dynamic content to and interacting with patrons. Since AdVision uses the existing video and audio capabilities of the gaming machine, the casino, lottery, or slot operator can avoid the expense of replacing its equipment or purchasing additional video screens for these types of advertisements and promotions. Through the functionality of PortalVision, the entire gaming floor can be used to deliver messages to patrons.
        We currently intend to charge casino, lottery, and slot operators a per month, per machine fee for AdVision. We believe that AdVision is a cost-effective means of enhancing an operator’s existing gaming machines without any additional capital expense.
PromoVision
        PromoVision is the initial gaming application for our PortalVision system. PromoVision is designed to deliver promotional tickets or vouchers to players upon the occurrence of an event specified by the operator, such as hitting a four-of-a-kind or better on a video poker machine. The key feature of PromoVision is its ability to recognize a specified event generated by the game played and deliver the programmed response to the specified event.
        PromoVision is designed to work as follows:

•	first, the operator specifies the events that will trigger PromoVision, such as a four-of-a-kind or better;
•	second, upon the occurrence of the specified event, PromoVision is activated and a message is sent to the gaming machine to issue a promotional ticket or voucher;
•	third, the gaming machine alerts the player and prints the free promotional ticket or voucher; and
•	fourth, the gaming machine returns to its original state.
        We currently intend to charge a fixed fee for each promotional ticket or voucher issued through PromoVision. In addition to the promotional functions of PromoVision, PromoVision also provides operators with a system that records and accounts for each event on the gaming machine. PromoVision will provide additional accounting functionality for operators and provide them with additional information, such as the information necessary to identify the payment of improper bonus points, tickets, or other promotional items.
        Through our five-year agreement with United Coin Machine Company, one of the largest slot route operators in Nevada, we developed a variation of The Million Dollar Ticket, known as the Gamblers Bonus Million Dollar Ticket, to be used in conjunction with PromoVision. Gamblers Bonus Million Dollar Ticket is a free promotional game that gives players the chance to win various prizes, including a $1.0 million grand prize, by matching numbers on their promotional tickets with numbers picked in a random weekly drawing. Under our agreement, we are obligated to provide software, hardware, and support to United Coin for the game. In addition, we are financially responsible for the payouts associated with the game. In return, United Coin is obligated to pay us $1 for each ticket distributed and to market the Gamblers Bonus Million Dollar Ticket to its affiliated slot operators. During the fourth quarter of 2006, United Coin is scheduled to introduce the Gamblers Bonus Million Dollar Ticket at approximately 120 locations.
SlottoVision
        SlottoVision provides the player with an impulse opportunity to place an additional wager or experience a different gaming opportunity that, in turn, provides casino, lottery, and slot operators with the opportunity to generate additional revenue. In Nevada, the additional gaming opportunity initially will be the ability to purchase a ticket to Nevada Numbers. In jurisdictions other than Nevada, the additional gaming opportunity can be the local lottery or other games.
        SlottoVision is designed to work in Nevada as follows:

•	first, during the cash-out process, SlottoVision takes control over the non-gaming functions of the gaming machine;
•	second, the player is offered an additional on-screen gaming opportunity; and
•	third, if the player accepts the offer, the additional gaming opportunity is played and a cash voucher is issued for the remaining payout, if any; or, if the player declines the offer, a cash voucher is issued for the payout.
        During the initial launch of SlottoVision in Nevada, we plan to install SlottoVision and AdVision at no cost to operators. In other jurisdictions, we plan to charge installation and activation fees to operators.
        We have obtained regulatory approval of PromoVision in Nevada and plan to apply for approval of other PortalVision applications, including SlottoVision and WagerVision, from Nevada and GLI at the end of July 2006. We anticipate that the review process should be completed during the third or fourth quarter of 2006.
WagerVision
        WagerVision offers interactive casino sports and race betting to a player in a remote location, whether through a gaming machine located in another portion of the casino or a television set located in the player’s home. In the casino environment, WagerVision is designed to offer side and over/under wagers to players from the gaming machine. An over/under wager is a bet made on whether the combined scores of two opponents will be over or under a certain number. In the home environment, WagerVision is designed to offer proposition race and sports bets to players in real time. As a result of regulatory factors, we are limiting the application of WagerVision to Nevada for sports betting and only certain states within the United States for race betting.
        In Nevada, we have entered into a letter of intent to offer the home version of WagerVision through Leroy’s Race and Sports Book. Current Nevada gaming rules and regulations allow sports betting from home using several alternative methods of communication, such as the telephone, facsimile machine, and cable, but not through a television. WagerVision addresses this limitation by installing and connecting PortalVision to a telephone line and the television. PortalVision then interacts with the television, allowing the player to place bets on various propositions related to the game or race in real time, effectively recreating the sports book in the player’s home.
        We plan to submit our request for regulatory approval of WagerVision with the Nevada State Gaming Control Board during the third quarter of 2006. We believe that the approval process will take approximately three months from the date of submission.
Other Applications
        In addition to AdVision, PromoVision, SlottoVision, and WagerVision, we are in the process of developing other applications for the PortalVision system, including an application that provides a picture-in-picture feed on the existing screen of the gaming machine, allowing patrons to view television programming simultaneously while playing, and an application that provides for real time sales of event tickets and restaurant reservations. We anticipate launching these and other applications after the initial deployment of our PortalVision system. As a result of the flexibility of the PortalVision system, we can install additional applications in machines equipped with PortalVision at no capital cost and with little downtime.

Casino Games
        We operate a number of games, including Nevada Numbers, The Million Dollar Ticket, and Super Bonanza Bingo. The revenue generated from our casino games is primarily based on the royalties earned on games played in casinos.
Nevada Numbers
        Nevada Numbers is a variation of classic keno which is currently played in 24 casinos in Nevada. Keno is a game in which bets are made and recorded on a keno ticket. This ticket contains 80 numbered squares that correspond exactly to 80 numbered balls in a selection hopper. A player marks a ticket to play between two and 20 different numbers. The keno operator then draws 20 out of the 80 numbers and displays the results throughout the casino. The more numbers that match, the more money the player wins. Payout awards vary from casino to casino and depend on the amounts wagered.
        Nevada Numbers differs from the classic keno in that fewer numbers (five rather than 20) are drawn and a “linked” or “progressive” component has been added. We have linked together the play of Nevada Numbers at multiple casinos so that players at several different locations all choose numbers that are matched to the same five-number draw. In addition, Nevada Numbers features a starting jackpot of $5.0 million that is progressive, in that it grows with the purchase of each Nevada Numbers ticket and can be won at each draw. If the progressive jackpot is won, the jackpot is reset and the winning player has the option of receiving 20 equal annual installments or a lump-sum amount equal to the discounted present value of the annual installments. The process of linking games and creating a progressive jackpot provides an enticement to players because of the potential for a life-changing event.
        Although Nevada Numbers has traditionally been limited to the keno lounges of casinos, we are taking measures to expand the visibility of Nevada Numbers. First, we have incorporated Nevada Numbers as part of SlottoVision. Through SlottoVision, we propose to position Nevada Numbers as a dynamic, jackpot-style game that will give players the opportunity to win a progressive jackpot of at least $5.0 million. Second, we propose to make the game available to various Leroy’s Race and Sports Book locations on their existing wagering terminals. In order to place Nevada Numbers in Leroy’s Race and Sports Book locations, each location is required to submit an application with the Nevada State Gaming Control Board.
The Million Dollar Ticket
        Based on the classic keno game, The Million Dollar Ticket offers the chance to win $1.0 million and a progressive jackpot. In order to win the $1.0 million and a progressive jackpot, the player must pick 10 numbers correctly out of 20 drawn from a pool of 80. Although the distribution of The Million Dollar Ticket is limited, we are anticipating significant growth in 2006 by making the game available in multiple Leroy’s Race and Sports Book locations.
Super Bonanza Bingo
        Super Bonanza Bingo is a large jackpot bingo game that is offered as a side bet to the base bingo game. The side bet provides the player with the opportunity to win prizes, including a jackpot, which is typically $100,000. We have placed Super Bonanza Bingo in nine Nevada casinos and 16 non-Nevada locations and expect to place Super Bonanza Bingo in several more Nevada locations and numerous non-Nevada locations during 2006. Since we are obligated to pay all prize winners, the operator is guaranteed a profit with each wager.

Keno and Bingo Systems and Supplies
        The worldwide keno system market is limited and has been declining for several years. We are attempting to invigorate the market and gain an additional share of the market by enhancing our keno system and adding several new games and features to the platform.
        Keno and bingo supplies sales contribute significantly to our revenue, but consist of low margin items, including crayons, various paper products, and ink. However, we expect volume and margins to increase because certain of our competitors recently discontinued operations.
Other Businesses
        We also generate revenue through the operation of a keno route, the maintenance of our equipment under service contracts, and the distribution of bingo electronics.

•	Nevada Keno and Related Participation Agreements. Through agreements with participating casinos, we offer Nevada Keno, a “satellite-linked” traditional keno game played in multiple casinos.
•	Service Contracts. Most of our customers that purchase keno and bingo equipment also purchase a service contract from us to provide routine maintenance for the equipment. Service contracts involve low profit margins.
•	Distribution of Bingo Electronics. We are the distributor in Nevada for the largest electronic bingo manufacturer in the United States.
Manufacturing
        We outsource the manufacture of the PCU portion of our PortalVision system to Spectral Response, Inc., an ISO-9000 certified contract manufacturer. The first order of 2,500 units for use with SlottoVision, WagerVision, and AdVision is scheduled for delivery in October 2006. It currently takes our contract manufacturer six to eight weeks from the date of order to deliver the PCUs.
Marketing and Distribution
PortalVision
        As part of our objective to provide the leading single multimedia and game delivery system, we have started to implement a plan that will market our PortalVision system to customers through direct and indirect channels. Our plan involves the following steps:

•	Direct Sales Efforts. Through the hiring of additional personnel to our sales and marketing staff, we will market PortalVision to operators located primarily in North America and to Native American tribes. As part of our direct sales efforts, we will schedule follow-up communications and offer live product demonstrations.
•	Strategic Partnerships. We will supplement our direct sales efforts by targeting third party distributors and regional operators. By forming strategic relationships with these parties, we will gain access to smaller and more fragmented markets around the globe and secure the broadest placement for PortalVision.
•	Targeted Public Relations Campaign. In order to increase the recognition of our PortalVision system, we will launch an aggressive public relations campaign that will include attending trade shows, speaking on technology and gaming panels, and distributing advertisements in trade periodicals and other venues.
        Through a combination of direct sales and strategic partnerships, we have initially marketed our PortalVision system in international jurisdictions that do not require specific regulatory approval. In addition, we have received non-binding commitments from operators to install our PortalVision system pending the approval from the Nevada Gaming Control Board and GLI. Upon the approval of our PortalVision system, we will finalize these commitments and launch an aggressive marketing campaign.

        We plan to conduct all of our marketing efforts from our headquarters in Las Vegas, Nevada. Although we do not have any current plans to open any marketing offices, we will review the need for such additional offices in response to the needs of our customers and our strategic partners.
        As of June 30, 2006, we have entered into letters of intent with four major operators of gaming machines to install the PortalVision system. We expect to enter into formal, legally binding agreements with these operators upon obtaining approval of the PortalVision system from the Nevada Gaming Control Board and GLI.
Casino Games
        We license our games directly to casinos or slot route operators. We make initial contacts through the mailing of marketing materials, referrals, or direct solicitation by our employees and marketing agents. We promote licensed games to the general public using various types of media, including billboards, newspapers, magazines, radio, and television. Advertising within a particular casino may include advertisement on strategically placed LCDs, table tents, flyers, signs on the tops of gaming machines, and show cards to stimulate curiosity and game play.
Keno and Bingo Systems and Supplies.
        We are one of the world’s few keno equipment suppliers. Most sales in this area result from unsolicited inquiries or direct solicitation of customers by our sales staff.
        The marketplace for bingo equipment, electronic playing devices, and supplies in Nevada is relatively small, consisting of approximately 40 potential customers. However, we believe that the recent introduction of wireless gaming devices into the marketplace in Nevada and other jurisdictions may increase the potential market for bingo-related products. Direct sales to the representative purchaser is the primary means of sale for these products. The marketplace for gaming supplies is much larger and geographically dispersed. Our primary marketing tool is a catalog that we periodically distribute to our customers and potential customers.
Competition
PortalVision System
        We encounter significant competition in the market for innovative gaming technologies that deliver interactive gaming, animated content, and cross-promotional opportunities to casino, slot, and lottery operators. The key competitive factors are functionality, accuracy, reliability, and pricing. We believe that PortalVision is a single, integrated solution because of the following:

•	it uses the existing primary screen of the gaming machine rather than a smaller secondary video screen;
•	it engages the existing audio, printing, and accounting functions of the gaming machine regardless of the manufacturer;
•	it involves no capital cost to casino, lottery, and slot operators; and
•	it delivers a broad range of functionalities.
        We are unaware of any other product that delivers multimedia and gaming content through the existing primary screen of gaming machines. Although we face competition from products that use smaller secondary video screens, such as iView developed by Bally Systems and NexGen developed by International Game Technology, we are able to deliver content directly to the patron through the existing 15x11-inch screen rather than an auxiliary 2x6-inch screen.
        Since we are able to use the existing primary screen of a gaming machine, as well as its existing audio, printing, and accounting functions, we are able to offer to casino, lottery, and slot operators a solution that requires no capital cost, involves minimal installation, and interfaces with almost any gaming machine. In addition, although there are products that deliver advertising or promotional content through secondary video screens installed onto gaming machines, we do not believe that there are any products that can deliver the additional wagering opportunities that PortalVision can or any products that can provide an expandable platform for additional content on the existing screens of gaming machines.
        In terms of deployment, we believe that there is no market leader for a content delivery system for existing gaming machines. Bally Systems and International Game Technology have indicated that approximately 15,500 machines use iView and approximately 14,000 machines use NexGen.
Keno and Bingo Systems and Supplies.
        The keno and bingo systems and supplies industry is characterized by limited competition. We compete primarily with other companies that provide keno and bingo systems, including electronic systems, keno, bingo supplies, and related services. In addition, we compete with other similar forms of entertainment, including casino gaming, other forms of Class II gaming, and lotteries. Our key competitors are Fortunet, Inc. in the electronic bingo market and XpertX in the keno market. We have attempted to counter competitive factors by providing superior service; new, innovative, and quality products; and software improvements.
Research and Development
        Our research and development efforts focus on the continuous innovation of our products and services to increase the revenue for our customers. Our current research and development efforts emphasize expanding the applications for the PortalVision system and improving its functionality. In addition to our own research and development staff, we plan to engage, from time to time, independent consultants and advisors to assist us.
Intellectual Property and Other Proprietary Rights
        We hold several patents, including a patent related to Nevada Numbers, our flagship game. In addition, we have several patents pending with respect to the PortalVision system and its various applications. We also hold several trademarks filed with the state of Nevada and the U.S. Patent and Trademark Office, including trademark rights to Nevada Numbers and The Million Dollar Ticket, and other intellectual property that is protected by federal copyright and trade secret laws.
Government Regulation
        We are subject to regulation by governmental authorities in most jurisdictions in which we operate. Gaming regulatory requirements vary from jurisdiction to jurisdiction, and obtaining licenses and findings of suitability for our officers, directors, and principal stockholders, registrations, and other required approvals with respect to us, our personnel, and our products are time-consuming and expensive. Generally, gaming regulatory authorities have broad discretionary powers and may deny applications for or revoke approvals on any basis they deem reasonable.
        We have approvals that enable us to conduct our business in numerous jurisdictions, subject in each case to the conditions of the particular approvals. These conditions may include limitations as to the type of game or product we may sell or lease, as well as limitations on the type of facility, such as riverboats, and the territory within which we may operate, such as tribal nations. Jurisdictions in which we, and specific personnel, where required, have authorizations with respect to some or all of our products and activities include New Jersey, Nevada, Mississippi, Arizona, Nebraska, Oregon, Washington, and Montana. In addition to these jurisdictions, we have authorizations with respect to certain Native American tribes throughout the United States that have compacts with the states in which their tribal dominions are located or operate or propose to operate casinos. These tribes may require suppliers of gaming and gaming-related equipment to obtain authorizations.

Overview
        Gaming Devices and Equipment. We sell or lease products that are considered to be “gaming devices” or “gaming equipment” in jurisdictions in which gaming has been legalized. Although regulations vary among jurisdictions, each jurisdiction requires various licenses, findings of suitability, registrations, approvals, or permits for companies and their key personnel in connection with the manufacture and distribution of gaming devices and equipment.
        Associated Equipment. Some of our products fall within the general classification of “associated equipment.” “Associated equipment” is equipment that is not classified as a “gaming device,” but which has an integral relationship to the conduct of licensed gaming. Regulatory authorities in some jurisdictions have the discretion to require manufacturers and distributors to meet licensing or suitability requirements prior to or concurrently with the use of associated equipment. In other jurisdictions, the regulatory authorities must approve associated equipment in advance of its use at licensed locations. We have obtained approval of our associated equipment in each jurisdiction that requires such approval and in which our products that are classified as associated equipment are sold or used.
        Regulation of Officers, Directors, and Stockholders. In many jurisdictions, any officer or director is required to file an application for a license, finding of suitability, or other approval and, in the process, subject himself or herself to an investigation by those authorities. As for stockholders, any beneficial owner of our voting securities or other securities may, at the discretion of the gaming regulatory authorities, be required to file an application for a license, finding of suitability, or other approval and, in the process, subject himself or herself to an investigation by those authorities. The gaming laws and regulations of most jurisdictions require beneficial owners of more than 5% of our outstanding voting securities to file certain reports and may require our key employees or other affiliated persons to undergo investigation for licensing or findings of suitability.
        In the event a gaming jurisdiction determines that an officer, director, key employee, stockholder, or other personnel of our company is unsuitable to act in such a capacity, we will be required to terminate our relationship with such person or lose our rights and privileges in that jurisdiction. This may have a materially adverse effect on us. We may be unable to obtain all the necessary licenses and approvals or ensure that our officers, directors, key employees, affiliates, and certain other stockholders will satisfy the suitability requirements in each jurisdiction in which our products are sold or used. The failure to obtain such licenses and approvals in one jurisdiction may affect our licensure and approvals in other jurisdictions. In addition, a significant delay in obtaining such licenses and approvals could have a material adverse effect on our business prospects.
Regulation and Licensing — Nevada
        The manufacture, sale, and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada, the manufacturing and distribution of associated equipment for use in Nevada, and the operation of gaming machine routes and inter-casino linked systems in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder and various local ordinances and regulations. These activities are subject to the licensing and regulatory control of various Nevada gaming authorities, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, and various local, city, and county regulatory agencies, collectively referred to as the Nevada Gaming Authorities.
        The laws, regulations, and supervisory practices of the Nevada Gaming Authorities are based upon declarations of public policy with the following objectives:

•	preventing any direct or indirect involvement of any unsavory or unsuitable persons in gaming or the manufacture or distribution of gaming devices at any time or in any capacity;

•	strictly regulating all persons, locations, practices, and activities related to the operation of licensed gaming establishments and the manufacturing or distribution of gaming devices and equipment;
•	establishing and maintaining responsible accounting practices and procedures;
•	maintaining effective controls over the financial practices of licensees, including requirements covering minimum procedures for internal fiscal controls and safeguarding assets and revenue, reliable recordkeeping, and periodic reports to be filed with the Nevada Gaming Authorities;
•	preventing cheating and fraudulent practices; and
•	providing and monitoring sources of state and local revenue based on taxation and licensing fees.

        Change in such laws, regulations, and procedures could have an adverse effect on our operations.
        We are registered with the Nevada Gaming Commission as a publicly traded corporation, or a Registered Corporation. We are also licensed in Nevada as a manufacturer and distributor of gaming devices and as an operator of an inter-casino linked system. We have obtained from the Nevada Gaming Authorities the various authorizations they require to engage in manufacturing, distribution, and inter-casino linked system activities in Nevada. The regulatory requirements set forth below apply to us as a Registered Corporation and as a manufacturer, distributor, and operator of an inter-casino linked system. Our gaming approvals and licenses are also conditioned to allow the Chairman of the Nevada State Gaming Control Board or his designee to order us to cease any gaming activities if the Chairman determines that the minimum bankroll requirements set forth in the Nevada Gaming Control Act are not being met.
        All gaming devices that are manufactured, sold, or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed and sold by licensed distributors. The Nevada Gaming Commission must approve all gaming devices manufactured for use or play in Nevada before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada State Gaming Control Board, a field trial, and a determination that the gaming device meets strict technical standards set forth in the regulations of the Nevada Gaming Commission. The Chairman of the Nevada State Gaming Control Board must administratively approve associated equipment before it is distributed for use in Nevada. Inter-casino linked systems must also be approved by the Nevada Gaming Commission. The approval process for an inter-casino linked system includes rigorous testing by the Nevada State Gaming Control Board, a field trial, and a determination as to whether the inter-casino linked system meets standards that are set forth in the regulations of the Nevada Gaming Commission. On November 19, 2001, we received the final approval of the Nevada Gaming Commission for our inter-casino linked system known as Nevada Numbers. In addition, the Nevada Gaming Control Act requires any person, such as our company as an operator of an inter-casino linked system, that receives a share of gaming revenue from a gaming device operated on the premises of a licensee to remit and be liable to the licensee for that person’s proportionate share of the license fees and tax paid by the licensee. The gross revenue fees for non-restricted locations are 6.75% of gross revenue, which is equal to the difference between amounts wagered by casino players and payments made to casino players. Significant increases in the fixed fees or taxes currently levied per machine or the fees currently levied on gross revenue could have a material adverse effect on our operations.
        As a Registered Corporation, we are periodically required to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information the Nevada Gaming Commission may require. No person may receive any percentage of revenue from us without first obtaining authorizations from the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors, and certain key employees are required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing. Both require submission of detailed personal and financial information, which is followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have the power to disapprove a change in corporate position.
        If the Nevada Gaming Authorities were to find an officer, director, or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.
        We are required to submit detailed financial and operating reports to the Nevada Gaming Commission. In addition, we are required to report to or have approved by the Nevada Gaming Commission substantially all material loans, leases, sales of securities, and similar financing transactions.
        Should we be found to have violated the Nevada Gaming Control Act, the licenses we hold could be limited, conditioned, suspended, or revoked. In addition, we and the persons involved could be required to pay substantial fines, at the discretion of the Nevada Gaming Commission, for each separate violation of the Nevada Gaming Control Act. The limitation, conditioning, or suspension of any of our licenses could, and revocation of any license would, materially adversely affect our manufacturing, distribution, and inter-casino linked system operations.
        Regulation of Security Holders. Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.
        The Nevada Gaming Control Act requires any person that acquires beneficial ownership of more than 5% of a Registered Corporation’s voting securities to report the acquisition to the Nevada Gaming Commission. It also requires beneficial owners of more than 10% of a Registered Corporation’s voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails a written notice requiring such filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the Registered Corporation’s voting securities may apply to the Nevada Gaming Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 19% of a Registered Corporation’s voting securities for a limited period of time and maintain the waiver.
        An institutional investor is deemed to hold voting securities for investment purposes if the voting securities were acquired and are held in the ordinary course of its business as an institutional investor and were not acquired and are not held for the purpose of causing, directly or indirectly (1) the election of a majority of the members of the board of directors of the Registered

Corporation; (2) any change in the Registered Corporation’s corporate charter, bylaws, management, policies, or operations or those of any of its gaming affiliates; or (3) any other action that the Nevada Gaming Commission finds to be inconsistent with holding the Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include (a) voting on all matters voted on by stockholders; (b) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and (c) other activities the Nevada Gaming Commission may determine to be consistent with investment intent. If the beneficial holder of voting securities that must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.
        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or the Chairman of the Nevada State Gaming Control Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder of a Registered Corporation found unsuitable and that holds, directly or indirectly, any beneficial ownership in the voting securities beyond such period of time as the Nevada Gaming Commission may specify for filing any required application may be guilty of a criminal offense. Moreover, the Registered Corporation will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Registered Corporation, it (i) pays that person any dividend on its voting securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities ownership; (iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts (including, if necessary, the immediate purchase of said voting securities for cash at fair value) to require such unsuitable person to completely divest all voting securities held.
        The Nevada Gaming Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file applications, be investigated, and be found suitable to own the debt security of a Registered Corporation if the Nevada Gaming Commission finds reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, it may sanction the Registered Corporation, which sanctions may include the loss of its approvals if, without the prior approval of the Nevada Gaming Commission, it: (i) pays to the unsuitable person any dividend, interest, or other distribution; (ii) recognizes any voting right of such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.
        Regulation of Capital Stock. We are required to maintain current stock ledgers in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record owner may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record owner unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owners of our securities. The Nevada Gaming Commission has the power to require us to imprint our stock certificates with a legend stating that the securities are subject to the Nevada Gaming Control Act. To date, the Nevada Gaming Commission has not imposed such a requirement on us.
        We may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if the securities or proceeds are to be used to construct, acquire, or finance gaming facilities in Nevada or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation, or approval by the Nevada Gaming Commission or the Nevada State Gaming Control Board as to the accuracy or adequacy of the prospectus or the investment merit of the offered securities, and any representation to the contrary is unlawful.
        Changes in Control. Changes in control of a Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct, by which anyone obtains control, may not lawfully occur without the prior approval of the Nevada Gaming Commission. Entities seeking to acquire control of a Registered Corporation must meet the strict standards established by the Nevada State Gaming Control Board and the Nevada Gaming Commission prior to assuming control of a Registered Corporation. The Nevada Gaming Commission also may require persons that intend to become controlling stockholders, officers, or directors, and other persons who expect to have a material relationship or involvement with the acquired company, to be investigated and licensed as part of the approval process.
        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities, and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to minimize the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to

•	assure the financial stability of corporate gaming licensees and their affiliates,
•	preserve the beneficial aspects of conducting business in the corporate form, and
•	promote a neutral environment for the orderly governance of corporate affairs.
In certain circumstances, approvals are required from the Nevada Gaming Commission before the Registered Corporation can make exceptional repurchases of voting securities above market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation’s board of directors in response to a tender offer made directly to the Registered Corporation’s stockholders for the purpose of acquiring control of the Registered Corporation.
        License Fees and Taxes. License fees and taxes, computed in various ways depending on the type of gaming or activity involved, must be paid to the state of Nevada and to the counties and cities in which gaming operations are conducted. These fees and taxes, depending upon their nature, are payable monthly, quarterly, or annually and are based upon either a percentage of the gross revenue received or the number of gaming devices operated. Annual fees are also payable to the state of Nevada for renewal of licenses as an operator of a gaming machine route, manufacturer, and/or distributor.
        Any person who is licensed, required to be licensed, registered, required to be registered, or who is under common control with any such persons, collectively, “Licensees,” and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada State Gaming Control Board of his or her participation outside of Nevada. The revolving fund is subject to increase or decrease at the discretion of the Nevada Gaming Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Gaming Control Act. Licensees also are subject to disciplinary action by the Nevada Gaming Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the non-Nevada gaming operations, fail to conduct the foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with, a person in the non-Nevada operations who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.
Other Jurisdictions
        All other jurisdictions that have legalized gaming require various licenses, registrations, findings of suitability, permits, and approvals of manufacturers and distributors of gaming devices and equipment as well as licensure provisions related to changes in control. In general, such requirements involve restrictions similar to those of Nevada.
        For gaming device and system approvals, most jurisdictions in the United States, including most Native American tribes and state regulatory agencies, accept testing results from Gaming Laboratories International, or GLI, a leading private gaming device and systems testing laboratory. GLI also provides testing services for over 400 gaming regulatory bodies worldwide. We anticipate that the review process of our application for PortalVision to GLI should be completed by the fourth quarter of 2006. If necessary, we also plan to apply directly for approvals from those jurisdictions that do not accept GLI testing results for certain devices and systems, such as New Jersey, Pennsylvania, and Montana.
Federal Regulation
        The Federal Gambling Devices Act of 1962, or the Federal Act, makes it unlawful, in general, for any person to manufacture, transport, or receive gaming machines, gaming machine type devices, and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. We have registered and must renew our registration annually. In addition, the Federal Act imposes various record keeping and equipment identification requirements. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties.
Application of Future or Additional Regulatory Requirements
        In the future, we intend to seek the necessary registrations, licenses, approvals, and findings of suitability for us, our products, and our personnel in other jurisdictions throughout the world where significant sales of our products are expected to be made. However, we may be unable to obtain these registrations, licenses, approvals, or findings of suitability, which if obtained may be revoked, suspended, or conditioned. In addition, we may be unable to obtain on a timely basis, or to obtain at all, the necessary approvals of our future products as they are developed, even in those jurisdictions in which we already have existing products licensed or approved. If a registration, license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary registration, license, approval or finding of suitability, we may be prohibited from selling our products for use in that jurisdiction or may be required to sell our products through other licensed entities at a reduced profit.
Employees
        As of May 31, 2006, we had 40 employees, 23 of whom were involved in keno and bingo, six of whom were involved in research and development, six of whom were involved in sales, and six of whom were involved in finance and administration. With the implementation of our new business focus on our PortalVision system, we anticipate an increase in management and marketing personnel and a decrease in the personnel for our traditional business. Our employees are not subject to any collective bargaining agreement with us. We have never experienced a work stoppage, and we believe our employee relations to be good.

Legal Proceedings
        We are not a party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated by any party.
Properties
        Our headquarters are located at 4000 West Ali Baba Lane, Suite D, Las Vegas, Nevada, 89118, which is comprised of approximately 4,800 square feet of office space and 5,700 square feet of warehouse space under a lease agreement expiring on November 30, 2008. We also have a Reno, Nevada office consisting of approximately 4,200 square feet of space under a lease expiring April 30, 2007, and an Omaha, Nebraska service office consisting of approximately 880 square feet of space under a lease expiring on June 30, 2008.

MANAGEMENT
Executive Officers and Directors
        The following table sets forth certain information regarding our executive officers and directors.

Name	Age	Position

Russell R. Roth(1)	59	Chairman, Chief Executive Officer, and Secretary
Sam Johnson	40	Chief Technical Officer
Zak Khal	43	President and Chief Operating Officer
Bruce A. Shepard	56	Chief Financial Officer and Treasurer (effective August 1, 2006)
Stephen A. Crystal	40	Chief Marketing Officer and Director
Kyleen E. Cane(2)(4)	51	Director
Terry L. Caudill(3)(4)	58	Director
Richard H. Irvine(2)(3)(4)	65	Director
George P. Kelesis(2)(3)(4)	51	Director
Robert B. Washington	63	Director

(1)	Chief Financial Officer and Treasurer until August 1, 2006.
(2)	Member of the Compensation and Stock Option Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Corporate Governance and Nominating Committee.
        Russell R. Roth has served as our Chairman, Chief Executive Officer, and Secretary since April 1998 and will serve as our Chief Financial Officer and Treasurer until July 31, 2006. From January 1995 until December 1999, Mr. Roth was the feature writer, editor, and co-owner of the Las Vegas Investment Report and managed portfolios for a few select individuals. He served as President of National Investment & Tax Managers, Inc. from September 1994 to April 1996. Mr. Roth was Chief Financial Officer of Sotheby’s Holdings, Inc., an art auction company, from January 1987 to April 1993.
        Sam Johnson has served as our Chief Technical Officer since February 2005. From August 2001 to February 2005, Mr. Johnson served as the President and CEO of AdLine Network, LLC, which was the parent company of AdLine Gaming, Inc., a gaming technology company, which we acquired in January 2005. In May 1999, Mr. Johnson founded i2Go, a technology company that designed, developed, and marketed the first interactive wireless digital music media delivery system targeted for the automotive market.
        Zak Khal has served as our President and Chief Operating Officer since July 2005. Mr. Khal served as our Vice President of Operations from 2001 to 2004. From April 1994 through September 2001, Mr. Khal held a variety of positions with Park Place Entertainment, which develops, owns, and operates gaming facilities including the following: Director of Operations at Park Place Corporate; Assistant Vice President of Casino Operations and Marketing, and Director of Casino Administration at Paris/ Bally’s; Games Manager, Casino Administrator, and Senior Operations Analyst at Las Vegas Hilton; and Senior Internal Auditor at Hilton Hotels Corporation.
        Bruce A. Shepard has agreed to serve as our Chief Financial Officer and Treasurer effective August 1, 2006. From July 1989 to July 2006, Mr. Shepard was a partner with PricewaterhouseCoopers LLP in Portland, Oregon. As the head of the Private Companies Section practice, Mr. Shepard worked closely with privately held businesses, assisting them as a proactive business advisor with acquisitions and divestitures, corporate financings, and strategic plans, and public company clients with initial public offerings, secondary offerings, and regulatory SEC filings.

        Stephen A. Crystal has served as our Chief Marketing Officer since June 2006 and has served as a director of our company since October 2005. Between February 2000 and December 2005, Mr. Crystal served as the Co-Founder, Vice-Chairman, and President of Barrick Gaming, a wholly owned subsidiary of Barrick Corporation, which owned and operated hotel-casinos in Las Vegas, Nevada. Mr. Crystal has been involved in gaming development and operations in numerous gaming jurisdictions since 1993 as general counsel to the Barrick family of businesses. Mr. Crystal has been a member of the Young Presidents Organization since 2004.
        Kyleen E. Cane has served as a director of our company since July 2001. Since 1997, Ms. Cane has maintained a securities law practice at the firm of Cane Clark, LLP in Las Vegas, Nevada. Cane Clark, LLP has provided legal services to us from time to time since 2000. From May 1989 to June 2001, Ms. Cane served as the President and Chief Executive Officer of Tele-Lawyer, Inc., a company that was subsequently acquired by Legal Access Technologies, Inc., a publicly reporting Nevada corporation in 2001. From June 2001 until December 2004, Ms. Cane served as Chairman and Chief Executive Officer of Legal Access Technologies, Inc.
        Terry L. Caudill has served as a director of our company since July 2006. Since August 2003, Mr. Caudill has owned and served as President, Treasurer, Secretary, and director of Four Queens Hotel and Casino in downtown Las Vegas, Nevada. Mr. Caudill also currently owns the Magoo’s Gaming Group, which operates 14 full service restaurants and gaming bars. From 1983 to 1994, Mr. Caudill worked for Circus Circus Enterprises, Inc., the predecessor of the Mandalay Resort Group, in various positions including internal auditor, Corporate Vice President and Chief Accounting Officer, and Corporate Treasurer.
        Richard H. Irvine has served as a director of our company since January 2001. Currently, Mr. Irvine is retired. From April 2004 to April 2005, Mr. Irvine served as Senior Vice President, North America for Bally’s Gaming. From January 2002 through January 2004, Mr. Irvine served as Vice President of Sales for A. C. Coin, a gaming company headquartered in Atlantic City, New Jersey. Mr. Irvine served as Chief Operating Officer and Executive Vice President of Planning and Development for GameTech International, Inc. from February 1999 through November 2001. Mr. Irvine served as President and Chief Operating Officer of Mikohn Gaming Corporation from July 1995 until September 1998. From 1993 to 1995, Mr. Irvine served as Senior Vice President — Marketing and Entertainment for Boomtown, Inc. Mr. Irvine was Vice President of Marketing for worldwide Walt Disney attractions from 1991 to 1993. Mr. Irvine has served as a director of GameTech International, Inc. since September 2005.
        George P. Kelesis has served as a director of our company since July 2006. Mr. Kelesis has been an attorney since 1982 with a focus in litigation, tax, estate planning, and business-related law. Since August 2005, Mr. Kelesis has maintained a law practice with Bailus Cook & Kelesis, Ltd. From January 1997 to May 2004, Mr. Kelesis was employed by Pat Clark as General Counsel and then as Executive Vice-President and Chief Operating Officer for various business entities owned by the Clark family, including Nevada Beverage Company, an exclusive wholesale distributor of Anheuser-Busch products, Pat Clark Pontiac*GMC, an automobile and truck dealership, and Pat Clark Motorsports, which provides sales and service for motorcycles.
        Robert B. Washington has served as a director of our company since July 2006. Since May 2004, Mr. Washington has served as Chairman and Chief Executive Officer of Caribbean Cage, LLC, a holding company for certain video lottery gaming, entertainment, and gaming companies located in the Caribbean. In addition, from June 1997 through May 2006, Mr. Washington served as Chairman of a number of lottery, entertainment, and gaming companies. From October 1997 through February 1999, Mr. Washington was a partner in the law firm of Washington & Christian LLP, which specializes in public law, public finance, litigation, commercial and partnership law, and lobbying and public policy matters.

Board Composition
        Our Board of Directors currently consists of seven members: Russell R. Roth, Kyleen E. Cane, Terry L. Caudill, Stephen A. Crystal, George P. Kelesis, Richard H. Irvine, and Robert B. Washington. Unless the director resigns or is removed, each director serves until the next annual meeting of stockholders, at which time the director is re-elected. There are no family relationships among our directors and executive officers. Our Board of Directors has determined that five of the seven members of our Board of Directors are currently independent based on the requirements of the Nasdaq Global Market.
Director Compensation
        Our directors who are also our employees do not receive additional compensation for their service as directors. Following this offering, we will pay each of our non-employee directors a monthly directors fee of $2,000 for serving on our Board of Directors. We will pay an additional monthly fee of $1,000 to the non-employee chairpersons of the Board committees. At each meeting at which they are elected or re-elected, our non-employee directors will receive options to purchase 10,000 shares of our Series A common stock. Our directors will be also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.
        In exchange for their services as our directors, we issued to Kyleen E. Cane and Richard H. Irvine options to purchase 5,000 shares of our Series A common stock for their services during the year ended December 31, 2003, options to purchase 10,000 shares of our Series A common stock for their services during the year ended December 31, 2004, and warrants to purchase 50,000 shares of Series A common stock during the year ended December 31, 2005. In addition, during 2005 Mr. Irvine received warrants to purchase 10,000 shares of our Series A common stock for his services as our liaison to our advisory board.
Board Committees
        Our Board of Directors has the authority to appoint committees to delegate the authority of the full Board of Directors to perform certain functions. Our Board of Directors currently has an Audit Committee, a Compensation and Stock Option Committee, and a Corporate Governance and Nominating Committee.
Audit Committee
        Our Audit Committee oversees our accounting, reporting, and financial control practices. Our Board of Directors has adopted an Audit Committee charter setting forth the responsibilities of the audit committee, which includes the following:

•	overseeing and monitoring our accounting, financial reporting processes, audits, and the integrity of our financial statements;
•	appointing and overseeing the work of our independent accountants and reviewing the adequacy of our system of overseeing the independent accountant’s qualifications, independence, and performance;
•	assisting our Board of Directors in the oversight and monitoring of our compliance with legal and regulatory requirements;
•	reviewing our internal accounting and financial controls; and
•	reviewing our audited financial statements and reports and discussing the financial statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting polices, and disagreements with management.
        The members of our Audit Committee are Terry L. Caudill, Richard H. Irvine, and George P. Kelesis. Mr. Caudill serves as the chairman of the Audit Committee. Our Board of Directors has determined that each of the members of our Audit Committee is “independent” based on the rules of the SEC and the requirements of the Nasdaq Global Market. Our Board of Directors has determined that Mr. Caudill qualifies as an “audit committee financial expert” under the rules of the SEC.
Compensation and Stock Option Committee
        Our Compensation and Stock Option Committee reviews the performance and development of management in achieving corporate goals and objectives and assures that our senior executives are compensated in a manner consistent with our corporate strategy, competitive practice, and the requirements of the appropriate regulatory bodies. Toward that end, the Compensation and Stock Option Committee oversees, reviews, and administers all compensation, equity, and employee benefit plans and programs. Currently, our Compensation and Stock Option Committee has no existing policy with respect to the specific relationship of corporate performance to executive compensation. Our Compensation and Stock Option Committee plans to set executive compensation to attract and retain high quality and experienced individuals and to align the interests of management and stockholders by providing executives with equity incentives. Our Board of Directors has adopted a Compensation and Stock Option Committee charter setting forth the responsibilities of the Compensation and Stock Option Committee, which includes the following:

•	reviewing and approving compensation strategy,
•	reviewing and determining the compensation of executive officers and non-employee directors, and
•	administering our equity incentive plans.
        The members of our Compensation and Stock Option Committee are Kyleen E. Cane, George P. Kelesis, and Richard H. Irvine. Ms. Cane serves as the chairman of the Compensation and Stock Option Committee. Our Board of Directors has determined that each of the members of our Compensation and Stock Option Committee is “independent” based on the requirements of the Nasdaq Global Market.
Corporate Governance and Nominating Committee
        The purpose of the Corporate Governance and Nominating Committee is to identify qualified individuals to become members of our Board of Directors, select the director nominees to be presented for election at each annual meeting of stockholders, regularly develop, review, and recommend to the board a set of corporate governance policies applicable to us, and provide oversight for the evaluation of the performance of the board. Our Board of Directors has adopted a Corporate Governance and Nominating Committee charter setting forth the responsibilities of the Corporate Governance and Nominating Committee which, among other functions, include:

•	nominating and qualifying directors,
•	identifying and recommending appointees to serve on key committees,
•	reviewing and recommending changes to the size of the Board of Directors, and
•	assessing and evaluating corporate governance principles.
        The Corporate Governance and Nominating Committee identifies individuals qualified to stand for re-election or to become new members of the Board of Directors by reviewing the candidate’s qualifications, expertise, and characteristics, as well as the candidate’s availability and willingness to serve. A candidate for nomination for the Board of Directors must have the following minimum qualifications:

•	the candidate must demonstrate integrity, accountability, informed judgment, financial literacy, creativity, and vision;
•	the candidate must be prepared to represent the best interests of all of our stockholders, not just those of one particular constituency;

•	the candidate must have a record of professional accomplishment in his or her chosen field; and
•	the candidate must be prepared and able to participate fully in board of director activities, including membership on board committees.

        In addition to the above guiding qualifications, the Corporate Governance and Nominating Committee’s decisions regarding director nominations are based upon the belief that it is important to have directors from various backgrounds and professions to assure that the Board of Directors has a wealth of experience from which to base its decisions. Consistent with this philosophy, in addition to the minimum standards set forth above, business and managerial experience and an understanding of financial statements are very important.
        The members of our Corporate Governance and Nominating Committee are Kyleen E. Cane, George P. Kelesis, and Terry L. Caudill. Mr. Kelesis serves as chairman of the Corporate Governance and Nominating Committee. Our Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is “independent” as defined under the federal securities laws and the rules of the Nasdaq Global Market, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934.
Code of Business Conduct and Ethics
        We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, that applies to all of our directors, officers, and employees. This Code of Conduct is available upon written request to Las Vegas Gaming, Inc., Attention: Secretary, 4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118. The Audit Committee of the Board of Directors is responsible for overseeing the Code of Conduct. Our Board of Directors must approve any waivers of the Code of Conduct for directors and executive officers.

Executive Compensation and Other Matters
Summary Compensation Table
        The following table sets forth, for the periods indicated, compensation for services rendered in all capacities to us for the period indicated, received by our Chief Executive Officer and our three other most highly compensated executive officers whose aggregate compensation exceeded $100,000 during the fiscal year ended December 31, 2005.

				Long-Term Compensation

				Awards
		Annual
		Compensation(1)		Restricted	Shares
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(2)	Options	Compensation(3)

Russell R. Roth	2005	$133,305	$15,000	$85,000	–	–
Chairman, Chief Executive Officer,	2004	125,030	–	–	160,000	–
and Secretary	2003	96,000	–	–	–	–
Sam Johnson	2005	$201,375	$–	$22,500	100,000	–
Chief Technical Officer	2004	–	–	–	–	–
	2003	–		–	–	–
Zak Khal	2005	$144,000	$–	$50,000	99,000	–
President and Chief	2004	144,000	–	–	100,000	–
Operating Officer	2003	144,000	–	–	–	–
John English	2005	$214,965	$–	$20,000	–	20,700
Senior Vice President(4)	2004	56,354	–	–	250,000	2,537
	2003	–	–	–	–	–

(1)	The executive officers also received certain prerequisites, the value of which did not exceed 10% of the annual salary and bonus. We consider Messrs. Roth, Johnson, Khal, Crystal, and Shepard as our executive officers. Mr. Shepard and Mr. Crystal are not listed in this table as they were not employed by our company during the periods presented.
(2)	During 2005, we issued shares of our Series A common stock to executive officers at a negotiated fair value of $0.50 per share in exchange for their agreement to reduce their salaries during the period commencing June 2005 through November 2005. As a result, we issued 170,000 shares to Mr. Roth, 45,000 shares to Mr. Johnson, 100,000 shares to Mr. Khal, and 40,000 shares to Mr. English.
(3)	The additional compensation relates to the use of a vehicle leased by us.
(4)	On June 11, 2006, Mr. English resigned as an executive officer, but remained as our Senior Vice President in charge of strategic business development.

Option and Warrant Grants
        The following table sets forth certain information with respect to stock options and warrants granted to the officers listed during the fiscal year ended December 31, 2005.
Options and Warrants Granted in Fiscal 2005

Grant Date
	Individual Grants				Value(3)

Number of
Securities
	Underlying	Percent of
	Options	Total Options and
	and	Warrants Granted to			Grant Date
	Warrants	Employees in	Exercise Price	Expiration	Present
Name	Granted(1)	Fiscal Year	Per Share(2)	Date	Value

Zak Khal	99,000	26.1%	$3.00	5/5/2010	$—
Sam Johnson	100,000	41.9%	$2.00	11/14/2010	$42,750
Russell R. Roth	–	–	–	–	$—

(1)	Such warrants vest as to 33% of the shares covered by the respective warrants on the grant date, and annually thereafter, becoming fully vested on the second anniversary of the date of grant.
(2)	The exercise prices of all stock options and warrants granted were at prices negotiated by the Board of Directors that are in excess of the fair value of our Series A common stock on the date of grant.
(3)	The grant date present value was calculated as of May 5, 2005 for Mr. Khal and November 14, 2005 for Mr. Johnson, using the Black-Scholes option pricing model. The principal assumptions selected were expected volatility of rate of .01, a risk-free rate of 4.47% for Mr. Khal and 4.81% for Mr. Johnson, expected option life of five years and no expected dividends.
Option and Warrant Values and Holdings
        The following table sets forth information concerning the number and value of unexercised options and warrants held by each of the officers listed as of December 31, 2005. There were no options or warrants exercised by the officers listed during 2005. Since there is no public market for our Series A common stock, we cannot calculate the value, if any, of unexercised options.
Fiscal 2005 Year-End Values and Holdings

	Number of Unexercised		Value of Unexercised
	Options and Warrants at		In-the-Money Options and
	Fiscal Year-End		Warrants at Fiscal Year-End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Russell R. Roth	206,500	–	$—	$—
Sam Johnson	91,998	66,670	$—	$—
Zak Khal	381,000	58,000	$—	$—
Employment Arrangements
        All employees, including executive officers, are required to execute an employee invention assignment and confidentiality agreement. In addition, we have agreed to severance arrangements with all executive officers that provide for the payment of six months of base salary following termination of employment.

        Effective August 10, 2004, we entered into an employment agreement with John English to serve as our Senior Vice President in charge of strategic business development through August 14, 2009, subject to early termination under certain conditions. Pursuant to the agreement, Mr. English is paid a base salary of $200,000, with automatic annual raises and bonus payments. In addition, as part of his compensation, Mr. English was granted warrants to purchase 250,000 shares of Series A common stock that are exercisable at $1.00 per share and vest annually at a rate of 20% per year beginning on August 10, 2004. Under the agreement Mr. English is prohibited from competing with us during the term of the agreement and for one year following termination of the agreement. From November 2005 through June 2006, Mr. English also served as our Chief Strategic Officer. Although Mr. English resigned as an executive officer in June 2006, he remained as our Senior Vice President in charge of strategic business development.
Stock Option Plan (2000)
        In 2000, our Board of Directors adopted Stock Option Plan (2000). Pursuant to the plan, we are authorized to issue options to officers, directors, employees and consultants to purchase an aggregate of 1,250,000 shares of Series A common stock. As of May 31, 2005, we have issued options to purchase 751,523 shares of Series A common stock and have 443,477 shares of Series A common stock reserved for issuance under the plan.
        The plan is administered by our Compensation and Stock Option Committee. The exercise price shall be determined at the time of grant and shall not be less than 85% of the fair value of our Series A common stock. In the case of any option granted to an employee possessing more than 10% of the total voting power of our Series A common stock, the exercise price shall not be less than 110% of the fair value of our Series A common stock. Unless otherwise determined by our Compensation and Stock Option Committee, each option shall expire upon the earlier of ten years from the date of grant; five years from the date of grant for an option holder who possesses more than 10% of the voting power of our Series A common stock; three months after the termination of the option holder’s status as an officer, director, employee, or consultant; and one year after the death or disability of the option holder. The plan may be amended by our Board of Directors without stockholder approval unless the amendment increases the total number of shares reserved under the plan, changes the class of persons eligible to receive options under the plan, reduces the exercise price, extends the term of the option, or adversely affects any of the then outstanding options.

PRINCIPAL AND SELLING STOCKHOLDERS
        The following table sets forth certain information regarding the beneficial ownership of our Series A common stock as of May 31, 2006 by the following:

•	each of our executive officers and directors;
•	all of our executive officers and directors as a group; and
•	the selling stockholder.
        Pursuant to the bridge financing we obtained in April 2006, we issued to CAMOFI the CAMOFI note and CAMOFI warrant, which are convertible into 3,717,473 shares and exercisable into 2,500,000 shares of Series A common stock, respectively, subject to certain conditions and limitations, including the limitation that CAMOFI may not be issued shares of Series A common stock if after such issuance CAMOFI would own in excess of 4.99% of the then outstanding shares of our common stock. Pursuant to the Registration Rights Agreement with CAMOFI, we are required to register 125% of the shares of Series A common stock underlying the CAMOFI note and CAMOFI warrant, or a maximum of 7,771,842 shares. Other than the bridge financing received in April 2006, CAMOFI has had no material relationship with us during the past three years. The following table assumes that all shares offered for sale in this prospectus are sold.

				Shares
	Shares Before Offering			Beneficially Owned
	Beneficially Owned(2)		Shares	After Offering(2)(3)
			Registered
Name of Beneficial Owner(1)	Number	Percent	for Sale(3)	Number	Percent

Executive Officers and Directors:
Russell R. Roth(4)	1,225,677	12.7%	—	1,225,677	12.1%
Zak Khal(5)	481,000	4.9%	—	481,000	4.7%
Sam Johnson(6)	743,680	7.8%	—	743,680	7.4%
Bruce A. Shepard(7)	83,333	*	—	83,333	*
Kyleen E. Cane(8)	143,500	1.5%	—	143,500	1.4%
Stephen A. Crystal(9)	320,000	3.4%	—	320,000	3.2%
Richard H. Irvine(10)	100,000	1.1%	—	100,000	1.0%
Terry L. Caudill(11)	10,000	*	—	10,000	*
George P. Kelesis(12)	30,000	*	—	30,000	*
Robert B. Washington	—	*	—	—	*
All officers and directors as a group (10 persons)(13)	3,136,692	30.2%	—	3,136,692	28.9%
Selling Stockholder:
CAMOFI Master LDC(14)	494,222	4.99%	494,222	—	*
c/o Centrecourt Asset Management 350 Madison Avenue, 8th Floor New York, New York 10017

*	Less than 1%.

(1)	The address of each officer or director is c/o Las Vegas Gaming, Inc., Attention: Investor Relations, 4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118.
(2)	Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Series A common stock shown beneficially owned, subject to applicable community property laws. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our Series A common stock subject to derivative securities held by that person that are exercisable within 60 days of May 31, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person. The percentages before the offering shown are calculated based on 9,410,020 shares of Series A common stock outstanding on May 31, 2006. The percentages after the offering are calculated based on 9,410,020 shares of Series A common stock outstanding on May 31, 2006 and the issuance of 494,222 shares of Series A common stock to CAMOFI, representing 4.99% of the outstanding shares of our common stock on an after-issued basis.

(3)	We have no assurance that the selling stockholder will sell any of the shares being registered hereby.
(4)	Represents 959,177 shares of Series A common stock; 60,000 shares of Series A common stock held by Mr. Roth’s spouse; options to purchase 181,500 shares of Series A common stock; and warrants to purchase 25,000 shares of Series A common stock. The beneficial ownership of Mr. Roth does not include 100 shares of Series A common stock beneficially owned by Rebecca Candelaria, Mr. Roth’s daughter; 100 shares of Series A common stock beneficially owned by Danielle Roth, Mr. Roth’s daughter; and 2,500 warrants to purchase Series A common stock beneficially owned by Nancy Roth, Mr. Roth’s sister, all of which are vested and exercisable.
(5)	Represents 100,000 shares of Series A common stock; options to purchase 100,000 shares of Series A common stock of which options to purchase 75,000 shares are vested and exercisable; and warrants to purchase 339,000 shares of Series A common stock of which warrants to purchase 306,000 shares are vested and exercisable.
(6)	Represents 651,682 shares of Series A common stock and warrants to purchase 91,998 shares of Series A common stock.
(7)	Represents warrants to purchase 250,000 shares of Series A Series A common stock, of which warrants to purchase 83,333 shares are vested and exercisable.
(8)	Represents 53,500 shares of Series A common stock, options to purchase 40,000 shares of Series A common stock, and warrants to purchase 50,000 shares of Series A common stock.
(9)	Represents 185,000 shares of Series A common stock issued to JMC Investments, L.L.C.; 125,000 shares of Series A common stock issuable upon conversion of 125,000 shares of Series D convertible preferred stock issued to JMC Investments, L.L.C.; and options to purchase 10,000 shares of Series A common stock. Mr. Crystal is the manager and member of JMC Investments, L.L.C. and has sole voting and dispositive power with respect to such shares.

(10)	Represents options to purchase 40,000 shares of Series A common stock; and warrants to purchase 60,000 shares of Series A common stock.
(11)	Represents warrants to purchase 10,000 shares of Series A common stock.
(12)	Represents warrants issued to the Kelesis Family Trust to purchase 20,000 shares of Series A common stock, and warrants to purchase 10,000 shares of Series A common stock.
(13)	Represents 2,048,861 shares of Series A common stock; 125,000 shares of Series A common stock issuable upon conversion of 125,000 shares of Series D convertible preferred stock; options to purchase 221,500 shares of Series A common stock; and warrants to purchase 751,331 shares of Series A common stock.
(14)	Represents the maximum number of shares of Series A common stock issuable to CAMOFI based on the shares of our common stock outstanding as of May 31, 2006. Pursuant to the terms of the CAMOFI warrant and the CAMOFI note, we have registered a maximum of 7,771,842 shares of Series A common stock on behalf of CAMOFI.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Loans to Executive Officers
        During 2001 and 2002, we loaned to Russell R. Roth, our Chairman, Chief Executive Officer, and Secretary, $248,000, representing the funds needed to exercise all of his non-qualified stock options and pay the federal income taxes due upon exercise. The loan required the payment of interest of 4.85% per annum during the first four years with the balance due on June 15, 2006. Mr. Roth paid $100,000 toward the repayment of this debt in 2004 and repaid the remaining outstanding amount in June 2006.
        During 2001 and 2002, we loaned to Gary G. Baldwin, our former Vice President and a former director, $220,000, representing the funds needed to exercise all of his non-qualified stock options and pay the federal income taxes due upon exercise. The primary intent of the loans was the same as that for the loans to Mr. Roth. The loan required the payment of interest of 4.85% per annum during the first four years with the balance due on June 15, 2006. The loan was repaid in June 2006 through the surrender of 80,340 shares of Series A common stock.
Compensation Arrangements
        During 2005, we entered into arrangements with certain executive officers and service providers to issue shares of Series A common stock at a negotiated fair value of $0.50 per share in exchange for the agreement to reduce their salaries or compensation for services rendered. As a result, we issued the following shares of Series A common stock: 170,000 shares to Russell R. Roth, 45,000 shares to Sam Johnson, 100,000 shares to Zak Khal, 50,000 shares to Kyleen E. Cane, and 40,000 shares to John English.
Separation Agreement with Gary G. Baldwin
        In 2003, we entered into a separation agreement with Gary G. Baldwin under which Mr. Baldwin received a cash payment of $30,000, the right to receive contingent future consideration of $30,000, and the limited right to have us repurchase up to 75,000 shares of Series A common stock at prices up to $3.00 per share. The shares that were subject to the repurchase right were surrendered as part of the repayment of a loan in June 2006.
Acquisitions Involving AdLine Network, LLC
        On January 14, 2005, we entered into an Agreement and Plan of Merger to acquire all of the outstanding common stock of AdLine Gaming, Inc. from AdLine Network, LLC in a transaction valued at $1,178,487, including the payment of $500,000 in cash, the issuance of 400,000 shares of Series A common stock, the issuance of warrants to purchase 100,000 shares of Series A common stock and the assumption of $278,487 in liabilities. Following consummation of the merger, we appointed Sam Johnson, former Chief Executive Officer and President and current shareholder of AdLine Network, LLC, as our Chief Technology Officer. As a result of the acquisition, Mr. Johnson received 234,674 shares of our Series A common stock.
        Additionally, on February 1, 2006, we entered into a Waiver and Release Agreement with AdLine Network, LLC whereby, in exchange for 700,000 shares of our Series A common stock, we acquired world-wide exclusive rights to certain technologies that permit at home wagering and betting and were released from any claims that AdLine Network, LLC may have had against us. Further, as part of the agreement, we are required to pay AdLine Network, LLC 5% of our net revenue (our gross revenue less the theoretical cost of any pay outs) derived from any at home wagering and betting. Mr. Johnson is a 40% member of AdLine Network, LLC. As a result of the acquisition, Mr. Johnson received 372,009 shares of our Series A common stock.

Agreements for Services
        In 2006, we entered into a consulting agreement with JMC Investments, L.L.C., an entity managed and owned by Stephen A. Crystal, a director of our company. During the 90-day term of the consulting agreement, JMC Investments, L.L.C. is to assist in designing, developing, and implementing our sales efforts and in fulfilling our funding needs. In exchange, we have agreed to pay JMC Investments, L.L.C. compensation of $10,000 per month and a one-time grant of 60,000 shares of Series A common stock. On June 15, 2006, Mr. Crystal accepted our offer of employment as Chief Marketing Officer and agreed to terminate any further obligation under the consulting agreement.
        Since 1999, Cane Clark, LLP has provided legal services to us. Kyleen E. Cane, a director of our company, is a partner of Cane Clark, LLP. In exchange for the services provided by Ms. Cane and Cane Clark, LLP, we issued 50,000 shares of Series A common stock to Ms. Cane in 2005 at a negotiated fair value of $0.50 per share and paid cash fees of $34,256, $25,299, and $23,514 in 2005, 2004, and 2003, respectively.
Sale of Series D Convertible Preferred Stock
        In October 2005, JMC Investments, L.L.C., an entity managed and owned by Stephen A. Crystal, purchased 125,000 shares of Series D convertible preferred stock at a price of $2.00 per share. The terms of the transaction were negotiated with Mr. Crystal prior to his appointment to our Board of Directors.

DESCRIPTION OF CAPITAL STOCK
        The following information describes all of our capital stock, as well as options and warrants to purchase our Series A common stock, and provisions of our articles of incorporation and our bylaws.
        Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, that may be issued in one or more series.
        The following description of our capital stock is intended to be a summary and does not describe all of the provisions of our articles of incorporation or our bylaws or the provisions of Nevada law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our articles of incorporation and our bylaws which have been previously filed with the SEC.
Common Stock
        Our Board of Directors has designated two series of common stock, one referred to as “common stock” and the other referred to as “Series A common stock.”
        As of May 31, 2006, there were no shares of our common stock outstanding and 9,410,020 shares of our Series A common stock outstanding held of record by approximately 450 stockholders. As a result of the 4.99% limitation on the shares of Series A common stock issuable to CAMOFI, we have assumed the issuance of 494,222 shares of Series A common stock to CAMOFI and the offer and sale of such shares by CAMOFI. Based on these assumptions, there will be 9,904,242 shares of Series A common stock outstanding and no shares of common stock outstanding upon the completion of this offering.
        Each share of common stock and Series A common stock has virtually the same rights and privileges. Each holder of either common stock or Series A common stock has the right to cast one vote for each share held of record on all matters submitted to a vote of our holders of common stock. The holders of either series of common stock vote together as a single class except to the extent that voting as a separate class or series is required by law. The holders of both series of common stock are entitled to receive dividends on a pro rata basis, payable in cash, stock, or otherwise, as may be declared by our Board of Directors out of any funds legally available for the payment of dividends, subject to the rights of holders of any outstanding preferred stock. Upon our liquidation, dissolution or winding-up, the holders of both series of common stock will be entitled to receive after distribution in full of any preferential amounts owed to debt holders or holders of our preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Neither series of our common stock provides holders with preferences or any preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to either series of common stock. Since there are no shares of common stock outstanding, our Board of Directors may amend the relative powers, preferences, and privileges of our common stock through an amendment to the applicable Certificate of Designation.
Preferred Stock
        Our articles of incorporation authorize our Board of Directors, without further stockholder action, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, and privileges of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. Our Board of Directors, without stockholder approval, has the authority to issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Depending upon the terms of preferred stock established by our Board of Directors, any or all series of preferred stock could have preference over common stock with respect to dividends and other distributions and upon our liquidation, and could have the effect of delaying or preventing a change in control or making removal of management more difficult. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted.
        Our Board of Directors has designated four series of preferred stock, designated as “Series A Convertible Preferred Stock,” “Series B Convertible Preferred Stock,” “Series C Convertible Preferred Stock,” and “Series D Convertible Preferred Stock.” None of our series of preferred stock have dividend or voting rights. With respect to the rights upon liquidation, dissolution, or winding up, our preferred stock ranks senior to both series of common stock, but junior to any existing or future indebtedness. With respect to these rights, our Series A convertible preferred stock is entitled to receive $4.00 per share from our keno jackpot security account, referred to as our “jackpot account,” before any other distributions are made to holders of capital stock. Subject to the distribution priority of the holders of Series A convertible preferred stock from our jackpot account, holders of our preferred stock will receive the following preferences upon liquidation, dissolution or winding up:

•	first, holders of Series B convertible preferred stock are entitled to receive $5.00 per share;
•	second, holders of Series A convertible preferred stock and Series C convertible preferred stock share equal liquidation preference and are entitled to receive $5.00 per share; and
•	third, holders of Series D convertible preferred stock are entitled to receive $2.00 per share.
        As indicated above, with the exception of the priority distribution to holders of Series A convertible preferred stock from our jackpot account, the liquidation preference for each series of preferred stock is equal to the original purchase price of the preferred stock. No earlier than 180 days after the date of this prospectus, we plan to offer the holders of our preferred stock the ability to convert their shares of preferred stock into shares of our common stock at the same ratio at which the shares would be convertible into shares of Series A common stock.
Series A Convertible Preferred Stock
        From June 2000 to May 2001, we conducted a private placement of our Series A convertible preferred stock through which we issued 1,995,107 shares of our Series A convertible preferred stock. As of May 31, 2006, there were 536,400 shares of our Series A convertible preferred stock outstanding held of record by approximately 70 stockholders, which number reflects the conversion of 1,458,707 shares of Series A convertible preferred stock into 1,458,707 shares of Series A common stock.
        At the election of the holders of the Series A convertible preferred stock, each share of Series A convertible preferred stock is convertible into one share of Series A common stock in the event our Series A common stock trades on an exchange for a period of 60 consecutive days at a price of $5.00 per share or greater, as measured by the average of the bid and ask prices of our Series A common stock on the exchange upon which our Series A common stock is traded for the 60-day measurement period.
        If the shares of Series A convertible preferred stock are not converted after four years from their issue date, we have the right to purchase all of the Series A convertible preferred stock at a price of $5.00 per share, or to require holders to convert their shares of Series A convertible preferred stock into shares of Series A common stock on a one-to-one basis.
        In addition, holders of Series A convertible preferred stock may sell no more than 25% of their total shares of Series A convertible preferred stock in each calendar quarter.

        Upon our liquidation, dissolution, or winding up, holders of Series A convertible preferred stock are entitled to receive $4.00 per share from our jackpot account before any other distributions are made to holders of any other series of preferred stock.
Series B Convertible Preferred Stock
        From May 2003 to June 2004, we conducted a private placement of our Series B convertible preferred stock through which we issued 346,140 shares of our Series B convertible preferred stock. As of May 31, 2006, there were 346,140 shares of our Series B convertible preferred stock outstanding held of record by approximately 64 stockholders.
        Each share of Series B convertible preferred stock is convertible at any time into Series A common stock at the election of the holders of the Series B convertible preferred stock on a one-to-five basis.
        A certain amount of the proceeds derived from the sale of Series B convertible preferred stock provide jackpot security for two of our game products, Nevada Numbers and The Million Dollar Ticket. The terms of Series B convertible preferred stock provide that if at any time we determine that these proceeds are no longer used by us to provide jackpot security for either Nevada Numbers or The Million Dollar Ticket then, in each case, each holder of Series B convertible preferred stock will have the right, for 90 calendar days from the date the holders of Series B convertible preferred stock are noticed that such funds are no longer being so used, to sell up to 50% of such holder’s Series B convertible preferred stock to us for $5.00 per share.
        Additionally, the holders of Series B convertible preferred stock have the right, at their election, to sell their shares of Series B convertible preferred stock to us for $5.00 per share at any time beginning July 31, 2008 through and including October 31, 2008.
        Furthermore, at any time after our Series A common stock trades on an exchange, we have the right to purchase shares of Series B convertible preferred stock for 125% of the original purchase price plus an additional 10% of the original purchase price for each year or fractional year that such shares have been outstanding beyond two years from the initial issue date of such shares. In the event we elect to purchase the Series B convertible preferred stock, the holders of the Series B convertible preferred stock will have the option to sell their shares of Series B convertible preferred stock upon the terms described above or convert their shares into Series A common stock on a one-to-five basis.
        Upon our liquidation, dissolution, or winding up, and subject to the priority payment to holders of Series A convertible preferred stock from our jackpot account, holders of Series B convertible preferred stock are entitled to receive $5.00 per share.
Series C Convertible Preferred Stock
        From June 2004 to September 2004, we conducted a private placement of our Series C convertible preferred stock through which we issued 76,000 shares of our Series C convertible preferred stock. As of May 31, 2006, there were 56,000 shares of our Series C convertible preferred stock outstanding held of record by approximately eight stockholders, which number reflects the conversion of 20,000 shares of Series A convertible preferred stock into 100,000 shares of Series A common stock.
        Each share of Series C convertible preferred stock is convertible at any time into Series A common stock at the election of the holders of the Series C convertible preferred stock on a one-to-five basis. At any time after our Series A common stock trades on the Nasdaq Global Market, the New York Stock Exchange, or the American Stock Exchange at a price in excess of $10.00 for a period of 30 consecutive days, we have the option of requiring the holders of Series C convertible preferred stock to convert their shares of Series C convertible preferred stock into shares of Series A common stock on a one-to-five basis.

        Upon our liquidation, dissolution, or winding up, and subject to the priority payment to holders of Series A convertible preferred stock from our jackpot account and payment to holders of Series B convertible preferred stock of $5.00 per share, holders of Series C convertible preferred stock are entitled to share remaining funds equally with holders of Series A convertible preferred stock at a rate of $5.00 per share.
Series D Convertible Preferred Stock
        As of May 31, 2006, there were 125,000 shares of our Series D convertible preferred stock outstanding held of record by one stockholder, JMC Investments, L.L.C.
        At the election of the holders of the Series D convertible preferred stock, each share of Series D convertible preferred stock is convertible at any time into one share of Series A common stock.
        At any time after our Series A common stock trades on the Nasdaq Global Market, the New York Stock Exchange, or the American Stock Exchange at a price in excess of $5.00 for a period of 30 consecutive days, we have the option of requiring the holders of Series D convertible preferred stock to convert their shares of Series D convertible preferred stock to shares of Series A common stock on a one-to-one basis. Additionally, at any time after July 31, 2006, we have the right to purchase any or all of the shares of Series D convertible preferred stock for $2.00 per share.
        Upon our liquidation, dissolution, or winding up, and subject to the priority payment to holders of Series A convertible preferred stock from our jackpot account, payment to holders of Series B convertible preferred stock of $5.00 per share, payment to holders of Series A convertible preferred stock and Series C convertible preferred stock at a rate of $5.00 per share, holders of Series D convertible preferred stock are entitled to receive $2.00 per share.
Options
        As of May 31, 2006, we had outstanding options to purchase an aggregate of 751,523 shares of our Series A common stock at exercise prices ranging from $1.00 to $4.55 per share, with a weighted average exercise price of $2.50 per share.
Warrants
        As of May 31, 2006, we had outstanding warrants to purchase an aggregate of 5,937,899 shares of our Series A common stock at exercise prices ranging from $1.00 to $6.00 per share with a weighted average exercise price of $1.68 per share. The warrants currently outstanding are as follows:

•	warrants to purchase 1,808,600 shares of Series A common stock that have an exercise price of $1.00 per share and that are exercisable through April 2015,
•	warrants to purchase 2,500,000 shares of Series A common stock that have an exercise price of $1.48 per share and that expire in April 2011,
•	warrants to purchase 260,000 shares of Series A common stock that have an exercise price of $1.75 per share and that expire in August 2007,
•	warrants to purchase 450,000 shares of Series A common stock that have an exercise price of $2.00 per share and that are exercisable through November 2010,
•	warrants to purchase 23,809 shares of Series A common stock that have an exercise price of $2.10 per share and that expire in November 2010,
•	warrants to purchase 671,508 shares of Series A common stock that have an exercise price of $3.00 per share and that are exercisable through June 2011,
•	warrants to purchase 100,000 shares of Series A common stock that have an exercise price of $4.00 per share and that expire in February 2010,

•	warrants to purchase 71,827 shares of Series A common stock that have an exercise price of $4.55 per share and that are exercisable through November 2008, and
•	warrants to purchase 52,255 shares of Series A common stock that have an exercise price of $6.00 per share and that expire in February 2008.

Registration Rights
        In connection with the financing we obtained from CAMOFI, we granted registration rights to CAMOFI with respect to the shares of Series A common stock that are issuable pursuant to the exercise of the warrant granted to CAMOFI and the conversion of the senior secured convertible note issued in favor of CAMOFI, referred to as the CAMOFI warrant and CAMOFI note, respectively. The registration rights agreement with CAMOFI provides that we are obligated to file with the SEC by July 29, 2006 a registration statement covering the resale of 125% of the following:

•	all of the shares of Series A common stock issuable upon conversion of the CAMOFI note, assuming the CAMOFI note is converted;
•	all shares issuable as amortization payments on the CAMOFI note, assuming all permissible amortization payments are made in shares of Series A common stock and the CAMOFI note is held until maturity;
•	all of the shares of Series A common stock issuable upon exercise of the CAMOFI warrant;
•	any securities issued or issuable upon any stock split, dividend, or other distribution recapitalization or similar event with respect to the foregoing; and
•	any additional shares issuable in connection with any anti-dilution provisions contained in the CAMOFI note or the CAMOFI warrant.
        This filing must also be declared effective by the SEC by September 27, 2006. As of the date of this prospectus, we are in compliance with the terms of the CAMOFI registration rights agreement through the registration of 7,771,842 shares of Series A common stock on behalf of CAMOFI. As a result of the 4.99% limitation on the ownership of our common stock, this prospectus is limited to the offer and sale of 494,222 shares of Series A common stock. With prior notice of 60 days, CAMOFI may waive this limitation.
Certain Provisions of our Articles of Incorporation and our Bylaws; Nevada Anti-Takeover Laws
Articles of Incorporation and Bylaws
        Some provisions of our articles of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.
        Board of Directors. Nevada law permits a corporation to have a staggered or classified board of directors. The classification system of directors tends to discourage a third party from initiating a proxy solicitation or otherwise attempting to obtain control of a company and may maintain the incumbency of a board of directors, as this structure generally increases the difficulty of, or may delay, replacing a majority of directors. Although neither our articles of incorporation nor our bylaws provide for the classification of our Board of Directors, our Board of Directors may elect to amend our bylaws to provide for a staggered or classified Board of Directors.

        Removal of Directors. Nevada law provides that a member of our Board of Directors may only be removed by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
        Stockholders Meetings. Our bylaws provide that special meetings of our stockholders may be called only by our chairman or our chief executive officer, if any, or, if we do not have a chairman or chief executive officer, by the president, and shall be called by the secretary upon the written request of at least a majority of the directors in office. Our stockholders have no right to request or call a special meeting. Accordingly, without request of our directors or officers, stockholders may take no action other than at an annual meeting.
        Issuance of Preferred Stock. Our Board of Directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences, and relative, participating, optional, or other special rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. Preferred stock may rank prior to all of our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, issuance of shares of preferred stock could adversely affect the voting power of holders of all of our common stock and could have the effect of deterring or delaying an attempt to obtain control of us.
        No Stockholder Action by Written Consent. Our bylaws provide that the stockholders may not in any circumstance take action by written consent.
        Amendment of the Bylaws. Under Nevada law, the power to adopt, amend, or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its articles of incorporation also confer upon the board of directors the power to adopt, amend, or repeal its bylaws. Our charter and bylaws grant our Board of Directors the power to adopt, amend, and repeal our bylaws at any regular or special meeting of the Board of Directors on the affirmative vote of a majority of the directors then in office; provided, however, our Board of Directors shall have no power to change the quorum for meetings of stockholders or of the Board of Directors, or to change any provisions of the bylaws with respect to the removal of directors or the filling of vacancies in the Board of Directors resulting from the removal by the stockholders. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of 66 2/3 % of the outstanding voting power of our capital stock.
Nevada Anti-Takeover Laws.
        Combination with Interested Stockholders. Nevada law prevents an “interested stockholder” and an applicable Nevada corporation from entering into a “combination,” unless certain conditions are met. A “combination” means any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions with an “interested stockholder”:

•	having an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation,
•	having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation, or
•	representing 10% or more of the earning power or net income of the corporation.
        An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a corporation, or an affiliate or associate thereof. A corporation may not engage in a “combination” within three years after the interested stockholder acquired his shares unless the combination or the purchase of shares made by the interested stockholder was approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of the following:

•	the highest price per share paid by the interested stockholder within the five years immediately preceding the date of the announcement of the combination or in the transaction in which the stockholder became an interested stockholder, whichever is higher;
•	the market value per share of common stock on the date of the announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or
•	for the holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.
        Nevada’s “Combinations with Interested Stockholders” statute applies to Nevada corporations that have 200 or more stockholders of record that have not opted out of the statute in their articles of incorporation. As our articles of incorporation do not opt out of this statute and since we have 450 stockholders of record as of May 31, 2006, Nevada’s “Combinations with Interested Stockholders” statute is applicable to us at this time.
        Acquisition of Controlling Interest. Nevada law prohibits an acquirer, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquirer obtains the approval of the target corporation’s disinterested stockholders. Nevada law specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days become “Control Shares” (as defined in such statute) and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. NRS 78.3793 provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares. The board of directors is required to notify stockholders as soon as practicable after such an event has occurred that they have the right to receive the fair value of their shares.
        Nevada’s “Acquisition of Controlling Interest” statute applies to Nevada corporations that have 200 or more stockholders of record, at least 100 of which have addresses in Nevada. Since we have 450 stockholders of record, 103 of which have addresses in Nevada, as of May 31, 2006, Nevada’s “Acquisition of Controlling Interest” statute is applicable to us at this time.
Transfer Agent and Registrar
        The transfer agent for our securities is                                                                                 .
Listing of Common Stock
        Our common stock is not listed on any exchange or quoted on a quotation medium.

PLAN OF DISTRIBUTION
        There is no public market for our Series A common stock. The selling stockholder and any of its pledgees, assignees, or successors-in-interest may, from time to time, sell their shares of Series A common stock in private transactions or on a stock exchange, market, or trading facility. Such sales may be at fixed or negotiated prices and may occur through any method permitted by law, including the following:

•	brokerage transactions, including transactions in which a broker-dealer solicits purchasers;
•	block trades in which a broker-dealer attempts to sell a block of shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;
•	purchases and sales by a broker-dealer as a principal for its own account;
•	exchange distributions;
•	privately negotiated transactions;
•	settlements of short sales entered into after the date of this prospectus;
•	sales in which a broker-dealer agrees with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	hedging transactions, which may involve the writing or settlement of options, whether through an options exchange or otherwise; and
•	sales by the selling stockholder under Rule 144 of the Securities Act.
        Broker-dealers engaged by the selling stockholder to sell its shares of Series A common stock may arrange for other broker-dealers to participate in such sales. These broker-dealers may receive negotiated commissions or discounts from the selling stockholder or from the purchasers of shares of Series A common stock. The selling stockholder does not expect such commissions or discounts to exceed customary amounts.
        In connection with the sale of Series A common stock, the selling stockholder may enter into hedging transactions with broker-dealers or financial institutions, that may in turn engage in short sales of the Series A common stock in the course of hedging the positions they assume. The selling stockholder may sell short Series A common stock and deliver shares of Series A common stock covered by this prospectus to close out its position. In addition, the selling stockholder may loan or pledge the Series A common stock to broker-dealers who may in turn sell the shares. The selling stockholder may also enter into transactions with broker-dealers or financial institutions involving the creation of derivative securities, which would require the delivery of shares of Series A common stock to such broker-dealers or other financial institutions for resale pursuant to this prospectus (as supplemented or amended to reflect such a transaction).
        Anyone involved in selling shares of Series A common stock covered by this prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act, in which case, any commissions received and any profit obtained by it in connection with such sales may be deemed to be underwriting commissions or discounts. The selling stockholder has advised us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Series A common stock.
        Since the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that they have not entered into any agreements, understandings, or arrangements with any underwriter or broker-dealer regarding the sale of shares covered by this prospectus. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Series A common stock covered by this prospectus by the selling stockholder.

        We are required to pay certain fees and expenses incident to the registration of shares of Series A common stock covered by this prospectus. In addition, we have agreed to indemnify the selling stockholder against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act, that are incurred in connection with the registration of shares of Series A common stock covered by this prospectus.
        We have agreed to use our best efforts to keep the registration statement containing this prospectus continuously effective under the Securities Act until all of shares of Series A common stock covered by this prospectus have been sold or may be sold without volume restrictions pursuant to Rule 144(k) as determined by our counsel. If required by law, the shares of Series A common stock covered by this prospectus will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement, if available, is complied with.
        Pursuant to the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of shares covered by this prospectus may not simultaneously engage in market making activities with respect to our Series A common stock for a period of two business days prior to the commencement of the distribution. Additionally, the selling stockholders may be subject to other provisions of the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of Series A common stock. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
EXPERTS
        The financial statements for the years ended December 31, 2003, 2004, and 2005 contained in this prospectus have been audited by Piercy Bowler Taylor & Kern, Certified Public Accountants & Business Advisors, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein reliance upon the authority of such firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
        We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the Commission at 1-202-551-8090 for more information on its public reference room. In addition, we are an electronic filer. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC.
        Our telephone number is (702) 871-7111 and our website address is located at http://www.lvgi.com. The information contained in our website is not intended to form any part of this prospectus. However, we make available free of charge through our website our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB, our current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC.
        We have filed with the SEC a registration statement, which contains this prospectus, on Form S-1 under the Securities Act of 1933. The registration statement relates to the Series A common stock offered hereby.
        This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.
        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:
4000 West Ali Baba, Suite D, Las Vegas, Nevada 89118
(702) 871-7111
        We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the shares.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
Las Vegas Gaming, Inc.
Las Vegas, Nevada
We have audited the accompanying consolidated balance sheets of Las Vegas Gaming, Inc. and Subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2003, 2004 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Las Vegas Gaming, Inc. and Subsidiaries as of December 31, 2004 and 2005, and the results of their operations and cash flows for each of the three years ended December 31, 2003, 2004 and 2005, in conformity with accounting principles generally accepted in the United States.
PIERCY BOWLER TAYLOR & KERN,
Certified Public Accountants & Business Advisors
A Professional Corporation
March 3, 2006
LAS VEGAS, NEVADA

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
			March 31,
	2004	2005	2006

			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$586,169	$1,672,381	$1,275,012
Accounts receivable, net of allowance	643,768	729,590	551,385
Inventory	383,545	418,015	447,633
Prepaid expenses and unearned compensation	–	94,750	170,057
Jackpot reserve deposits	3,992,680	4,180,134	4,055,207

	5,606,162	7,094,870	6,499,294
Equipment and software, net of accumulated depreciation	585,995	613,645	581,601
Other assets
Goodwill	955,277	955,277	955,277
Trademarks, copyrights, patents and other identifiable intangibles, net of accumulated amortization of $23,046, $163,488, and $291,488	30,137	833,597	2,157,930
Due from officers, including accrued interest	58,149	68,942	73,475
Unearned compensation	–	151,135	–
Deposits and other	243,034	336,355	340,584

	$7,478,754	$10,053,821	$10,608,161

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$506,772	$776,791	$456,868
Current portion of long-term debt	320,000	588,434	633,971
Progressive jackpot liability	981,636	1,224,719	1,423,495

	1,808,408	2,589,944	2,514,334

Long-term debt	–	3,011,163	3,009,302

Conditionally redeemable equity
Series B convertible preferred stock, $.001 par, 350,000 shares authorized, 346,140 shares issued and outstanding	1,730,700	1,730,700	1,730,700
Series A common stock — 75,000, 75,000, and 0 shares	25,000	25,000	–

	1,755,700	1,755,700	1,730,700

Stockholders’ equity
Series A convertible preferred stock, $.001 par, 2,000,000 shares authorized, 541,400, 536,400, and 536,400 shares issued and outstanding	541	536	536
Series C convertible preferred stock, $.001 par, 100,000 shares authorized, 76,000, 56,000, and 56,000 shares issued and outstanding	76	56	56
Series D convertible preferred stock, $.001 par, 125,000 shares authorized, 0, 125,000, and 125,000 shares issued and outstanding	–	125	125
Series A common stock $.001 par, 25,000,000 shares authorized, 7,048,955, 8,465,020, and 9,300,020 shares issued and outstanding	7,049	8,465	9,300
Additional paid-in capital	13,852,317	15,558,130	17,152,401
Less due from officers and stockholders	(320,000)	(320,000)	(320,000)
Deficit	(9,625,337)	(12,550,298)	(13,488,593)

	3,914,646	2,697,014	3,353,825

	$7,478,754	$10,053,821	$10,608,161

The accompanying notes are an integral part of these financial statements.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	December 31,			March 31,

	2003	2004	2005	2005	2006

				(unaudited)	(unaudited)
Revenue
Casino games	$936,772	$1,350,841	$1,719,753	$407,851	$455,733
Product sales	1,155,774	1,604,568	2,118,032	538,112	454,613
Other	820,444	1,851,620	1,865,585	512,979	425,872

	2,912,990	4,807,029	5,703,370	1,458,942	1,336,218

Costs and expenses
Casino games, net of progressive liability changes of 0, 39,889, (85,371), (3,205), and (87,619)	1,138,731	1,102,090	1,947,355	371,842	526,871
Product costs	740,099	1,098,978	1,434,528	361,275	315,006
Other	526,514	1,365,783	1,356,939	380,179	329,560

	2,405,344	3,566,851	4,738,822	1,113,296	1,171,437

Gross operating income	507,646	1,240,178	964,548	345,646	164,781

Other operating expenses
Selling, general, and administrative expenses	2,070,121	2,344,573	2,632,974	580,869	659,695
Research and development	196,834	293,651	817,455	197,169	202,000
Depreciation and amortization	229,476	245,303	444,604	93,907	147,029

	2,496,431	2,883,527	3,895,033	871,945	1,008,724

Operating loss	(1,988,785)	(1,643,349)	(2,930,485)	(526,299)	(843,943)
Other income and expense
Finance costs	–	–	(250,975)	–	(141,326)
Interest and other income	59,488	57,508	256,499	165,434	46,974

Net loss	$(1,929,297)	$(1,585,841)	$(2,924,961)	$(360,865)	$(938,295)

Net loss per share, basic and diluted	$(0.31)	$(0.23)	$(0.37)	$(0.05)	$(0.11)

Weighted average shares outstanding, basic and diluted	6,323,532	6,796,098	7,903,285	7,331,455	8,905,020

The accompanying notes are an integral part of these financial statements.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A	Series C	Series D
	Convertible	Convertible	Convertible
	Preferred	Preferred	Preferred	Common		Due From
	Stock Par	Stock Par	Stock Par	Stock Par	Additional	Officer/
	Value	Value	Value	Value	Paid-In Capital	Stockholder	Deficit

Balances, January 1, 2003	$541	$	$	$5,845	$12,214,201	$(420,000)	$(6,110,199)
Net loss	–	–	–	–	–	–	(1,929,297)
Shares issued in connection with acquisition	–	–	–	844	842,656	–	–
Warrants issued to purchase game rights	–	–	–	–	3,145	–	–
Stock-based compensation	–	–	–	–	132,006	–	–
Settlement of vacation liability with stock warrants	–	–	–	–	56,612	–	–
Retroactive reclassification of temporary equity to a liability	–	–	–	(75)	(24,925)	–	–

Balances, December 31, 2003	541	–	–	6,614	13,223,695	(420,000)	(8,039,496)
Net loss	–	–	–	–	–	–	(1,585,841)
Sale of preferred shares	–	76	–	–	389,460	–	–
Stock-based compensation	–	–	–	435	239,162	100,000	–

Balances, December 31, 2004	541	76	–	7,049	13,852,317	(320,000)	(9,625,337)
Net loss	–	–	–	–	–	–	(2,924,961)
Sales of 250,000 shares	–	–	125	125	499,750	–	–
Conversion of warrants	–	–	–	10	9,990	–	–
Exercise of options	–	–	–	180	89,820	–	–
Stock-based compensation	–	–	–	–	444,296	–	–
Salary adjustments	–	–	–	596	297,437	–	–
Shares issued in connection with acquisition	–	–	–	400	399,600	–	–
Consulting fee — money raising	–	–	–	–	(35,000)	–	–
Conversion of preferred stock to Series A common stock	(5)	(20)	–	105	(80)	–	–

Balances, December 31, 2005	536	56	125	8,465	15,558,130	(320,000)	(12,550,298)
Net loss	–	–	–	–	–	–	(938,295)
Conversion of warrants	–	–	–	60	87,690	–	–
Issuance of warrants	–	–	–		82,356	–	–
Reduction of conditionally redeemable equity	–	–	–	75	24,925	–	–
Shares issued in connection with acquisition	–	–	–	700	1,399,300	–	–

Balances, March 31, 2006	$536	$56	$125	$9,300	$17,152,401	$(320,000)	$(13,488,593)

The accompanying notes are an integral part of these financial statements.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,			March 31,

	2003	2004	2005	2005	2006

				(unaudited)	(unaudited)
Operating activities
Net loss	$(1,929,297)	$(1,585,841)	$(2,924,961)	$(360,865)	$(938,295)
Depreciation and amortization	203,659	245,303	444,604	93,910	213,267
Stock-based compensation	131,995	248,847	502,899	95,395	53,856
Other	25,833	55,828	10,157	–	–
Changes in operating assets and liabilities
Accounts receivable	71,970	(162,326)	(103,576)	(20,422)	178,204
Inventories	36,893	(33,941)	109,530	(78,304)	(29,618)
Prepaid expenses, deposits, and other	96,174	(8,439)	15,182	(1,119)	29,328
Jackpot reserve deposits	(178,741)	(179,717)	(187,454)	(17,670)	124,927
Accounts payable and accrued expenses	(113,017)	6,136	62,532	239,702	(232,173)
Progressive jackpot liability	313,573	130,648	243,083	(14,481)	198,776

Net cash used in operating activities	(1,340,958)	(1,283,502)	(1,828,004)	(63,854)	(401,728)

Investing activities
Business acquisition	–	–	(502,749)	(500,000)	–
Investment in outcome of litigation	(150,000)	–	–	–	–
Purchase of property and equipment	(219,144)	(84,204)	(241,674)	(20,177)	(39,317)
Acquisition of intangible assets	(117,500)	–	–	–	–
Collection of receivable from officer/shareholder	–	100,000	–	–	–
Collection of other receivables	54,442	–	–	–	–

Net cash provided by (used in) investing activities	(432,202)	15,796	(744,423)	(520,177)	(39,317)
Financing activities
Proceeds from litigation settlements	–	–	659,992	520,000	45,536
Net proceeds from Senior Secured Convertible Notes	–	–	3,000,000	–	–
Loan issue costs, net of amortization	–	–	(264,958)	–	–
Proceeds from other debt borrowings	–	320,000	324,185	–	–
Repayment of other debt borrowings	(300,000)	–	(625,580)	(320,000)	(1,860)
Issuance of common and preferred stock	1,582,700	528,314	465,000	–	–
Other	(173)	–	100,000	10,000	–

Net cash provided by financing activities	1,282,527	848,314	3,658,639	210,000	43,676

Net increase (decrease) in cash and cash equivalents	(490,633)	(419,392)	1,086,212	(374,031)	(397,369)
Cash and cash equivalents, beginning of period	1,496,194	1,005,561	586,169	586,169	1,672,381

Cash and cash equivalents, end of period	$1,005,561	$586,169	$1,672,381	$212,138	$1,275,012

Non-cash investing and financing activities
Series A common stock issued for assets/acquisition	$843,500	–	$400,000	$400,000	$1,400,000
Note issued in business acquisition	300,000	–	–	–	–
Liabilities assumed in business acquisition	–	–	278,487	278,487	–
Elimination of conditionally redeemable equity	–	–	–	–	25,000
Issuance of warrants	59,756	–	239,430	–	82,356
Exercise of stock warrants and options	–	–	–	–	87,750
The accompanying notes are an integral part of these financial statements.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations and Background Information
        We are in the business of providing equipment, supplies, and casino games for use by our customers in the keno and bingo segments of the gaming industry. As part of our business, we have acquired various businesses, products, and technologies. Key acquisitions include the following:

•	the April 2003 acquisition of Triple Win in Nevada, Inc., a bingo supply distributor, whereby we acquired bingo equipment and bingo service agreements;
•	the July 2003 acquisition of Imagineering Systems, Inc., a manufacturer of keno equipment and provider of a keno operating system, whereby we acquired keno equipment and the platform for our current keno operating system;
•	the February 2005 acquisition of AdLine Gaming, Inc., a subsidiary of AdLine Network, LLC, whereby we acquired significant technology and engineering talent that supports the PortalVision system and its related applications; and
•	the February 2006 acquisition from AdLine Network, LLC of technology related to the ability to accept wagers through WagerVision from the homes of players.
        The complete operating results of all of our acquisitions are included in our statement of operations beginning on the effective dates of the acquisition.
        Our current principal business is the delivery of new, linked-progressive, mega jackpot games to the worldwide gaming industry. Our current offering of these types of games includes Nevada Numbers, Super Bonanza Bingo, and The Million Dollar Ticket. We are now focusing our business on our proprietary multimedia delivery system, known as PortalVision, but PortalVision has had no effect on our financial statements to date.

2.	Summary of Significant Accounting Policies
        Basis of Presentation. The consolidated financial statements include the accounts of Las Vegas Gaming, Inc., Imagineering Gaming, Inc., its wholly owned subsidiary, and Las Vegas Keno Incorporated, its inactive 85%-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.
        The unaudited interim consolidated financial statements included herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the interim periods presented. All information presented in the notes that is as of March 31, 2005 or 2006, or relates to the interim periods is likewise unaudited. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been omitted pursuant to the interim financial information rules and regulations of the Securities and Exchange Commission. The results of operations for the period ended March 31, 2006, are not necessarily indicative of results to be expected for the year ending December 31, 2006.
        Cash equivalents. We consider short-term investments with original maturities of three months or less from the date of acquisition to be cash equivalents.
        Revenue and Cost Recognition — Casino Games. As wagers are made within our inter-linked systems, we recognize our share of each wager made as revenue. Based on the revenue proceeds, we may purchase insurance to fund the base jackpot. We also estimate the cost for any uninsured base jackpot and the expense for any progressive jackpot and, accordingly, establish a liability on our balance sheet as a progressive jackpot liability. For our other casino games, we recognize our share of revenue upon the sale of each ticket. We recognize costs associated with uninsured jackpots

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
payments as each ticket is sold based on mathematical probabilities dictated by the odds of the game.
        For Nevada Numbers, the winner of the jackpot will be paid the amount then displayed on the progressive meter in equal installments over a period of 20 years. At our sole discretion, we may offer the winner the option to receive immediately the discounted value of the jackpot. In the event of installment payments, we intend to purchase discounted U.S. Treasury securities to fund the obligation for the annual payments. We also expect to classify these investments as “held-to-maturity,” to be stated at cost adjusted for the amortization or accretion of any premiums or discounts over the term of the security using the interest method.
        Revenue and Cost Recognition — Products. We generally recognize sales of bingo and keno equipment and supplies when the products are shipped or the equipment is installed. We recognize distribution royalties from the placement of electronic bingo devices over time, based on customer usage. Warranty costs and related liabilities associated with product sales have not been material. We recognize fees from equipment maintenance contracts sold separately (with no bundled deliverables) evenly over the term of the contract. Prior to shipment, we include keno and bingo equipment and supplies in inventories stated at the lower of cost, as determined on a “first-in first-out” basis, or market.
        Revenue and Cost Recognition — Other. We include keno revenue from the operation of a keno route subject to multiple participation agreements in other revenue in an amount equal to the net win from such gaming activities, which is the difference between gaming wins and losses. We reflect amounts due to the owners of the facilities in which the keno games are conducted (effectively contingent rent) as an expense.
        Use of Estimates. The timely preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates that affect reported amounts and may require revision in future periods.
        Jackpot Reserve Deposits. For financial statement presentation purposes, we exclude jackpot reserve deposits (Note 3) from cash and present them among other current assets.
        Equipment and Software. We state equipment and software (Note 4) at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets (three to 10 years).
        Goodwill and Other Intangible Assets. Goodwill consists of the excess of the purchase price over fair value of net assets acquired in connection with acquisitions, including AdLine Gaming. We evaluate goodwill periodically for impairment as events or circumstances warrant. Such evaluations include, among others, cash flow and profitability forecasts, including the impact on other operations of our company.
        Other intangible assets consist principally of trademarks, copyrights, and patents, some of which are pending. We amortize other intangibles, all of which have a finite life, on a straight-line basis over the estimated economic life of the asset, usually less than 10 years.
        Net Loss Per Share. We compute basic and diluted net loss per share by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Potentially dilutive securities, such as convertible preferred stock, options, and warrants, were not considered outstanding because the effect would have been anti-dilutive.
        Stock-Based Compensation. Prior to the quarter ended March 31, 2006, we have been utilizing Financial Accounting Standard Board (FASB) Statement No. 123, Accounting for Stock-Based

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Compensation, for valuing compensatory stock and option awards (Note 6) and using the Black-Scholes pricing methodology to estimate the fair value of stock and amounts to be expensed as it relates to employee and non-employee stock-based compensation. In December, 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 123 (Revised 2004), Share Based Payment. Effective for us as of January 1, 2006, SFAS 123R requires certain changes in the way compensation cost related to share based employee compensation transactions is recognized in the financial statements as compared with SFAS No. 123.
        We adopted FAS 123R using the modified-prospective-transition method. Under that transition method, compensation cost recognized in future interim and annual reporting periods includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of Statement 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS 123R. The results for the prior periods have not been restated as amounts were deemed insignificant. We have accounted for share-based compensation generally under the provisions of FAS 123R.
        There was no affect on operations for the three months ended March 31, 2006 from adopting FAS 123R.
        During January 2005, we issued 400,000 shares of Series A common stock in connection with the AdLine Gaming, Inc. acquisition at a fair value of $1.00 per share. For purposes of determining the fair value of our Series A common stock for the AdLine Gaming, Inc. acquisition, we did not obtain a third-party valuation of our Series A common stock as we did not believe that the cost of obtaining a third-party valuation to be the best use of our limited cash resources. We believe that the AdLine Gaming, Inc. acquisition established the best indication of the fair value of our Series A common stock during January 2005, as it represented the price per share at which a third party was willing to accept shares of our Series A common stock. The Nevada Gaming Control Board requires us to maintain minimum bankroll requirements to guarantee payment of prizes offered by our company. During May 2005, we experienced a cash reserve shortfall of approximately $56,000 relative to these minimum bankroll requirements. In addition, we had relatively few alternatives to obtain third-party financing. During that time, we were engaged in discussions with various third-party financing sources to offer our securities at a Series A common stock equivalent price per share of $0.50. In an effort to conserve cash and to enable our business at that time to continue uninterrupted, we offered to our employees reduced salaries during the period from June 2005 through November 2005, and issued shares of Series A common stock in lieu of the reduced cash compensation at the fair value of $0.50 per share. In addition, a service provider agreed to accept shares of our Series A common stock for services rendered during that time at the fair value of $0.50 per share. As a result of our minimal cash resources, our relatively few sources of financing, and our requirement to issue Series A common stock for services, the fair value of our Series A common stock declined to $0.50 per share, which was the price per share that our employees and service providers were willing to accept for our Series A common stock. We believe that price reflected the fair value of our Series A common stock on the dates such shares were granted.
        Advertising. We expense advertising costs as incurred. Advertising costs totaled $117,913, $55,430, $74,916, $19,307, and $13,066 for 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively.
        Regulatory Gaming Deposits. Most state gaming licensing agencies require us to deposit varying amounts to fund the agencies’ expenses associated with their investigative licensing procedures. We record these initial transactions as deposits (included in other assets) and when

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
notified by the agencies that the funds have been used, the deposit is expensed as a cost of casino games.
        Legal Defense Costs. We do not accrue for estimated future legal and related defense costs, if any, to be incurred in the event of any pending or threatened litigation or other disputed matters, but rather record such costs as period costs when the services are rendered.
        Reclassifications. Certain minor reclassifications to previously reported amounts have been made to conform to the current year presentation.
3. Jackpot Reserve Deposits:
        At December 31, 2004, 2005, and March 31, 2006 (unaudited), we set aside, placed on deposit, and restricted for funding our various jackpot oriented games cash amounts of $3,992,680, $4,180,134, and $4,055,207, respectively. We classify these funds as current assets because we use these funds to support operations.
4. Equipment and Software:
        Equipment and software consist of the following:

	December 31,
			March 31, 2006
	2004	2005	Unaudited

Software	$218,990	$248,911	$248,911
Production equipment	951,553	1,117,301	1,184,914
Equipment, furniture, and fixtures	177,942	257,936	229,641

	1,348,485	1,624,148	1,663,466
Less accumulated depreciation	762,490	1,010,503	1,081,865

	$585,995	$613,645	$581,601

5.	Debt:
        In April 2006, we refinanced and increased the amount of our bridge financing from $3,000,000 to $5,000,000 under terms summarized as follows.
        Under the new financing arrangement, we are obligated to make monthly principal payments beginning in April 2007 of $208,333 (plus additional amounts that may become due upon certain contingencies, such as our raising of equity financing) and quarterly payments of $125,000 in financing costs to be recognized appropriately as expense over the loan period beginning July 1, 2006, until paid or converted as below. Under the terms of the note agreement, in lieu of cash, we may make principal payments in our Series A common stock in specified circumstances; all of our assets are pledged as collateral (except those subject to operating leases and the cash attributable to Series A and Series B convertible preferred stock); and the sale of Series A Common Stock by our CEO will be restricted for a period of time.
        The note is convertible into shares of our Series A common stock at the option of the noteholder, in whole or in part, at any time, subject to certain limitations. In addition, we are obligated under a related agreement to register with the Securities and Exchange Commission by a certain future date specified therein our shares issuable under the conversion and other features of the note agreement. We replaced our previously issued warrant to purchase 1,050,000 shares of Series A common stock with a warrant to purchase 2,500,000 shares of Series A common stock. The warrant vested immediately, has a five-year life and has an exercise price of $1.48.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
        In the second quarter of 2006, the refinancing resulted in a loss because of the write-off of issuance costs of $190,600 associated with the old bridge financing. We incurred new issuance costs of $167,000 in connection with the refinancing, which will be capitalized and amortized over the term of the new bridge financing.
        As permitted under SFAS No. 6, Classification of Short Term Obligations Expected to be Refinanced, the refinancing was given retroactive effect in classifying the bridge financing outstanding at December 31, 2005, and the following table of debt outstanding has been prepared based on such reclassification as of that date:

	December 31,
			March 31, 2006
	2004	2005	Unaudited

Senior Secured Convertible Notes	$–	$3,000,000	$3,000,000
Settlement due third parties	320,000	509,992	555,528
Other notes payable	–	89,605	87,745

	$320,000	$3,599,597	$3,643,273
Less amounts due within one year	320,000	588,434	633,971

	$–	$3,011,163	$3,009,302

        Long-term debt matures as follows: 2006, $588,434; 2007, $1,578,104; and 2008, $1,376,735.
        In connection with our 2003 acquisition of Imagineering Systems, Inc., we, in effect, purchased for $150,000 (included in other assets) an interest in a judgment against American Wagering, Inc., which was until recently operating under the protection of the United States Bankruptcy Code. The amount of the judgment has been negotiated to be $1.0 million. During 2005 and previously, we received an interest-free advance of $320,000 and a payment of $340,000 for the release of a lien from a subsidiary of American Wagering, Inc. This subsidiary is not in bankruptcy. We repaid the advance when the plan of reorganization of American Wagering, Inc. was confirmed early in 2005. We agreed to receive the balance of the $1.0 million judgment ($340,000) in installments over two years, plus interest. A substantial portion of the excess payments above $350,000 are payable to the prior shareholders of the acquired entity and/or their creditors under the terms of its acquisition. The settlement payable does not have a specified due date or interest rate associated therewith, but is considered to be due on demand and is included in the current portion of long-term debt.

6.	Stockholders’ Equity:
        From time to time, pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, we offer for sale without registration shares of common and preferred stock. For the three months ended March 31, 2006, we issued 60,000 shares of Series A common stock pursuant to the exercise of options and warrants to purchase 60,000 shares of Series A common stock and eliminated 75,000 shares of conditionally redeemable Series A common stock. Also in March 2006, we issued warrants to purchase 230,000 shares as compensation to a consultant and as severance to an employee. In addition, in April 2006, we issued options and warrants to purchase 1,450,000 shares of Series A common stock in connection with our refinancing with CAMOFI.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
        In March 2006, we purchased certain identifiable intangible assets for 700,000 shares of our Series A common stock. This purchase gives us the rights to use the acquired technology for home applications. We plan to value these assets and the stock issued in consideration therefore at an estimated fair value of $1,400,000 and to amortize the identifiable intangible assets acquired over a five-year period (see Note 9).
        During 2005, we issued 295,000 shares of Series A common stock pursuant to the exercise of 190,000 options and warrants and the conversion of 105,000 shares of preferred stock. We issued another 400,000 shares of Series A common stock pursuant to the purchase of AdLine Gaming, Inc. Additionally, we issued 125,000 shares of Series A common stock and 125,000 shares of Series D convertible preferred stock without registration in reliance on 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. We paid $35,000 in fees associated with these offerings. Also, we issued 596,065 shares of Series A common stock in exchange for certain services provided by non-employees and employees, who agreed to accept Series A common stock for services in lieu of cash compensation.
        During 2004, we completed a Series B convertible preferred stock offering by selling 29,600 shares for $148,000. Additionally, in 2004, we sold 76,000 shares of Series C convertible preferred stock for $380,000. There were no fees associated with these offerings.
        Each share of Series B convertible preferred stock is convertible at any time into Series A common stock at the election of the holders of the Series B convertible preferred stock on a one-to-five basis.
        A certain amount of the proceeds derived from the sale of Series B convertible preferred stock provide jackpot security for two of our game products, Nevada Numbers and The Million Dollar Ticket. The terms of Series B convertible preferred stock provide that if at any time we determine that these proceeds are no longer used by us to provide jackpot security for either Nevada Numbers or The Million Dollar Ticket then, in each case, each holder of Series B convertible preferred stock will have the right, for 90 calendar days from the date the holders of Series B convertible preferred stock are noticed that such funds are no longer being so used, to sell up to 50% of such holder’s Series B convertible preferred stock to us for $5.00 per share.
        Additionally, the holders of Series B convertible preferred stock have the right, at their election, to sell their shares of Series B convertible preferred stock to us for $5.00 per share at any time beginning July 31, 2008 through and including October 31, 2008.
        Furthermore, at any time after our Series A common stock trades on an exchange, we have the right to purchase shares of Series B convertible preferred stock for 125% of the original purchase price plus an additional 10% of the original purchase price for each year or fractional year that such shares have been outstanding beyond two years from the initial issue date of such shares. In the event we elect to purchase the Series B convertible preferred stock, the holders of the Series B convertible preferred stock shall have the option to sell their shares of Series B convertible preferred stock upon the terms described above or convert their shares into Series A common stock on a one-to-five basis.
        Upon our liquidation, dissolution or winding up, and subject to the priority payment to holders of Series A convertible preferred stock from our jackpot account, holders of Series B convertible preferred stock are entitled to receive $5.00 per share.
        During 2003, we issued 316,540 shares of Series B convertible preferred stock for $1,582,700. We also issued 400,000 shares of Series A common stock to the group that provided capital raising services in connection with this offering. An employee is also a principal in the service provider. We

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
also issued 843,500 shares of Series A common stock in connection with the acquisitions of Triple Win in Nevada, Inc. and Imagineering Systems, Inc.
        Stock Warrants and Options. We have both a qualified and a non-qualified option plan. Since 2000, options have been granted only under the qualified plan. The Compensation and Stock Option Committee of our Board of Directors administers the plans. The exercise price of these options must be no less than the fair value at the time of the grant and vesting is at the discretion of the plan administrator, though limited to 10 years. Only employees and board members are qualified to receive options, and options cannot exceed 15% of the outstanding shares of our common stock.
        We have, from time to time, granted warrants and options to employees and others as employment incentives, in return for successful capital-raising efforts or as an inducement to invest in our common or preferred securities, in return for other services, and in conjunction with the initial capitalization of our company and business acquisitions. Under the plan adopted in 2000, options to purchase 10,000, 180,000, 10,000, zero, and zero shares of Series A common stock were issued to officers and directors in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively.
        Since there has been no public market for our stock, no volatility factor has been considered in estimating the value of the options and warrants granted to employees and others for services and compensation. In using the Black-Scholes option-pricing model, the principal assumptions selected to value the options and warrants for calculating the “minimum value,” included a “risk-free” interest rate of 5%, expected option life of four to 10 years and no expected dividends. Total compensation cost recognized in operations from grants of options and warrants amounted to approximately $132,000, $250,000, $200,000, $95,396, and zero in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively.
        The following table summarizes stock options and warrants for the periods ended December 31, 2004, 2005, and March 31, 2005 and 2006:

	Shares Reserved for Options and Warrants and Weighted Average Exercise
	Price Per Share

			March 31, 2005	March 31, 2006
	December 31, 2004	December 31, 2005	Unaudited	Unaudited

Beginning balance	2,104,466	3,427,589	3,427,589	5,132,922
	$4.07	$2.50	$2.50	$2.33
Granted	1,356,623	1,967,809	130,000	230,000
	$1.32	$1.89	$3.31	$2.00
Exercised	(20,000)	(190,000)	(10,000)	(60,000)
	$0.50	$0.53	$0.50	$1.46
Forfeited	(13,500)	(72,476)	(3,000)	(69,000)
	$3.57	$3.52	$2.00	$3.16
Ending balance	3,427,589	5,132,922	3,554,589	5,233,922
	$2.50	$2.33	$2.54	$2.31

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
        Options and warrants outstanding and exercisable at December 31, 2005:

				Average
		Average		Remaining
	Number	Remaining Life	Number	Life in
Exercise Price	Outstanding	in Years	Exercisable	Years

Qualified options
$1.00	422,623	3.0	325,412	3.1
$2.00	10,000	4.9	10,000	4.9
$3.00	125,900	4.2	125,900	4.2
$4.55	249,000	3.6	189,000	3.5
Warrants
$1.00	1,806,500	2.6	1,555,010	2.5
$1.48	1,050,000	5.0	1,050,000	5.0
$1.75	260,000	2.0	173,316	2.0
$2.00	185,000	4.4	118,000	4.0
$2.10	23,809	5.0	23,809	5.0
$3.00	678,508	3.8	341,236	2.7
$4.00	100,000	5.0	100,000	5.0
$4.55	103,827	1.8	202,382	0.9
$5.00	61,500	1.0	61,500	1.0
$6.00	52,255	3.0	41,804	3.0

	5,132,922	3.4	4,317,369	3.3

        There are approximately 800,000 options and warrants that have been issued but not fully vested. Approximately 500,000 of these will vest in 2006, 230,000 in 2007, 60,000 in 2008, and 10,000 in 2009.
        We issued a warrant to purchase 1,050,000 shares of our Series A common stock pursuant to our July 2005 bridge financing agreement. See Note 5 for replacement warrants issued in 2006.
        Due from Officers/ Stockholders. During 2004, $100,000 of the amount due from officers/stockholders was collected. The amounts due from officers/stockholders arose during 2001 from the exercise of non-qualified stock options for the purchase of 630,000 shares of our Series A common stock. Also, during 2001, we lent $180,000 to a former officer to exercise options to acquire 280,000 shares of Series A common stock and later reacquired from the former officer 39,560 shares in satisfaction of the loan. These receivables that are deducted from stockholders’ equity are due in 2006 and bear interest at 4.85% annually. In addition, the amount due in 2006 from officers included in other assets relates to an advance made prior to the effective date of the Sarbanes-Oxley Act of 2002, plus related accrued interest that is payable annually.
        Redeemable Stock: In 2003, we entered into a separation agreement with one of the officer/stockholders. The terms of the agreement included cash payments to the officer/stockholder of $60,000 and the right of the stockholder, under certain conditions, to require us to repurchase from him up to 75,000 shares of Series A common stock at prices ranging up to $3.00 per share through June 15, 2005. The value of this option was not material, and therefore, no compensation expense was recorded. The conditions that remain relevant as of December 31, 2005 are the former officer could require us to repurchase up to 75,000 shares at $3.00 per share or the per share price

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
used to raise the funds if less than $3.00; the stockholder must apply the entire proceeds to his outstanding note; and, if our stock is listed on a public exchange, the agreement becomes null and void. As a result of the “put” provision, maximum redemption value of the 75,000 shares, which approximates fair value, net of the related note balance already deducted from stockholders’ equity, has been treated as conditionally redeemable equity and classified as a liability, pursuant to Emerging Issue Task Force, Topic D-98, and FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and the shares are excluded from the loss per share calculation.

7.	Concentrations, Commitments and Contingencies:
        Concentrations. In managing credit risk and establishing any allowance necessary for doubtful collection, we consider the customer, the relative strength of our legal position, the related cost of any proceedings, and general economic conditions. Our receivables are uncollateralized. The maximum losses that we would incur if a customer or customers failed to pay would be limited to the amount due after any allowances provided. There are no significant concentrations of credit risk.
        Historically, we have depended on relatively few suppliers for components and programming for certain of our games. However, this dependence has been substantially mitigated as a result of acquisitions, mostly in 2003, and we believe that such other suppliers are sufficiently available so that any disruption of service would be brief and not have a material adverse effect on our business, financial condition, or results of operations.
        Gaming Regulations and Licensing. We are licensed with the state of Nevada as an operator of inter-casino-linked systems, supplier and distributor of keno and bingo products, parts, and services, and as a keno route operator. From time to time, we will seek licensure in other gaming jurisdictions so that we may similarly participate in the gaming revenue produced by customers for our products in those jurisdictions. Failure to retain our Nevada licenses or to obtain and retain the necessary licenses in other jurisdictions would have a material adverse effect on us.

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
        Progressive Jackpots. We purchase insurance to fund the base progressive jackpots for Nevada Numbers, Super Bonanza Bingo (in some circumstances), Gamblers Bonus Million Dollar Ticket, and The Million Dollar Ticket. We fund any uninsured portion plus increases to the progressive jackpot through operations. We are ultimately liable for the entire jackpot. The following tables illustrate the relationship between our liability for progressive jackpots and our gross commitment at December 31, 2004 and 2005 and March 31, 2006, and related assumptions:

	December 31, 2004

	Progressive	Gross
	Jackpot Liability	Commitment

Nevada Numbers
Present value of $5,000,000 base progressive jackpot, payable in 20 equal annual installments using a 4.91% discount rate, the prevailing 20-year Treasury Bond rate	$3,293,613	$3,293,613
Less portion insured through: Conventional insurance providers	(2,900,000)	–
Other participants	(196,807)	–

Uninsured portion of base progressive jackpot	196,806	–
Present value at 4.91% of the $1,061,246 increase to the progressive jackpot meter	699,067	699,067
Other Games	85,763	1,023,722

	$981,636	$5,016,402

	December 31, 2005

	Progressive	Gross
	Jackpot Liability	Commitment

Nevada Numbers
Present value of $5.0 million base progressive jackpot, payable in 20 equal annual installments using a 4.60% discount rate, the prevailing 20-year Treasury Bond rate	$3,372,291	$3,372,291
Less portion insured through: Conventional insurance providers	(2,900,000)	–
Other participants	(236,146)	–

Uninsured portion of base progressive jackpot	236,145	–
Present value at 4.60% of the $1,197,766 increase to the progressive jackpot meter	807,843	807,843
Other Games	180,731	1,180,731

	$1,224,719	$5,360,865

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Unaudited March 31, 2006

	Progressive	Gross
	Jackpot Liability	Commitment

Nevada Numbers
Present value of $5,000,000 base progressive jackpot, payable in 20 equal annual installments using a 4.59% discount rate, the prevailing 20-year Treasury Bond rate	$3,254,169	$3,254,169
Present value at 5.07% of the $1,230,788 increase to the progressive jackpot meter	801,038	801,038

Jackpot reserve deposits	4,055,207	4,055,207
Less portion insured through: Conventional insurance providers	(2,900,000)	–
Other Games	268,288	1,268,288

	$1,423,495	$5,323,495

        The effect of any change in the prevailing 20-year Treasury Bond rate is recognized in the period of the change.
        Lease Commitments. We lease office and warehouse space under various non-cancelable operating leases expiring through 2008. The lease agreements require us to pay monthly base rent in varying amounts plus common area maintenance charges. As of December 31, 2005, future minimum lease payments under the lease are as follows:

2006	$238,958
2007	249,133
2008	259,493
Thereafter	None
        Rent expense for 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006 was $141,915, $213,959, $229,474, $52,140, and $54,514, respectively.

8.	Income Taxes:
        Because we have not achieved profitable operations, realization of any future income tax benefit of the net operating loss carryovers accumulated to date is not yet viewed by us at this time as more likely than not to occur. Therefore, it has been effectively reduced by a 100% valuation allowance. As of December 31, 2005, net operating loss carryovers for federal income tax reporting purposes totaled approximately $10,500,000 and expire between 2013 and 2023.

9.	Acquisitions:
        Effective February 18, 2005, we acquired AdLine Gaming, Inc., a developer of digital video technology for the gaming industry. The transaction was valued at $1,178,487, including $500,000 of cash, the assumption of $278,487 in liabilities, and the issuance of 400,000 shares of our Series A common stock and warrants to purchase 100,000 shares of our Series A common stock for $4.00 per share. This transaction was accounted for in accordance with FASB Statement No. 141, Business Combinations, and resulted in recorded goodwill of $630,335. The purchase price of the AdLine Gaming, Inc. acquisition was determined based on the cash (and cash equivalent) consideration exchanged plus the estimated $1.00 per share value of the Series A common shares issued, which

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
was based on the conversion feature of the Series C Convertible Preferred Stock, the then most recent transaction in our stock.
        During February 2006, we issued 700,000 shares of Series A common stock at $2.00 per share in exchange for the rights to certain intellectual property rights from AdLine Network, LLC, the same company from which we acquired AdLine Gaming, Inc. in 2005. The rights purchased allow for “wagering” or “betting” activity to be conducted in the home via AdLine Network, LLC technology. We are currently amortizing this asset over an estimated useful life of five years. Further, we will pay AdLine Network, LLC 5% of our net revenue (gross revenue less the theoretical cost of any pay-outs) derived from the purchased rights. The agreement with AdLine Network, LLC included a mutual release of claims to clear any misunderstandings that arose between the parties in connection with this or any prior agreement between the parties.

10.	Financial Instruments:
        Our financial instruments consist of cash, jackpot reserve deposits, accounts receivable, accounts payable, and progressive jackpot liability, other accrued expenses, and debt. The fair values of these financial instruments, which are short-term and/or have little or no risk, are considered to be equal to book value.

11.	Segment Information:
        We conduct our operations in three primary business segments: “Casino Games,” “Products” and “Other.” The “Casino Games” segment generates income from three games with a fourth one nearly ready to launch. The three games are played in 34 casinos in Nevada and another 19 outside Nevada. Our games consist of keno style games (Nevada Numbers and The Million Dollar Ticket), and Super Bonanza, a bingo style game. The composition of our casino games revenue was approximately 13% bingo and 83% keno for 2003; approximately 50% and 50% for 2004; approximately 63% and 37% for 2005, approximately 62% and 38% for the three months ended March 31, 2005, and approximately 66% and 34% for the three months ended March 31, 2006.
        The “Products” segment generates revenue essentially through the sale of keno and bingo supplies and keno equipment. Supplies include paper products, inside/outside tickets, promotional items and ink for bingo daubers. Supplies accounted for about 71%, 59%, 59%, 64%, and 63% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively. Keno system sales accounted for 38%, 30%, 41%, 34%, and 32% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively. Our keno equipment is installed in over 70 casinos worldwide; and our new keno operating system has been installed in 48 casinos worldwide since its launch in late 2004.
        The “Other” segment includes revenue from equipment maintenance contracts (49%, 42%, 43%, 41%, and 39% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively); operation of a keno route (0%, 29%, 26%, 19%, and 22% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively); the distribution of “hand-held” bingo electronics (49%, 22%, 24%, 21%, and 29% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively); and keno route participation agreements (8%, 7%, 7%, 7%, and 10% in 2003, 2004, 2005, and the three months ended March 31, 2005 and 2006, respectively).

LAS VEGAS GAMING, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
        Operating results, certain unallocated expenditures, and identifiable assets for these segments are set forth below:

				March 31, 2005	March 31, 2006
	2003	2004	2005	Unaudited	Unaudited

Revenue
Casino Games	$936,772	$1,350,840	$1,719,753	$417,027	$455,733
Product Sales	1,151,623	1,604,568	2,118,032	528,937	454,613
Other	821,424	1,851,620	1,865,585	512,979	425,872

	$2,909,819	$4,807,028	$5,703,370	$1,458,943	$1,336,218

Operating income (loss)
Casino Games	$(327,256)	$299,134	$(227,602)	$(49,491)	$(71,138)
Product Sales	121,241	505,590	683,504	129,565	139,606
Other	267,570	485,837	508,646	124,530	96,312
Unallocated	(2,049,965)	(2,933,911)	(3,895,033)	(730,903)	(1,008,723)

	$(1,988,410)	$(1,643,350)	$(2,930,485)	$(526,299)	$(843,943)

Identifiable assets
Casino Games	$5,267,218	$5,013,896	$5,809,723	$5,798,661	$7,088,609
Product Sales	313,432	502,983	456,634	524,749	472,726
Other	419,080	580,841	496,081	522,260	429,802
Unallocated	1,696,402	1,381,034	3,291,383	1,331,322	2,617,024

	$7,696,132	$7,478,754	$10,053,281	$8,176,992	$10,608,161

        Identifiable assets of $7,696,132, $7,478,754, $10,053,281, 8,176,992, and $10,608,161 at December 31, 2003, 2004, 2005, and March 31, 2005 and 2006 included recorded goodwill of $955,277 that has not been allocated between Casino Games, Product Sales, and Other.

				March 31, 2005	March 31, 2006
	2003	2004	2005	Unaudited	Unaudited

Capital expenditures
Casino Games	$159,978	$5,432	$94,005	$18,185	$19,346
Product Sales	24,815	14,154	5,318	–	–
Other	19,195	63,069	92,852	–	12,711
Unallocated	21,693	1,549	90,501	42,992	7,260

	$225,681	$84,204	$282,676	$61,177	$39,317

12.	Related Party Transactions:
        In May 2005, we received legal services from a law firm owned in significant part by a director. In payment for these services we issued 50,000 shares of Series A common stock valued at $25,000.

[INSIDE BACK COVER]

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

494,222 Shares
Las Vegas Gaming, Inc.
Series A Common Stock

Summary	1
Risk Factors	6
Forward-looking Statements	16
Use of Proceeds	17
Dividend Policy	18
Selected Consolidated Financial Data	19
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Business	30
Management	46
Principal and Selling Stockholders	54
Certain Relationships and Related Party Transactions	56
Description of Capital Stock	58
Plan of Distribution	65
Experts	66
Where You Can Find More Information	66
Index to Financial Statements	F-1
                    , 2006

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution

Amount

SEC Registration Fee		$2,945
Accounting Fees and Expenses
Printing and Engraving Fees and Expenses
Legal Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent and Registrar Fees and Expenses
Miscellaneous Fees and Expenses

$

Item 14. Indemnification of Directors and Officers
        Pursuant to the provisions of Nevada Revised Statutes, or NRS, 78.7502, every Nevada corporation has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with the action, suit, or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.
        Pursuant to the provisions of NRS 78.7502, every Nevada corporation also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
        To the extent any person referred to in the two immediately preceding paragraphs is successful on the merits or otherwise in defense of any action, suit, or proceeding, the NRS provides that such person must be indemnified by the corporation against expenses including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
        NRS 78.751 requires the corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; or under certain circumstances, by independent legal counsel. Our bylaws provide that we shall indemnify our directors and officers to the fullest extent provided by the NRS; provided that such party either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such party reasonably believed to be in or not opposed to our best interests and, with respect to any proceeding that is criminal nature, had no reasonable cause to believe that his or her conduct was unlawful. Further, our bylaws provide that we may, by action of the board of directors, indemnify employees and other persons as though they were directors or officers of our company.
        In addition, NRS 78.138.7 provides that directors and officers are not personally liable to the corporation or its stockholders for any damages resulting from their breach of fiduciary duties unless it is proven that the act or omission constituted a breach of fiduciary duty and the breach involved intentional misconduct, fraud, or a knowing violation of law.
Item 15. Recent Sales of Unregistered Securities
        The following list sets forth information regarding all securities issued during the fiscal year ended December 31, 2003:
First Quarter of 2003:
        1. We issued options and warrants to purchase an aggregate of 32,000 shares and 8,000 shares of Series A common stock, respectively, with an exercise price of $4.55 to eight employees and two directors in consideration for services rendered to us.
        2. We issued warrants to purchase an aggregate of 5,000 shares of Series A common stock with an exercise price of $4.55 to two individuals in consideration for rights to a gaming product.
Second Quarter of 2003:
        3. We issued options to purchase an aggregate of 228,000 shares of Series A common stock and warrants to purchase an aggregate of 30,000 shares of Series A common stock with an exercise price of $4.55 as an inducement to employment or for consulting services.
        4. From May 2003 to June 2004 we sold 345,140 shares of our Series B convertible preferred stock to approximately 70 investors at a purchase price of $5.00 per share. As compensation, we issued approximately 400,000 shares of Series A common stock to two finders in connection with this offering at a fair value of $1.00 per share. The shares of Series B convertible preferred stock were issued pursuant to an offering exempt from registration under Rule 506 of Regulation D of the Securities Act and in reliance upon Section 4(2) of the Securities Act.
        5. We issued 580,000 shares of Series A common stock to four stockholders of Triple Win in Nevada, Inc. in connection with our acquisition of the company.
Third Quarter of 2003:
        6. We issued options and warrants to purchase an aggregate of 50,000 shares and 18,327 shares of Series A common stock, respectively, with exercise prices ranging from $3.00 to $4.55 to employees in consideration for services rendered to our company and as an inducement to employment.
        7. We issued 263,500 shares of Series A common stock (2,000 shares in the fourth quarter of 2003) to various individuals in connection with our acquisition of Imagineering Systems, Inc.

        The following list sets forth information regarding all securities issued during the fiscal year ended December 31, 2004
First Quarter of 2004:
        8. We issued options and warrants to purchase an aggregate of 427,123 and 205,500 shares of Series A common stock, respectively, with exercise prices ranging from $1.00 to $3.00 per share to directors, consultants, and employees in consideration for various services rendered to us.
        9. We issued warrants to purchase an aggregate of 200,000 shares of Series A common stock with an exercise price of $1.00 per share to Multimedia Enterprises for facilitating our agreement with United Coin.
Second Quarter of 2004:
        10. From June 2004 to September 2004, we sold 75,000 shares of our Series C convertible preferred stock to 10 investors at a purchase price of $5.00 per share. All of the shares of Series C convertible preferred stock were issued pursuant to an offering exempt from registration under Rule 506 of Regulation D of the Securities Act and in reliance upon Section 4(2) of the Securities Act.
        11. We issued warrants to purchase 2,000 shares of Series A common stock with an exercise price of $3.00 per share to one employee in consideration for services rendered to our company.
Third Quarter of 2004:
        12. We issued warrants to purchase an aggregate of 520,000 shares of Series A common stock with exercise prices ranging from $1.00 to $3.00 to consultants and employees in consideration for various services rendered to us or as an inducement to employment.
Fourth Quarter of 2004:
        13. We issued 20,000 shares of Series A common stock to one investor in connection with the exercise of stock options at an exercise price of $0.50 per share.
        The following list sets forth information regarding all securities issued during the fiscal year ended December 31, 2005:
First Quarter of 2005:
        14. We issued warrants to purchase an aggregate of 30,000 shares of Series A common stock at an exercise price of $1.00 per share to three consultants in consideration of advisory services provided to us.
        15. We issued 10,000 shares of Series A common stock to one investor in connection with the exercise of warrants at an exercise price of $1.00 per share.
        16. We issued 400,000 shares of Series A common stock and warrants to purchase 100,000 shares of Series A common stock at an exercise price of $4.00 per share to AdLine Network, LLC in connection with our acquisition of AdLine Gaming, Inc.
Second Quarter of 2005:
        17. We issued 180,000 shares of Series A common stock to one investor in connection with the exercise of options at an exercise price of $1.00 per share.
        18. We issued warrants to purchase an aggregate of 454,000 shares of Series A common stock at exercise prices ranging from $1.00 to $3.00 per share to directors, consultants, and employees in consideration for various services rendered to us.

        19. We issued warrants to purchase an aggregate of 130,000 shares of Series A common stock at an exercise price of $1.00 per share to eight individuals in connection with our agreement with United Coin.
Third Quarter of 2005:
        20. We issued 105,000 shares of Series A common stock to investors in connection with the conversion of 5,000 shares of Series A convertible preferred stock and 20,000 shares of Series C convertible preferred stock. The Series A convertible preferred stock was converted to Series A common stock on a one-to-one basis and the Series A convertible preferred stock was converted to Series A common stock on a five-to-one basis. We issued these securities in reliance upon Section 3(a)(9) of the Securities Act of 1933 as exchanges by an issuer with existing security holders exclusively where no commission or other remuneration was paid or given directly or indirectly for soliciting the exchanges.
        21. We issued a warrant to purchase 1,050,000 shares of Series A common stock at an exercise price of $1.48 per share to CAMOFI Master LDC as part of our bridge financing.
        22. We issued warrants to purchase 100,000 shares of Series A common stock at an exercise price of $2.00 to one employee as an inducement to employment.
Fourth Quarter of 2005:
        23. We issued 125,000 shares of our Series D convertible preferred stock and 125,000 shares of Series A common stock to JMC Investments, L.L.C., an entity managed and owned by Stephen A. Crystal, a member of our Board of Directors. As compensation, we issued warrants to purchase 23,809 shares of Series A common stock at an exercise price of $2.10 per share to a finder in connection with this offering. The Series D convertible preferred stock was sold pursuant to an offering exempt from registration under Rule 506 of Regulation D of the Securities Act and in reliance upon Section 4(2) of the Securities Act.
        24. We issued warrants to purchase an aggregate of 70,000 shares of Series A common stock at exercise prices ranging from $2.00 to $3.00 per share to four consultants in consideration for services provided to us or for consulting services.
        25. We issued options to purchase 10,000 shares of Series A common stock at an exercise price of $2.00 to one of our directors as board compensation.
        The following list sets forth information regarding all securities issued during the six months ended June 30, 2006:
First Quarter of 2006:
        26. We issued 60,000 shares of Series A common stock upon the exercise of various outstanding options and warrants by a former employee.
        27. We issued warrants to purchase an aggregate of 30,000 shares of Series A common stock at an exercise price of $2.00 to three consultants in consideration for consulting services.
        28. We issued warrants to purchase 200,000 shares of Series A common stock at an exercise price of $2.00 to a former employee as part of a severance arrangement.
        Unless otherwise noted, the offers, sales, and issuances of the securities described in paragraphs above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. In addition, unless otherwise indicated, we did not pay or give, directly or indirectly, any commission or other remuneration, including underwriting discounts or commissions, in connection with any of the issuances of securities listed above.

Item 16. Exhibits and Financial Statement Schedules
        (a) Exhibits. The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated by reference herein.
        (b) Financial Statement Schedules. None.
Item 17. Undertakings
        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 (the “Securities Act”) and will be governed by the final adjudication of such issue.
        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

SIGNATURES
        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Las Vegas, state of Nevada, on July 27, 2006.

LAS VEGAS GAMING, INC.

By:	/s/ Russell R. Roth

Russell R. Roth

Title:	Chief Executive Officer, Chief Financial Officer, Chairman, Treasurer, and Secretary (Principal Executive and Financial Officer)
POWER OF ATTORNEY
        Know all persons by these presents, that each person whose signature appears below constitutes and appoints Russell R. Roth as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for his or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his, her, or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Russell R. Roth Russell R. Roth	Chief Executive Officer, Chief Financial Officer, Chairman, Treasurer, and Secretary (Principal Executive and Financial Officer)	July 27, 2006

/s/ Kyleen E. Cane Kyleen E. Cane	Director	July 27, 2006

/s/ Terry L. Caudill Terry L. Caudill	Director	July 27, 2006

Signature	Title	Date

/s/ Stephen A. Crystal Stephen A. Crystal	Chief Marketing Officer and Director	July 27, 2006

/s/ Richard H. Irvine Richard H. Irvine	Director	July 27, 2006

George P. Kelesis	Director	July , 2006

Robert B. Washington	Director	July , 2006

EXHIBIT INDEX

Exhibit	Document Description

2.1	Stock Purchase Agreement dated June 30, 2002, by and among registrant, Imagineering Systems, Inc., Ron Mach, and Alicia Mach and Bill Williams.(1)
2.2	Agreement and Plan of Merger dated April 30, 2003 among registrant, Las Vegas Twin, Inc., Triple Win in Nevada, Inc. and Robert G. Ducaj, II, John Mulligan, Leta K. Mulligan, and Michael Cassidy.(2)
2.3	Closing Agreement for Stock Purchase dated July 1, 2003 by and among the registrant, Imagineering Systems, Inc., Ron Mach and Alicia Mach and Bill Williams.(3)
2.4	Agreement and Plan of Merger dated January 14, 2005, among the registrant, AdLine Gaming, Inc. and AdLine Network, LLC.(4)
3.1	Articles of Incorporation, as filed with the Nevada Secretary of State on April 28, 1998.(5)
3.2	Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on June 7, 2000.(6)
3.3	Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on December 8, 2005.(1)
3.4	Certificate of Correction, as filed with the Nevada Secretary of State on July 14, 2006.(7)
3.5	Amended Bylaws dated as of July 23, 2001.(1)
3.6	Certificate of Designation for Class A Convertible Preferred Stock, as filed with the Nevada Secretary of State on July 17, 2006.(7)
3.7	Certificate of Designation for Class B Convertible Preferred Stock, as filed with the Nevada Secretary of State on July 17, 2006.(7)
3.8	Certificate of Designation for Class C Convertible Preferred Stock, as filed with the Nevada Secretary of State on July 17, 2006.(7)
3.9	Certificate of Designation for Class D Convertible Preferred Stock, as filed with the Nevada Secretary of State on July 17, 2006.(7)
3.10	Certificate of Designation for Common Stock, as filed with the Nevada Secretary of State on July 17, 2006.(7)
10.1	Stock Option Plan (2000) dated January 1, 2000.(8)
10.2	First Amendment to the Stock Option Plan (2000) dated July 27, 2006.(8)
10.3	Consulting Agreement dated March 31, 2005 by and between registrant and Michael Shillan/ Shillan Co., LLC.(1)
10.4	Gamblers Bonus Sweepstakes Agreement dated March 31, 2005 between registrant and United Coin Machine Company.(1)
10.5	License Agreement dated July 8, 2005 between registrant and Leroy’s Sports and Horse Place.(1)
10.6	License Agreement dated July 11, 2005 between registrant and Leroy’s Sports and Horse Place.(1)
10.7	Memorandum of Understanding for the Use of PortalVision for Account Wagering between registrant and Computerized Bookmaking Systems, Inc.(1)
10.8	Waiver and Release Agreement dated February 1, 2006 between registrant and AdLine Network, LLC.(9)
10.9	Assignment Agreement dated February 1, 2006 between registrant and AdLine Network, LLC.(1)
10.10	Securities Purchase Agreement dated March 31, 2006 between registrant and CAMOFI Master LDC.(10)
10.11	Senior Secured Convertible Note dated March 31, 2006 in favor of CAMOFI Master LDC.(1)
10.12	Registration Rights Agreement dated March 31, 2006 between registrant and CAMOFI Master LDC.(1)

Exhibit		Document Description

10.13		Warrant Agreement dated March 31, 2006 between registrant and CAMOFI Master LDC.(1)
10.14		Security Agreement dated March 31, 2006 between registrant and CAMOFI Master LDC.(1)
10.15		Subsidiary Guarantee dated March 31, 2006 between registrant and CAMOFI Master LDC.(1)
10.16		Consulting Agreement dated April 1, 2006 between registrant and JMC Investments, L.L.C.(1)
10.17		Subcontractor Purchase Agreement dated May 20, 2006 between registrant and Spectral Response, Inc.(8)
10.18		Form Offer of Employment.(1)
21.1		List of Subsidiaries of Registrant.(1)
†23	.1	Consent of Piercy Bowler Taylor & Kern, Certified Public Accountants & Business Advisors.
24.1		Power of Attorney (set forth on the signature page to this registration statement).

†	Filed herewith.

(1)	Incorporated by reference to the registrant’s Annual Report, as amended, on Form 10-KSB/ A filed July 19, 2006.

(2)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-QSB filed May 20, 2003.

(3)	Incorporated by reference to the registrant’s Quarterly Report on Form 10-QSB filed August 19, 2003.

(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed January 24, 2005.

(5)	Incorporated by reference to the registrant’s Registration Statement on Form 10-SB12G/ A filed June 19, 2000.

(6)	Incorporated by reference to the registrant’s Annual Report on Form 10-KSB filed April 12, 2001.

(7)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed July 19, 2006.

(8)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed on July 28, 2006.

(9)	Incorporated by reference to the registrant’s Annual Report on Form 10-KSB filed April 17, 2006.

(10)	Incorporated by reference to the registrant’s Current Report on Form 8-K filed April 7, 2006.